UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

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GLOBAL BRASS AND COPPER HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

May 29, 2019

Dear Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Global Brass and Copper Holdings, Inc. (which we refer to in this proxy statement as the “Company” or “GBC”), which we will hold at The Woodfield Corporate Center at 425 N. Martingale Road, Suite 90, Schaumburg, Illinois 60173, on July 9, 2019, at 10:00 a.m. (Central Time).

At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger that we entered into on April 9, 2019, as it may be amended from time to time, which we refer to as the “merger agreement,” providing for the acquisition of the Company by Wieland-Werke Aktiengesellschaft in a transaction that we refer to as the “merger.” If the merger agreement is adopted and the merger is completed, each share of our common stock (other than certain shares specified in the merger agreement) will be converted into the right to receive $44.00 per share in cash, without interest and subject to any required tax withholding, representing a 36% premium to the Company’s twelve month average closing price and a 27% premium to the Company’s closing price as of Tuesday, April 9, 2019, the last trading day prior to the announcement of the merger agreement.

The Company board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the other matters to be considered at the special meeting.

The enclosed proxy statement describes the merger agreement, the merger and related matters, and attaches a copy of the merger agreement. We urge stockholders to read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. If you fail to vote in person or by proxy, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

More information about the special meeting, the merger and the other proposals for consideration at the special meeting is contained in the accompanying proxy statement.

If you have any questions or need assistance in submitting a proxy or voting instructions, please contact our proxy solicitor, Okapi Partners LLC, toll-free at (877) 629-6355 or by email at info@okapipartners.com.

On behalf of the entire Company board of directors, we want to thank you for your continued support.

Sincerely,

John J. Wasz President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated May 29, 2019 and is first being mailed to stockholders on or about June 5, 2019.

GLOBAL BRASS AND COPPER HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:	July 9, 2019
Time:	10:00 a.m. (Central Time)
Place:	The Woodfield Corporate Center at 425 N. Martingale Road, Suite 90, Schaumburg, IL 60173
Record Date:	May 31, 2019

Meeting Agenda:

To consider and vote upon the following proposals:

1.	to adopt the Agreement and Plan of Merger, dated as of April 9, 2019 (as it may be amended from time to time, referred to in this proxy statement as the “merger agreement”), by and among Global Brass and Copper Holdings, Inc., a Delaware corporation (referred to in this proxy statement as the “Company,” “GBC,” “we,” “our” or “us”), Wieland Holdings, Inc., an Illinois corporation (referred to in this proxy statement as “Parent”), Elephant Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (referred to in this proxy statement as “Merger Sub”) and Wieland-Werke Aktiengesellschaft, a German stock corporation (referred to in this proxy statement as “Parent Holdco” or “Wieland”), pursuant to which Merger Sub will be merged with and into the Company (referred to in this proxy statement as the “merger”);
2.	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and
3.	to approve the adjournment of the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

And any other matters properly presented at the special meeting or any adjournment thereof.

The foregoing items of business are more fully described in the enclosed proxy statement, which forms a part of this notice and is incorporated herein by reference. We urge you to read this information carefully and in its entirety.

Please vote your shares.	If you are a stockholder of record, you may vote in the following ways:

We encourage stockholders to vote promptly. If you fail to vote, the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement.	By Telephone In the U.S. or Canada you can vote by calling 800-690-6903.	By Internet You can vote online at www.proxyvote.com. You will need the control number on the proxy card.	By Mail You can vote by mail by marking, dating and signing your proxy card and returning it in the postage-paid envelope.
In Person

You can vote in person at the special meeting. Please refer to the section of this proxy statement entitled “The Special Meeting — Date, Time and Place of the Special Meeting” for further information regarding attending the special meeting.

If your shares of common stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

The Global Brass and Copper Holdings, Inc. board of directors (referred to in this proxy statement as the “Company board of directors,” the “Company board,” the “board” or “our board”) has unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders and (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Company board of directors unanimously has directed that the adoption of the merger agreement be submitted for consideration by the Company’s stockholders at the special meeting and recommends that the stockholders of the Company vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies or in the absence of a quorum. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the Company board of directors.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting and is a condition to the completion of the merger. The approval of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the approval of the proposal to adjourn the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies or in the absence of a quorum, each requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, but approval of these two proposals is not a condition to the completion of the merger. If you fail to vote in person or by proxy, or fail to instruct your broker, bank or other nominee on how to vote, the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they deliver a written demand for appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement. See the section of this proxy statement entitled “Appraisal Rights.”

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Only holders of record of the Company common stock as of the close of business on May 31, 2019, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

Before voting your shares, we urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement.

If you have any questions or need assistance in submitting a proxy or voting instructions, please contact Okapi Partners LLC toll-free at (877) 629-6355 or by email at info@okapipartners.com.

By order of the Board of Directors,

Anne-Marie W. D’Angelo General Counsel and Corporate Secretary Schaumburg, Illinois May 29, 2019

i

SUMMARY

This summary highlights selected information contained in this proxy statement and may not contain all information that is important to you. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”

Parties to the Transaction (page 27)

Global Brass and Copper Holdings, Inc.

Global Brass and Copper Holdings, Inc. (NYSE: BRSS), is a Delaware corporation. The Company, through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc. is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products, including a wide range of sheet, strip, foil, rod, tube and fabricated metal component products. The Company is publicly listed on the New York Stock Exchange and is headquartered in Schaumburg, Illinois.

Additional information about the Company is contained in its public filings, certain of which are incorporated by reference herein. See the sections of this proxy statement entitled “Where You Can Find Additional Information” and “Parties to the Transaction — Global Brass and Copper Holdings, Inc.”

Wieland Holdings, Inc.

Wieland Holdings, Inc. is an Illinois corporation. Parent was founded in 2007 and is headquartered in Wheeling, Illinois. Parent is a wholly owned subsidiary of Parent Holdco. See the section of this proxy statement entitled “Parties to the Transaction  —  Wieland Holdings, Inc.”

Wieland-Werke Aktiengesellschaft

Wieland-Werke Aktiengesellschaft is a German stock corporation and leading supplier of semi-finished copper and copper alloy products. Parent Holdco was founded in 1820 and is headquartered in Ulm, Germany. Parent Holdco has a global network of production sites, service and trading companies, and offers a broad product, technology and service portfolio. See the section of this proxy statement entitled “Parties to the Transaction  —  Wieland-Werke Aktiengesellschaft”

Elephant Acquisition Corp.

Elephant Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of Parent that will function as the merger subsidiary in the merger. Merger Sub was formed solely for the purpose of acquiring the Company and has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Parent’s acquisition of the Company. Upon completion of the merger, Merger Sub will merge with and into the Company and will cease to exist. See the section of this proxy statement entitled “Parties to the Transaction  —  Elephant Acquisition Corp.”

The Special Meeting (page 28)

Date, Time and Place of the Special Meeting (page 28)

The special meeting of stockholders of the Company (referred to in this proxy statement as the “special meeting”) will be held at The Woodfield Corporate Center at 425 N. Martingale Road, Suite 90, Schaumburg, Illinois 60173, on July 9, 2019, at 10:00 a.m. (Central Time).

Purposes of the Special Meeting (page 28)

At the special meeting, Company stockholders will be asked to consider and vote on the following proposals:

•	to adopt the Agreement and Plan of Merger, dated as of April 9, 2019, by and among the Company, Parent, Merger Sub and Parent Holdco, as it may be amended from time to time;

•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, the estimated value of which is disclosed in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”; and
•	to approve the adjournment of the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. See the sections of this proxy statement entitled “The Special Meeting” and “The Merger Agreement.”

We do not expect that any matters other than the proposals set forth above will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies.

Record Date, Notice and Quorum (page 28)

The holders of record of the Company common stock as of the close of business on May 31, 2019, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of May 28, 2019, 21,952,777 shares of the Company common stock were outstanding and entitled to vote at the special meeting. We expect that a similar figure will be outstanding and entitled to vote at the special meeting at the close of business on the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the capital stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date.

Abstentions will be counted as shares present for purposes of determining the presence of a quorum. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Required Vote (page 29)

Each share of common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For the Company to complete the merger, Company stockholders holding a majority of the shares of the Company common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. An abstention with respect to the proposal to adopt the merger agreement, or a failure to return your proxy card or otherwise vote your shares of common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.

Approval of each of (1) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (2) the proposal to adjourn the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, but is not a condition to the completion of the merger. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” these proposals. A failure to return your proxy card or otherwise vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have no effect on these proposals, assuming a quorum is present.

The Company’s directors and executive officers have informed us that they intend to vote their shares of the Company common stock in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so. As of the record date, we expect that our directors and executive officers will own and be entitled to vote, in the aggregate, approximately 685,045 shares of the Company common stock, or approximately 3.1% of the outstanding shares of the Company common stock entitled to vote at the special meeting.

Voting; Proxies; Revocation (page 29)

Any Company stockholder of record entitled to vote at the special meeting may submit a proxy by telephone or over the Internet, by returning the enclosed proxy card, or by attending the special meeting and voting in person. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. on July 8, 2019. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of common stock will be voted in the manner directed by you on your proxy card.

Any proxy may be revoked at any time prior to its exercise by submitting a properly executed, later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary at Global Brass and Copper Holdings, Inc., 475 N. Martingale Road, Suite 1200, Schaumburg, IL 60173, or by attending the special meeting and voting in person. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

The Merger (page 33)

You will be asked to consider and vote upon the proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides, among other things, that at the effective time of the merger (referred to in this proxy statement as the “effective time”), Merger Sub will be merged with and into the Company, with the Company surviving the merger (referred to in this proxy statement as the “surviving corporation”). In the merger, each share of common stock, par value $0.01 per share, of the Company (referred to in this proxy statement as the “common stock” or the “Company common stock”) issued and outstanding immediately before the effective time (other than certain shares specified in the merger agreement) will be converted into the right to receive $44.00 per share in cash (referred to in this proxy statement as the “merger consideration”), without interest and subject to required tax withholding. Upon completion of the merger, the Company will be a wholly owned, indirect subsidiary of Parent Holdco, the common stock will no longer be publicly traded and the Company’s existing stockholders will cease to have any ownership interest in the Company.

Background of the Merger (page 33)

For a description of the background of the merger and the adoption of the merger agreement, see the section of this proxy statement entitled “The Merger — Background of the Merger.”

Reasons for the Merger; Recommendation of the Company Board of Directors (page 38)

For a description of the reasons considered by the Company board in resolving to recommend in favor of the adoption of the merger agreement, see the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of the Company Board of Directors.”

After careful consideration, the Company board has unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders and (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Company board unanimously has directed that the adoption of the merger agreement be submitted for consideration by the Company’s stockholders at the special meeting and recommends that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement at the special meeting and “FOR” the other proposals to be considered at the special meeting.

Opinion of the Company’s Financial Advisor (page 47)

The Company retained J.P. Morgan Securities LLC (referred to in this proxy statement as “J.P. Morgan”) as its financial advisor in connection with the proposed merger. At the meeting of the Company board on April 9, 2019, J.P. Morgan rendered its opinion to the Company board that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in its opinion, the consideration to be paid to the holders of shares of the Company common stock in the proposed merger was fair, from a financial point of view, to such stockholders. The full text of the written opinion of J.P. Morgan, dated as of April 9, 2019, which sets forth the assumptions made, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Company board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration to be paid to the holders of the Company common stock in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed merger or any other matter.

Financing (page 53)

The obligations of Parent and Merger Sub to consummate the merger under the merger agreement are not conditioned in any manner upon their ability to obtain any financing. Parent Holdco expects to finance the merger through a combination of (i) cash on hand from the combined balance sheets of Parent Holdco and Parent, (ii) borrowings under its loan agreement, dated April 8, 2019 (referred to in this proxy statement as the “Wieland Loan Agreement”), with Landesbank Baden-Württemberg (referred to in this proxy statement as “Landesbank”) and UniCredit Bank AG (referred to in this proxy statement as “Unicredit”), in amounts sufficient to finance in full the amounts payable by Parent pursuant to the merger agreement and the transactions contemplated thereby and (iii) other sources of immediately available funds.

Funds are available for borrowing by Parent Holdco under the Wieland Loan Agreement in amounts in excess of the full amount expected to be required to be paid to the Company’s equity holders in connection with the merger. Such funds will be made available to Parent Holdco for the purpose of financing Parent’s payment obligations under the merger agreement following the satisfaction of certain conditions precedent (other than those conditions precedent which have already been satisfied) customary for facilities of this type, including the following:

•	delivery to the lenders of a confirmation from Parent Holdco stating that (i) the merger agreement has not been amended in a manner that could have a significant negative impact on the lenders (including any increase in the purchase price for the shares), (ii) the merger agreement has not been terminated, and (iii) the conditions to the closing of the merger as described in the merger agreement have been fulfilled or waived (other than those that will be fulfilled at the closing);
•	delivery to the lenders of a copy of the resolutions of the board of management and supervisory board of Parent Holdco approving the merger;
•	compliance by Parent Holdco with certain covenants contained in the Wieland Loan Agreement; and
•	evidence that all fees due and payable by Parent Holdco to the lenders have been or will be paid on or prior to the first utilization date under the Wieland Loan Agreement.

Treatment of Company Equity Awards (page 53)

Pursuant to the merger agreement, at the effective time:

•	Each then outstanding option to purchase Company common stock (referred to in this proxy statement as a “Company Stock Option”), whether vested or unvested, will be terminated and cancelled and, without any action on his or her part, the holder of the Company Stock Option will be entitled to receive, for each share of common stock subject to the cancelled Company Stock Option, a lump sum cash payment equal to the difference between the merger consideration and the exercise price of the Company Stock Option (without interest), subject to any applicable tax withholding, provided that any Company Stock Option with an exercise price that is equal to or greater than the merger consideration will be cancelled for no consideration.
•	Each then outstanding Company restricted share or restricted share unit award that is subject solely to time-based vesting requirements (referred to in this proxy statement as a “Company RSA Award”) (including any portion of a Company restricted share unit award for which the performance period has ended prior to the effective time but that remains subject to time-based vesting requirements), will be terminated and cancelled and, without any action on his or her part, the holder of the Company RSA Award will be entitled to receive, for each share of common stock subject to the cancelled Company RSA Award, a lump sum cash payment equal to the merger consideration plus the amount of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the effective time with respect to such Company RSA Award that would otherwise become payable at the time of the Company RSA Award’s vesting (without interest), subject to any applicable tax withholding.
•	Each then outstanding restricted share unit award that is subject to performance-based vesting requirements (referred to in this proxy statement as a “Company PS Award”) will be terminated and cancelled and, without any action on his or her part, the holder of the Company PS Award will be entitled to receive, for each share of common stock subject to the cancelled Company PS Award (assuming that Company PS Awards granted in 2018 were achieved at 200% of target and Company PS Awards granted in 2019 were achieved at 150% of target), a lump sum cash payment equal to the merger consideration plus the amount of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the effective time with respect to such Company PS Award that would otherwise become payable at the time of the Company PS Award’s vesting (without interest), subject to any applicable tax withholding.

Interests of the Company’s Directors and Executive Officers in the Merger (page 53)

In considering the recommendation of the Company board that Company stockholders vote in favor of the adoption of the merger agreement, Company stockholders should be aware that the directors and executive officers of the Company have potential interests in the merger that may be different from, or in addition to, the interests of Company stockholders generally, including the treatment of their equity awards in connection with the transaction, certain potential severance payments, and the right to continued indemnification and insurance coverage. The Company board was aware of these interests and considered them, among other matters, in making its recommendation that Company stockholders vote in favor of the adoption of the merger agreement. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (page 59)

The receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the conversion of shares of common stock into the right to receive cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). See the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Regulatory Approvals (page 60)

HSR Clearance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this proxy statement as the “HSR Act”) and related rules and regulations, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust

Division of the United States Department of Justice’s (referred to in this proxy statement as the “Antitrust Division”) and the United States Federal Trade Commission (referred to in this proxy statement as the “FTC”) and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. The Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC on April 22, 2019, and the thirty day waiting period expired at 11:59 p.m. on May 22, 2019.

Commitments to Obtain Antitrust Approvals. The Company, Parent Holdco, Parent, and Merger Sub are each required to use their reasonable best efforts to promptly take, or to cause to be taken, any and all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing and, in the case of Parent Holdco, to cause Parent, Merger Sub and their respective subsidiaries to cooperate as necessary or appropriate with the other parties and to do, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement, subject to certain limitations, as soon as practicable. See the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters.”

CFIUS. The Company and Parent Holdco submitted a draft joint voluntary notice to Committee on Foreign Investment in the United States (referred to in this proxy statement as “CFIUS”) on April 19, 2019, and submitted a final joint voluntary notice for review by CFIUS on May 13, 2019, after addressing the comments provided on the draft filing. Completion of the merger is subject to approval by CFIUS as further described in the section of this proxy statement entitled “The Merger Agreement – Regulatory Approvals.” See the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger — CFIUS and ITAR Matters.”

DDTC. Section 122.4(b) of the ITAR requires companies that are registered with DDTC, to notify DDTC at least sixty days in advance of any intended sale or transfer to a foreign person of ownership or control of the registrant. Completion of the merger is subject to sixty days having passed after the parties notified DDTC of the merger and the maintenance of the Company’s registration under the ITAR, as further described in the section of this proxy statement entitled “The Merger Agreement — Regulatory Approvals.” Global Brass and Copper, Inc., a wholly owned subsidiary of the Company, is registered under the ITAR, and provided DDTC with the notification required by the ITAR on April 19, 2019. In addition, the ITAR requires Global Brass and Copper, Inc. to notify DDTC of the closing of a merger or acquisition within five days after the effective time. Thus Global Brass and Copper, Inc. will provide DDTC with the notification required by the ITAR within five days after the closing of the merger.

Litigation Related to the Merger (page 61)

Following the announcement of the Merger, two putative class action complaints were filed on or around May 14 and 17, 2019, respectively, by purported stockholders of the Company in the United Stated District Court for the District of Delaware. The cases are captioned Stein v. Global Brass & Copper Holdings, Inc., et al., Case No. 1:19-cv-00903-UNA and Kent v. Global Brass & Copper Holdings, Inc., et al., Case No. 1:19-cv-00920-UNA (the “Actions”). The Actions name as defendants the Company and its board of directors, and one of the Actions also names as a defendant the Company’s President and Chief Executive Officer. The complaints allege, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and certain rules promulgated thereunder by omitting or misrepresenting certain allegedly material information in the preliminary proxy statement filed with the SEC by the Company on May 10, 2019, which information the plaintiffs argue is necessary for stockholders of the Company to make an informed decision whether to vote in favor of the Merger. The complaints seek, among other things, a declaratory judgment, preliminary or permanent injunctive relief against the stockholder vote on the Merger, unspecified damages, and an award of costs, fees, and disbursements. The Company believes that the claims asserted in the Actions are without merit.

Delisting and Deregistration of Company Common Stock (page 61)

If the merger is completed, the Company common stock will be delisted from the New York Stock Exchange (referred to in this proxy statement as the “NYSE”) and deregistered under the U.S. Securities Exchange Act of 1934, as amended (referred to in this proxy statement as the “Exchange Act”).

The Merger Agreement (page 62)

Treatment of Company Equity Awards (page 63)

Pursuant to the merger agreement, at the effective time:

•	Each then outstanding Company Stock Option, whether vested or unvested, will be terminated and cancelled and, without any action on his or her part, the holder of the Company Stock Option will be entitled to receive, for each share of common stock subject to the cancelled Company Stock Option, a lump sum cash payment equal to the difference between the merger consideration and the exercise price of the Company Stock Option (without interest), subject to any applicable tax withholding, provided that any Company Stock Option with an exercise price that is equal to or greater than the merger consideration will be cancelled for no consideration.
•	Each then outstanding Company RSA Award (including any portion of a Company restricted share unit award for which the performance period has ended prior to the effective time but that remains subject to time-based vesting requirements) will be terminated and cancelled and, without any action on his or her part, the holder of the Company RSA Award will be entitled to receive, for each share of common stock subject to the cancelled Company RSA Award, a lump sum cash payment equal to the merger consideration plus the amount of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the effective time with respect to such Company RSA Award that would otherwise become payable at the time of the Company RSA Award’s vesting (without interest), subject to any applicable tax withholding.
•	Each then outstanding Company PS Award will be terminated and cancelled and, without any action on his or her part, the holder of the Company PS Award will be entitled to receive, for each share of common stock subject to the cancelled Company PS Award (assuming that Company PS Awards granted in 2018 were achieved at 200% of target and Company PS Awards granted in 2019 were achieved at 150% of target), a lump sum cash payment equal to the merger consideration plus the amount of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the effective time with respect to such Company PS Award that would otherwise become payable at the time of the Company PS Award’s vesting (without interest), subject to any applicable tax withholding.

Acquisition Proposals; No Solicitation (page 70)

Pursuant to the merger agreement, until 11:59 p.m. (New York time) on May 9, 2019 (referred to in this proxy statement as the “no-shop period start date”), the Company, its subsidiaries, and its and their respective representatives, were permitted to:

•	initiate, solicit and encourage any inquiries with respect to the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an “acquisition proposal” as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”;
•	engage in and otherwise participate in any discussions or negotiations regarding an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal;
•	cooperate with, assist, participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any acquisition proposal, including by granting a waiver, amendment or release under any pre-existing confidentiality, “standstill” or similar provision; and
•	provide non-public information to any person relating to the Company or any of its subsidiaries with respect to an acquisition proposal pursuant to an acceptable confidentiality agreement;

subject to the requirement that the Company promptly (and in any event within twenty-four hours) make available to Parent Holdco, Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that is provided to any such person or group of persons which was not previously made available to Parent Holdco, Parent or Merger Sub.

Any person or group of persons from whom the Company received a written acquisition proposal after the execution of the merger agreement and prior to the no-shop period start date (referred to in this proxy statement as a “go-shop acquisition proposal”) is referred to in this proxy statement as a “go-shop party.”

The Company was required to promptly notify Parent Holdco and Parent in writing of the identity of each go-shop party from whom the Company received a go-shop acquisition proposal, which the Company board determined in good faith (after consultation with its financial advisor and outside legal counsel) constituted, or could reasonably be expected to lead to, a superior proposal, and the material terms and conditions of such go-shop acquisition proposal.

The Company did not receive any go-shop acquisition proposals during the period following the execution of the merger agreement and prior to the no-shop period start date. As a result, there are no go-shop parties.

From the no-shop period start date, except as permitted by the merger agreement, the Company must not, and must cause its subsidiaries not to, and must use reasonable best efforts to cause its representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;
•	enter into, continue, engage in or otherwise participate in any discussions or negotiations regarding, or knowingly cooperate in any way with or knowingly facilitate, an acquisition proposal or a proposal or offer that would reasonably be expected to lead to an acquisition proposal (other than, in response to an unsolicited inquiry, to refer the inquiring person to the relevant provision under the merger agreement);
•	provide any non-public information to any person relating to the Company or any of its subsidiaries with respect to an acquisition proposal or a proposal or offer that would reasonably be expected to result in an acquisition proposal;
•	enter into any “alternative acquisition agreement,” as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”;
•	waive, terminate, modify, fail to enforce or release any person (other than Parent Holdco, Parent, Merger Sub or their respective affiliates) under any “standstill” or similar agreement or obligation, or exempt any person (other than Parent Holdco, Parent, Merger Sub and their respective affiliates) from the restrictions of Article 13 of the Company’s certificate of incorporation or similar provisions of any takeover statute; or
•	propose, resolve or agree to do any of the foregoing.

Except as permitted by the merger agreement, following the no-shop period start date, the Company agreed to, and agreed to cause its subsidiaries and instruct its representatives to, immediately terminate and cease all discussions and negotiations with any person or group or its representatives. Notwithstanding the foregoing, subject to other provisions of the merger agreement, the Company was permitted to continue the actions described in the section of this proxy statement entitled “The Merger Agreement — Actions Prior to ‘No-Shop Period Start Date’” with any go-shop party until the earlier of (x) the time that such go-shop party fails to constitute an excluded party (as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”) and (y) 11:59 p.m. (New York time) on May 24, 2019 (the earlier to occur of clauses (x) and (y) with respect to any go-shop party or excluded party is referred to in this proxy statement as the “cut-off time”). The Company did not receive any go-shop acquisition proposals prior to the no-shop period start date and therefore, may not continue the actions described under the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”.

Additionally, following the no-shop period start date (other than in respect of any party that would have constituted an excluded party), or in respect of any party that would have constituted an excluded party, following the cut-off time, the Company agreed, and agreed to cause its subsidiaries and instruct its representatives to, immediately:

•	cease providing any further non-public information with respect to the Company and its subsidiaries or any acquisition proposal to any such person or its representatives and request the prompt return or destruction of all non-public information concerning the Company or its subsidiaries theretofore furnished to any such person (or such person’s representatives) with whom a confidentiality agreement was entered into at any time within the twelve month period immediately preceding the date of the merger agreement; and

•	terminate all access granted to any such person and its representatives to any physical or electronic data.

Notwithstanding certain provisions of the merger agreement, following the date of the merger agreement and prior to the time that the time that the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon (referred to in this proxy statement as “stockholder approval”), if the Company receives a bona fide written acquisition proposal that did not result from a breach or deemed breach of certain provisions of the merger agreement, the Company and its representatives may:

•	provide information with respect to the Company and its subsidiaries to such person or group of persons (including their respective representatives and prospective equity and debt financing sources) if the Company receives from such person or group of persons (or has received from such person or group of persons) an acceptable confidentiality agreement entered into in accordance with the terms of the merger agreement, provided the Company makes available to Parent Holdco, Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that is provided to any such person or group of persons which was not previously made available to Parent Holdco, Parent or Merger Sub prior to or at the same time as it is provided to such person or group, and
•	engage or participate in any discussions or negotiations with such person or group of persons (including their respective representatives and prospective equity and debt financing sources),

if, prior to taking any action described above, the Company board determines in good faith after consultation with its financial advisor of nationally recognized reputation and outside legal counsel that (x) such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal and (y) that the failure to take the actions specified above with respect to such acquisition proposal would be inconsistent with its fiduciary duties under applicable law.

Change in Board Recommendation (page 73)

The Company board has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement. The merger agreement permits the Company board to effect a “change of recommendation” (as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals — No Solicitation Change in Board Recommendation”) in certain circumstances, as described below.

Except as expressly permitted by the merger agreement, the Company board (or a committee thereof) may not:

•	undertake the following actions which constitute a “change of recommendation”:
○	withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify, amend or modify) the company recommendation (as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals — No Solicitation Change in Board Recommendation”), in each case in a manner adverse to Parent Holdco, Parent or Merger Sub;
○	(1) (x) adopt or approve or (y) endorse or recommend, or (2) propose publicly to adopt, endorse, approve or recommend, any acquisition proposal;
○	following the date on which any acquisition proposal or any material modification thereto is first made public or sent or given to the stockholders of the Company, fail to issue a press release publicly reaffirming the company recommendation within five business days after a request by Parent Holdco or Parent to do so (or, if earlier, by the second business day prior to the termination date, as described in the section of this proxy statement entitled “The Merger Agreement – Termination”);
○	fail to include the company recommendation in this proxy statement; or

○	publicly adopt, approve or recommend, or submit to the Company’s stockholders for approval or adoption, or publicly propose to adopt, approve or recommend, any acquisition proposal; or
•	approve, authorize, cause or permit the Company or its subsidiaries to enter into any alternative acquisition agreement, or publicly propose to take any such action.

However, the Company board may:

•	effect a change of recommendation prior to obtaining the stockholder approval:
○	under the first or fourth bullet of the definition of a change of recommendation in response to an intervening event, as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals — No Solicitation Change in Board Recommendation,”; or
○	under the first, third or fourth bullet of the definition of a change of recommendation if the Company receives an acquisition proposal that did not result from a breach of certain provisions of the merger agreement that the Company board concludes in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, constitutes a superior proposal (or under the first or fourth bullet of the definition of a change of recommendation, solely to the extent effected privately by the Company board in connection with an action by the Company board taken in connection with a change of recommendation effected under the first, third or fourth bullet of the definition of a change of recommendation); and/or
•	terminate the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal.

Notwithstanding the foregoing, prior to undertaking the actions described in either of the two bullets above, the requirements below have to be satisfied:

•	the Company board has determined in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, that failure to make a change of recommendation would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law (referred to in this proxy statement as a “withdrawal determination”);
•	the Company provides prior written notice to Parent Holdco and Parent (referred to in this proxy statement as a “triggering notice”), at least four business days in advance, that it will effect a change of recommendation and/or terminate the merger agreement, specifying the basis for the change of recommendation and/or termination and, in the case of a superior proposal, the identity of the person or group of persons making such superior proposal, and the material terms thereof (subject to any amendment to the financial terms or any other material term or condition of such superior proposal requiring a new triggering notice and a new two business day period) and provide Parent Holdco and Parent with a copy of the documents required under the merger agreement, to the extent not previously provided, or describe the intervening event in writing in reasonable detail, as the case may be;
•	after providing the triggering notice and prior to effecting such change of recommendation and/or terminating the merger agreement, the Company causes its representatives to negotiate with Parent Holdco, Parent and Merger Sub in good faith to permit Parent Holdco, Parent and Merger Sub (to the extent Parent Holdco, Parent and Merger Sub desire to negotiate) during such four business day period to make such adjustments to the terms and conditions of the merger agreement as would obviate the need for the Company to effect a change of recommendation and/or terminate the merger agreement;
•	at the end of such four business day period, and after taking into account any proposals (including any proposal to amend the terms of or the transactions contemplated by the merger agreement) committed to in writing by Parent Holdco, Parent and Merger Sub since receipt of the triggering notice (referred to in this proxy statement as the “parent proposal”), the Company board has again made a withdrawal determination in response to such superior proposal or such intervening event; and
•	the Company is in compliance in all material respects with certain provisions of the merger agreement that relate to acquisition proposals.

The merger agreement does not prohibit the Company or the Company board (or any committee thereof) from (1) complying with its disclosure obligations under applicable law or the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), or (2) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company), in both cases of (1) and (2), subject to complying with the relevant requirements set forth above in the case of a change of recommendation.

The Company agreed to promptly (but in no event more than twenty-four hours after receipt thereof) notify Parent Holdco and Parent in writing of any acquisition proposal or any inquiry that would reasonably be expected to result in an acquisition proposal, the identity of the person making any such acquisition proposal or inquiry and the material terms of any such acquisition proposal or inquiry. The Company also agreed to:

•	keep Parent reasonably informed on a reasonably current basis of the status including any change to the material terms of any such acquisition proposal or inquiry; and
•	provide to Parent Holdco and Parent as soon as practicable after receipt by the Company thereof with un-redacted copies of all offers, proposals, drafts and final versions (and any amendments thereto) of agreements and financing documents, including, in each case, schedules, exhibits and side letters thereto and any other documents or agreements referred to in or to be entered into in connection therewith, and material written correspondence, from any third party in connection with any acquisition proposal.

Conditions to Completion of the Merger (page 83)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock entitled to vote thereon;
•	(i) any and all applicable waiting periods (and any extensions thereof) under the HSR Act having expired or been terminated, (ii) the CFIUS approval, as described further in the section of this proxy statement entitled “The Merger Agreement — Regulatory Approvals,” having been obtained and (iii) sixty days having passed after the parties notified DDTC of the transactions contemplated by the merger agreement and the Company’s registration under the having not been revoked or otherwise failed to be renewed in response to such notice due to concerns arising from the merger or the identity of Parent Holdco, Parent or Merger Sub; and
•	no court of competent jurisdiction or governmental entity will have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the merger.

The respective obligations of Parent Holdco, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver by Parent Holdco and Parent at or prior to the effective time of the following additional conditions:

•	the accuracy of the representations and warranties of the Company as of the date of the merger agreement and the closing date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) (other than certain fundamental representations and warranties described below) interpreted without giving effect to materiality qualifiers, except where failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a company material adverse effect;
•	the accuracy of certain fundamental representations and warranties relating to organization and power, capitalization, corporate power and authority, broker’s fees and takeover statutes in all respects, except where the failure of such representations and warranties to be true and correct in all respects is de minimis in nature both at and as of the date of the merger agreement and at and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date);
•	the performance by the Company of, and compliance by the Company with, in all material respects, the agreements and covenants required to be performed or complied by it under the merger agreement at or prior to the effective time;

•	the absence of a company material adverse effect occurring since the date of the merger agreement; and
•	the receipt by Parent Holdco and Parent of a certificate signed by an executive officer of the Company, dated the closing date, to the effect that the conditions set forth in the four preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

•	the accuracy of the representations and warranties of Parent Holdco, Parent and Merger Sub as of the date of the merger agreement and the closing date (except to the extent such representations and warranties speak as of a specified date, in which case they need to be true and correct as of such specified date) (other than certain fundamental representations and warranties described below) interpreted without giving effect to materiality qualifiers, except where failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a parent material adverse effect;
•	the accuracy of certain fundamental representations and warranties relating to organization and power and corporate power and authority, in all respects except where the failure of such representations and warranties to be true and correct in all respects is de minimis in nature both at and as of the date of the merger agreement and at and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date);
•	the performance by each of Parent Holdco, Parent and Merger Sub of, and compliance by the Company with, in all material respects, the agreements and covenants required to be performed or complied by it under the merger agreement at or prior to the effective time; and
•	the receipt by the Company of a certificate signed by an executive officer of Parent, dated the closing date, to the effect that the conditions set forth in the three preceding bullet points have been satisfied.

No party may rely, either as a basis for not consummating the merger or any of the other transactions contemplated by the merger agreement or terminating the merger agreement and abandoning the merger, on the failure of a condition to closing set forth in the merger agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the closing to occur as required by the merger agreement.

Termination (page 85)

The merger agreement may be terminated and the merger may be abandoned in the following circumstances:

•	at any time prior to the effective time by the mutual written consent of the Company and Parent;
•	at any time prior to the effective time by either the Company, on the one hand, or Parent Holdco or Parent, on the other hand:
•	if the merger has not been consummated on or before December 31, 2019 (referred to in this proxy statement as the “termination date”), subject to the automatic extension of the termination date until March 31, 2020 if the conditions of each party to effect the merger described in the first section of the sections of this proxy statement entitled “Conditions to Completion of the Merger” are not satisfied, however (i) the foregoing termination right will not be available to a party if the failure of the merger to have been consummated on or before the termination date was primarily caused by a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement, and (ii) the party seeking to terminate the merger agreement pursuant to this provision has used the efforts required under the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger” to cause the merger to be consummated on or prior to the termination date;
•	if the stockholders meeting (including any adjournments or postponements thereof) has been held and completed and the stockholder approval has not been obtained at such stockholders meeting (or at any adjournment or postponement thereof) at which a vote on the adoption of the merger agreement is taken;

•	if any order by a governmental entity of competent jurisdiction, permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable, provided that (i) the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable, was primarily caused by a breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement, and (ii) that the party seeking to terminate the merger agreement pursuant to the foregoing termination right must have used the efforts required under the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger” to remove such order; or
•	if a governmental entity of competent jurisdiction has issued a deemed CFIUS order.

Under the merger agreement, a “deemed CFIUS order” means CFIUS informs the parties to the merger agreement in writing that CFIUS has unresolved national security concerns or has recommended or intends to recommend in a report that the President of the United States prohibit the transactions contemplated by the merger agreement, in each case, following the parties’ withdrawal and resubmission of the CFIUS filing one time upon the expiration of the CFIUS investigation period.

•	by the Company:
•	at any time prior to the time the stockholder approval is obtained, in order to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, provided that prior to or concurrently with such termination, the Company pays to Parent the termination fee, as described in the section of this proxy statement entitled “The Merger Agreement – Termination”; or
•	at any time prior to the effective time, if there has been a breach of any representation, warranty, covenant or agreement of Parent Holdco, Parent or Merger Sub in the merger agreement, which breach (1) would give rise to the failure of a condition to the obligation of the Company to complete the merger related to Parent Holdco’s, Parent’s or Merger Sub’s representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured by Parent Holdco, Parent or Merger Sub prior to the termination date, or if capable of being cured, has been cured before the earlier of twenty business days following receipt of written notice from the Company of such breach or the termination date; provided that the Company does not have the foregoing termination right to the extent the Company is at such time in material breach of any of its representations, warranties, covenants or other agreements set forth in the merger agreement.
•	by Parent Holdco or Parent:
•	at any time prior to the time the stockholder approval is obtained if the Company board has effected a change of recommendation or the Company delivers a triggering notice to Parent Holdco or Parent; or
•	at any time prior to the effective time, if there has been a breach of any representation, warranty, covenant or agreement of the Company in the merger agreement, which breach (1) would give rise to the failure of a condition to certain of the obligations of Parent Holdco, Parent and Merger Sub to complete the merger related to the Company’s representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured by the Company by the termination date or, if capable of being cured, has not been cured before the earlier of twenty business days following receipt of written notice from Parent Holdco and Parent of such breach, or the termination date; provided that none of Parent Holdco, Parent or Merger Sub have the foregoing termination right to the extent Parent Holdco, Parent or Merger Sub is at such time in material breach of any of its representations, warranties, covenants or other agreements set forth in the merger agreement.

Company Termination Fee (page 86)

The Company will pay Parent the termination fee (defined below) in the following circumstances:

•	the merger agreement is terminated by Parent Holdco or Parent at any time prior to the time the stockholder approval is obtained due to the Company board having effected a change of recommendation or the Company delivering a triggering notice to Parent Holdco or Parent, in which case the termination fee will be paid no later than two business days after the date of such termination by wire transfer of same day funds to one or more accounts designated by Parent;
•	the merger agreement is terminated by the Company prior to obtaining the stockholder approval to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, in which case the termination fee will be paid concurrently with such termination by wire transfer of same day funds to one or more accounts designated by Parent; and
•	in the event that all three of the following conditions are satisfied:
•	the merger agreement is terminated (x) by Parent Holdco or Parent, or the Company, if the merger is not consummated on or before the termination date or if the stockholder approval has not been obtained at the stockholders meeting or (y) by Parent Holdco or Parent if there is a breach of any representation, warranty, covenant or agreement of the Company in the merger agreement that gives rise to a termination right as described in the section of this proxy statement entitled “The Merger Agreement – Termination”;
•	after the date of the merger agreement, any person has publicly made a bona fide acquisition proposal or an acquisition proposal has otherwise become publicly known or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an acquisition proposal prior to the termination of the merger agreement; and
•	within twelve months of such termination (1) the Company or any of its subsidiaries enters into a definitive agreement for any acquisition proposal, or (2) any acquisition proposal has been consummated (provided, that for purposes of the above, references to “20%” in the definition of “acquisition proposal” will be deemed to be references to “50%”), in which case the termination fee will be paid no later than three business days after the date of such termination by wire transfer of same day funds to one or more accounts designated by Parent.

In no event will the Company be required to pay the termination fee on more than one occasion.

Under the merger agreement, the “termination fee” means an amount equal to $39,952,535; provided, that the termination fee would have been equal to $19,976,267 in the event that the merger agreement had been terminated by the Company prior to the cut-off time in order to enter into a definitive agreement with an excluded party with respect to a superior proposal. The Company did not receive any go-shop acquisition proposals during the period following the execution of the merger agreement and prior to the no-shop period start date.

Market Price of the Company Common Stock (page 92)

The Company common stock is listed on the NYSE under the symbol “BRSS.” The closing sale price of our common stock on April 9, 2019, the last trading day prior to the announcement of the merger agreement, was $34.59 per share. On May 28, 2019, the most recent practicable date before the filing of this proxy statement, the closing price for our common stock was $43.23 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Appraisal Rights (page 95)

Under Section 262 of the General Corporation Law of the State of Delaware (referred to in this proxy statement as the “DGCL”), Company stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Such an appraisal could result in determination of value that is more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, deliver a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the documents incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”

Q:	What is the merger referenced in this proxy statement?
A:	The Company, Parent, Merger Sub and Parent Holdco have entered into a merger agreement pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned, indirect subsidiary of Parent Holdco. A copy of the merger agreement is attached to this proxy statement as Annex A.
Q:	Why am I receiving this proxy statement?
A:	On April 9, 2019, the Company entered into a merger agreement providing for the acquisition of the Company by Parent Holdco in a merger for a price of $44.00 per share in cash, without interest and subject to any required tax withholding. You are receiving this proxy statement in connection with the solicitation of proxies by the Company board in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting. Any Company stockholder of record entitled to vote at the special meeting may submit a proxy by telephone or over the Internet, by returning the enclosed proxy card, or by attending the special meeting and voting in person. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee. This proxy statement contains important information about the merger agreement, the merger and the special meeting and you should read it carefully.
Q:	As a stockholder of the Company, what will I receive in the merger?
A:	If the merger is completed you will receive $44.00 in cash, without interest and subject to any required tax withholding, for each outstanding share of common stock that you own immediately prior to the effective time, unless you have properly exercised your appraisal rights in accordance with Section 262 of the DGCL with respect to such shares.
Q:	What will happen to my stock options, restricted stock and restricted stock units in the merger?
A:	Pursuant to the merger agreement, at the effective time:
•	Each then outstanding Company Stock Option, whether vested or unvested, will be terminated and cancelled and, without any action on his or her part, the holder of the Company Stock Option will be entitled to receive, for each share of common stock subject to the cancelled Company Stock Option, a lump sum cash payment equal to the difference between the merger consideration and the exercise price of the Company Stock Option (without interest), subject to any applicable tax withholding, provided that any Company Stock Option with an exercise price that is equal to or greater than the merger consideration will be cancelled for no consideration.
•	Each then outstanding Company RSA Award (including any portion of a Company restricted share unit award for which the performance period has ended prior to the effective time but that remains subject to time-based vesting requirements), will be terminated and cancelled and, without any action on his or her part, the holder of the Company RSA Award will be entitled to receive, for each share of common stock subject to the cancelled Company RSA Award, a lump sum cash payment equal to the merger consideration plus the amount of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the effective time with respect to such Company RSA Award that would otherwise become payable at the time of the Company RSA Award’s vesting (without interest), subject to any applicable tax withholding.

•	Each then outstanding Company PS Award, will be terminated and cancelled and, without any action on his or her part, the holder of the Company PS Award will be entitled to receive, for each share of common stock subject to the cancelled Company PS Award (assuming that Company PS Awards granted in 2018 were achieved at 200% of target and Company PS Awards granted in 2019 were achieved at 150% of target), a lump sum cash payment equal to the merger consideration plus the amount of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the effective time with respect to such Company PS Award that would otherwise become payable at the time of the Company PS Award’s vesting (without interest), subject to any applicable tax withholding.
Q:	When and where is the special meeting?
A:	The special meeting will be held at The Woodfield Corporate Center at 425 N. Martingale Road, Suite 90, Schaumburg, Illinois 60173, on July 9, 2019, at 10:00 a.m. (Central Time).
Q:	Who is entitled to vote at the special meeting?
A:	Only holders of record of the Company common stock as of the close of business on May 31, 2019, the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. Each share of the Company common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.
Q:	What matters will be voted on at the special meeting?
A:	At the special meeting, you will be asked to consider and vote on the following proposals:
•	to adopt the merger agreement;
•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and
•	to approve the adjournment of the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting and is a condition to the completion of the merger. The approval of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the approval of the proposal to adjourn the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies or in the absence of a quorum, each requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, but approval of these two proposals is not a condition to the completion of the merger.

Q:	How do I attend the special meeting?
A:	If you plan to attend the special meeting in person, you must provide proof of ownership of the Company common stock as of the record date, such as an account statement indicating ownership on that date, and a form of personal identification for admission to the meeting. If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a legal proxy, executed in your favor, from your bank or broker.
Q:	How many shares are needed to constitute a quorum?
A:	A quorum will be present if holders of a majority of the capital stock issued and outstanding and entitled to vote at the special meeting are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned from time to time until a quorum is obtained.

As of May 28, 2019, 21,952,777 shares of the Company common stock were outstanding and entitled to vote at the special meeting. We expect that a similar figure will be outstanding and entitled to vote at the special meeting at the close of business on May 31, 2019, the record date for the special meeting.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of Company stockholders is required to adopt the merger agreement?
A:	Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the close of business on the record date for the special meeting.

An abstention with respect to the proposal to adopt the merger agreement, or a failure to return your proxy card and or otherwise vote your shares of common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.

Q:	What vote of Company stockholders is required to approve the other proposals to be voted upon at the special meeting?
A:	Each of (1) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (2) the proposal to adjourn the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

An abstention with respect to either proposal will have the same effect as a vote “AGAINST” these proposals. A failure to return your proxy card or otherwise vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), will have no effect on these proposals, assuming a quorum is present.

Q:	How does the Company board of directors recommend that I vote?
A:	The Company board unanimously recommends that Company stockholders vote:
•	“FOR” the proposal to adopt the merger agreement;
•	“FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and
•	“FOR” the proposal regarding adjournment of the special meeting.

For a discussion of the factors that the Company board considered in determining to recommend in favor of the adoption of the merger agreement, see the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of the Company Board of Directors.” In addition, in considering the recommendation of the Company board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Company stockholders generally. For a discussion of these interests, see the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	How do the Company’s directors and executive officers intend to vote?
A:	The Company’s directors and executive officers have informed us that they intend to vote their shares of the Company common stock in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so. As of the record date, we expect that our directors and executive officers will own and be entitled to vote, in the aggregate, approximately 685,045 shares of the Company common stock, or approximately 3.1% of the outstanding shares of the Company common stock entitled to vote at the special meeting.
Q:	Where can I find the voting results of the special meeting?
A:	We will announce preliminary voting results at the special meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the special meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the special meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
Q:	Am I entitled to rights of appraisal under the DGCL?
A:	If the merger is completed, stockholders who did not vote in favor of the adoption of the merger agreement and who properly demanded appraisal of their shares and otherwise complied fully with Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. Such stockholders are entitled to an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. See the section of this proxy statement entitled “Appraisal Rights.”
Q:	What are the risks associated with the merger?
A:	To review risks associated with the merger, please see the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements.”
Q:	What are the conditions to completion of the merger?
A:	In addition to the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock at the special meeting, completion of the merger is subject to the satisfaction of a number of other conditions, including the expiration or termination of any and all applicable waiting periods (and any extensions thereof) under the HSR Act, receipt of the CFIUS approval and the passage of sixty days after the parties notified DDTC of the transactions contemplated by the merger agreement and the maintenance of the Company’s ITAR registration. The respective obligations of the Company, Parent Holdco, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver at or prior to the effective time of a number of additional conditions, including the accuracy of representations and warranties under the merger agreement (except as set forth in the merger agreement), performance of their respective obligations under the merger agreement in all material respects, and the absence of a Company material adverse effect occurring since the date of the merger agreement. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the sections of this proxy statement entitled “Conditions to Completion of the Merger.”

Q:	When is the merger expected to be completed?
A:	As of the date of this proxy statement, we expect to complete the merger in the second half of 2019. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, including the expiration of required regulatory waiting periods and receipt of required regulatory approvals and the approval of the Company’s shareholders, which are described in this proxy statement, and we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived.
Q:	What happens if the merger is not completed?
A:	If the merger agreement is not adopted by the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of the Company common stock in connection with the merger. Instead, the Company will remain a public company, and shares of our common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that either the Company, Parent or Parent Holdco terminates the merger agreement, then, in certain specified circumstances, the Company may be required to pay Parent a termination fee of approximately $39.95 million. See the section of this proxy statement entitled “The Merger Agreement — Company Termination Fee.”
Q:	Why am I being asked to consider and cast a vote on the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger? What will happen if stockholders do not approve this proposal?
A:	The inclusion of this proposal is required by the rules of the Securities and Exchange Commission (referred to in this proxy statement as the “SEC”); however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by stockholders and will not be binding on the Company, Parent Holdco, Parent or Merger Sub. If the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal on an advisory basis.
Q:	How does the merger consideration compare to the market price of the Company common stock?
A:	The merger consideration of $44.00 per share represents a 36% premium to the Company’s twelve month average closing price and a 27% premium to the Company’s closing price as of Tuesday, April 9, 2019, the last trading day prior to the announcement of the merger agreement.
Q:	What do I need to do now? How do I vote my shares of common stock?
A:	We urge you to, and you should, read this entire proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of common stock you own.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

It is not necessary to attend the special meeting in order to vote your shares. To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee.

Attending the special meeting in person does not itself constitute a vote on any proposal.

Shares of Common Stock Held by Record Holder

You can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;
•	telephone, by using the toll-free number (800) 690-6903; or
•	the Internet, at www.proxyvote.com.

The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. on July 8, 2019.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (3) the proposal to adjourn the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

We encourage you to vote by proxy even if you plan on attending the special meeting.

A failure to vote or an abstention will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Shares of Common Stock Held in “Street Name”

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What are the material U.S. federal income tax consequences of the merger?
A:	The receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). See the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
Q:	Can I revoke my proxy?
A:	Yes. You can revoke your proxy before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company in writing, in care of the Secretary, at Global Brass and Copper Holdings, Inc., 475 N. Martingale Road, Suite 1200, Schaumburg, IL 60173, or by submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above at any time up to 11:59 p.m. on July 8, 2019, or by completing, signing, dating and returning a new proxy card by mail to the Company. In addition, you may revoke your proxy by attending the special meeting and voting in person; however, simply attending the special meeting will not cause your proxy to be revoked. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?
A:	The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of the Company common stock outstanding on the record date, not just the shares that are voted. If you do not vote, or abstain from voting, on the proposal to adopt the merger agreement, or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The requisite number of shares to approve the other two proposals is based on the total number of shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting on (1) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (2) the proposal regarding adjournment of the special meeting, it will have the same effect as a vote “AGAINST” these proposals. If you do not return your proxy card or otherwise fail to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), it will have no effect on these proposals, assuming a quorum is present.

Q:	Will my shares of common stock held in “street name” or held in another form of record ownership be combined for voting purposes with shares I hold of record?
A:	No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different stockholder (that is, your broker, bank, or other nominee) than any shares of common stock you hold of record, any shares of common stock held in “street name” will not be combined for voting purposes with shares of common stock held of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card.
Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet) to ensure that all of your shares of common stock are voted.
Q:	What happens if I sell my shares of common stock before completion of the merger?
A:	In order to receive the merger consideration, you must hold your shares of common stock at the effective time of the merger. Consequently, if you transfer your shares of common stock before the effective time of the merger, you will have transferred your right to receive the merger consideration.

The record date for stockholders entitled to vote at the special meeting is earlier than the completion of the merger. If you transfer your shares of common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration.

Q:	If the merger is completed, how do I obtain the merger consideration for my shares of common stock?
A:	Following the completion of the merger, your shares of common stock will automatically be converted into the right to receive your portion of the merger consideration, without interest and subject to any required tax withholding. After the merger is completed, if your shares of common stock are evidenced by stock certificates, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration (without interest and subject to any required tax withholding). If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration (without interest and subject to any required tax withholding). A holder of book-entry shares that immediately prior to the effective time represented shares of common stock (other than cancelled shares and dissenting shares) will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration. In lieu thereof, each registered holder of book-entry shares shall automatically, upon the effective time, be entitled to receive, and Parent Holdco shall, or shall cause Parent to, cause the paying agent to pay and deliver, as soon as reasonably practicable after the effective time, the applicable merger consideration to each holder of book-entry shares and the book-entry shares so exchanged will forthwith be cancelled.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:	No. You should not return your stock certificates or send in other documents evidencing ownership of common stock with the proxy card. If the merger is completed, and if your shares of common stock are evidenced by stock certificates, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration (without interest and subject to any required tax withholding).
Q:	What is householding and how does it affect me?
A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Q:	Where can I find more information about the Company?
A:	You can find more information about us from various sources described in the section of this proxy statement entitled “Where You Can Find Additional Information.”
Q:	Who will solicit and pay the costs of soliciting proxies?
A:	The Company board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. The Company has retained Okapi Partners LLC (referred to in this proxy statement as “Okapi”), a proxy solicitation firm, to assist the Company board in the solicitation of proxies for the special meeting, and we expect to pay Okapi approximately $20,000, plus reimbursement of out-of-pocket expenses and any variable fees for additional services. Proxies may be solicited by mail, personal interview, email, telephone, or via the Internet by Okapi or, without additional compensation, by certain of the Company’s directors, officers and employees.

Q:	Who can help answer my other questions?
A:	If you have more questions about the merger or any of the other matters set forth in this proxy statement, or require assistance in submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, please contact Okapi, which is acting as the proxy solicitation agent and information agent for the Company in connection with the special meeting.

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (877) 629-6355

Email: info@okapipartners.com

or

Global Brass and Copper Holdings, Inc.
Attn: Secretary
475 N. Martingale Road, Suite 1200
Schaumburg, IL 60173
(847) 240-4711

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, the documents incorporated by reference in this proxy statement and the documents we subsequently file with the SEC and incorporate by reference in this proxy statement may contain projections or other forward-looking statements regarding future events or our future financial performance or estimates regarding third parties. These statements are only estimates or predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the estimates, projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation:

•	we are exposed to the cyclicality of the U.S. and certain foreign economies as well as fluctuations in certain industries, and our future growth also depends, to a significant extent, on improvements in the general economic conditions and the conditions of our markets;
•	failure to maintain our balanced book approach would cause increased volatility in our profitability and our operating results and may result in significant losses;
•	limited access to raw materials, infrastructure or energy could negatively affect our business, financial condition or results of operations or cash flows;
•	failure to comply with covenants under our debt agreements that impose operating and financial restrictions could have a material adverse effect on our business, financial condition, results of operations or cash flows;
•	our sales volumes, financial results and financial condition could be reduced if we were to lose order volumes from any of our largest customers;
•	our business could be disrupted if our customers shift either their manufacturing or sourcing offshore;
•	competition and changes in trade tariffs could adversely affect our business, financial condition and results of operations;
•	adverse developments in our relationship with our employees could have a material adverse effect on our business, financial condition, results of operations and cash flows;
•	our participation in multi-employer union pension plans may have a material adverse effect on our financial performance;
•	our operations are subject to risks of natural disasters, acts of war, terrorism or widespread illness at our domestic and international locations, any one of which could result in a business stoppage and negatively affect our business, financial condition or results of operations;
•	any prolonged disruptions, failures or inability to operate our business, manufacturing facilities or equipment, including those arising from information technology related incidents, could have a material adverse effect on our business, financial condition, results of operations and cash flows;
•	the increased use of substitute materials and miniaturization may adversely affect our business;
•	if we fail to develop or enhance our products to satisfy evolving customer demands, our business, operating results, financial condition and prospects may be harmed significantly;
•	a portion of our net sales is derived from our international operations, which exposes us to certain risks inherent in doing business abroad;
•	new governmental regulations or legislation, or changes in existing regulations or legislation, may subject us to significant costs, taxes and restrictions on our operations;

•	our operations expose our employees to risk of injury or death, and we may be subject to claims that are not covered by, or exceed, our insurance, but additional safety measures or rules imposed by regulatory agencies may reduce productivity, require additional capital expenditure or reduce profitability;
•	our ability to retain our senior management team is critical to the success of our business, and failure to do so could materially adversely affect our business, financial condition, results of operations and cash flows;
•	environmental costs could decrease our net cash flow and adversely affect our profitability;
•	we may be subject to litigation that could strain our resources and distract management;
•	failure to protect, or uncertainty regarding the validity, enforceability or scope of, our intellectual property rights or the expiration of our intellectual property rights could impair our competitive position;
•	if we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology, products and services could be harmed significantly;
•	disruption or failures of our information technology systems could have a material adverse effect on our business;
•	our common stock is subject to price and volume fluctuations;
•	risks related to the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement;
•	the failure to obtain the company stockholder approval of the proposed transaction or required regulatory approvals or the failure to satisfy any of the other conditions to the completion of the proposed transaction;
•	the effect of the announcement of the proposed transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, vendors, advertisers, distributors, partners and others with whom it does business, or on its operating results and businesses generally;
•	risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction;
•	the ability to meet expectations regarding the timing and completion of the proposed transaction;
•	the potential impact of the consummation of the proposed transaction on the Company’s relationships, including with employees, customers, suppliers, vendors, advertisers, distributors, partners and competitors; and
•	other factors detailed in documents we file from time to time with the SEC (including other risks and uncertainties described in the Company’s reports and filings with the SEC; see the section of this proxy statement entitled “Where You Can Find Additional Information”).

You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this proxy statement. Unless required by law, the Company expressly disclaims any obligation or undertaking to publicly update or revise any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in circumstances, conditions or events on which any such statement is based after the date such forward-looking statements are made or to report the occurrence of unanticipated events.

PARTIES TO THE TRANSACTION

Global Brass and Copper Holdings, Inc.

The Company (NYSE: BRSS) is a Delaware corporation. The Company, through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc. is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products, including a wide range of sheet, strip, foil, rod, tube and fabricated metal component products.

The Company’s principal executive offices are located at 475 N. Martingale Road, Suite 1200, Schaumburg, IL 60173, and its telephone number is (847) 240-4700.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019, which is incorporated by reference into this proxy statement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

Wieland-Werke Aktiengesellschaft

Parent Holdco is a German stock corporation and leading supplier of semi-finished copper and copper alloy products. Founded in 1820 and headquartered in Ulm, Germany, Parent Holdco has a global network of production sites, service and trading companies, and offers a broad product, technology and service portfolio. Parent Holdco supplies its products to and develops solutions for automotive, electronics, building, refrigeration, air conditioning, and other industries.

Parent Holdco’s principal executive offices are located at Graf-Arco-Strasse 36, Ulm, Germany, 89079, and its telephone number is +49-731-944-0.

Wieland Holdings, Inc.

Parent is an Illinois corporation. Founded in 2007 and headquartered in Wheeling, Illinois, Parent is a wholly owned subsidiary of Parent Holdco and functions as the holding entity for the Wieland Group’s subsidiaries in the USA and Mexico. Parent has no operations of its own.

Parent’s principal executive offices are located at 567 Northgate Parkway, Wheeling, IL 60090-2682, and its telephone number is (847) 537-3990.

Elephant Acquisition Corp.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent that will function as the merger subsidiary in the merger. Merger Sub was formed solely for the purpose of acquiring the Company and has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Parent’s acquisition of the Company. Upon completion of the merger, Merger Sub will merge with and into the Company and will cease to exist.

Merger Sub’s principal executive offices are located at Graf-Arco-Strasse 36, Ulm, Germany, 89079, and its telephone number is +49-731-944-0.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Company board of directors for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Company board for use at the special meeting to be held at The Woodfield Corporate Center at 425 N. Martingale Road, Suite 90, Schaumburg, Illinois 60173, on July 9, 2019, at 10:00 a.m. (Central Time), or at any adjournment or postponement thereof.

For information regarding attending the special meeting, see “The Special Meeting — Voting; Proxies; Revocation — Attendance.”

Purposes of the Special Meeting

At the special meeting, Company stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, dated as of April 9, 2019, by and among the Company, Parent, Merger Sub and Parent Holdco (as it may be amended from time to time);
•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”; and
•	to approve the adjournment of the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and certain provisions of the merger agreement are described in the section of this proxy statement entitled “The Merger Agreement.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

We do not expect that any matters other than the proposals set forth above will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about June 5, 2019.

Record Date, Notice and Quorum

The holders of record of the Company common stock as of the close of business on May 31, 2019, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of May 28, 2019, 21,952,777 shares of Company common stock were outstanding and entitled to vote at the special meeting. We expect that a similar figure will be outstanding and entitled to vote at the special meeting at the close of business on the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the capital stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum for purposes of the special meeting. Once a share is represented at the special meeting, it will be counted for purposes of determining whether a quorum is present at the special meeting. However, if a new record date is set for an adjourned special meeting, a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. A quorum is necessary to transact business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting

Required Vote

Each share of common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For the Company to complete the merger, Company stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. An abstention with respect to the proposal to adopt the merger agreement, or a failure to return your proxy card or otherwise vote your shares of common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.

Approval of each of (1) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (2) the proposal to adjourn the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, but is not a condition to the completion of the merger. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” these proposals. A failure to return your proxy card or otherwise vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have no effect on these proposals, assuming a quorum is present.

Stock Ownership and Interests of Certain Persons

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, we expect that our directors and executive officers will own and be entitled to vote approximately 685,045 shares of common stock, or approximately 3.1% of the shares of common stock issued and outstanding on that date and entitled to vote at the special meeting. The Company’s directors and executive officers have informed us that they intend to vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of the Company’s common stock as of the close of business on May 31, 2019, the record date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting.

To attend the special meeting in person, you must provide proof of ownership of the Company common stock as of the record date, such as an account statement indicating ownership on that date, and a form of personal identification for admission to the meeting. If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of the Company common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. Attending the special meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address specified on the enclosed proxy card. Your shares of common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. on July 8, 2019.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of common stock will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If you fail to return your proxy card or vote by telephone or via the Internet, and you are a holder of record on the record date, unless you attend the special meeting and vote in person, your shares of common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and, assuming a quorum is present, will have no effect on the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the vote regarding the adjournment of the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies or in the absence of a quorum.

Shares of Common Stock Held in “Street Name”

If your shares of common stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with applicable stock exchange rules, brokers, banks and other nominees that hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or (3) the adjournment of the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies or in the absence of a quorum. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they cannot vote such shares with respect to these proposals. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of the Company common stock not being present at the meeting and not being voted on any of the proposals. As a result, a failure to vote your shares of common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but it will have no effect on the other proposals, assuming a quorum is present.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it before it is voted. If you are a stockholder of record, you may revoke your proxy before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above at any time up to 11:59 p.m. on July 8, 2019, or by completing, signing, dating and returning a new proxy card by mail to the Company;
•	attending the special meeting and voting in person; or
•	delivering a written notice of revocation by mail to the Company, in care of the Secretary, at Global Brass and Copper Holdings, Inc., 475 N. Martingale Road, Suite 1200, Schaumburg, IL 60173.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Abstentions

An abstention occurs when a stockholder attends the special meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved.

Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, a vote “AGAINST” the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and a vote “AGAINST” the proposal regarding the adjournment of the special meeting.

Solicitation of Proxies

The Company board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. The Company has retained Okapi, a proxy solicitation firm, to assist the Company board in the solicitation of proxies for the special meeting, and we expect to pay Okapi approximately $20,000, plus reimbursement of out-of-pocket expenses and any variable fees for additional services. Proxies may be solicited by mail, personal interview, email, telephone, or via the Internet by Okapi or, without additional compensation, by certain of the Company’s directors, officers and employees.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed if necessary or appropriate as determined by the Company, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Holders of a majority of shares of the Company common stock present in person or represented by proxy at the special meeting in the absence of a quorum and entitled to vote may adjourn the special meeting. Any adjournment may be made without notice other than an announcement at the special meeting of the time and place of the adjourned meeting; provided that if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. In addition, the person presiding over the meeting of Company stockholders may adjourn the special meeting from time to time except to the extent inconsistent with the rules and procedures adopted by the Company board, without notice other than an announcement at the special meeting of the time and place of the adjourned meeting. Adjournments and postponements are also subject to certain restrictions in the merger agreement, which permits the Company to postpone or adjourn the special meeting only with Parent’s consent (which may not be unreasonably withheld, conditioned or delayed), to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company board has determined, after consultation with outside legal counsel, in good faith is required to be filed and disseminated under applicable law, if there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, if the Company has not received proxies representing a sufficient number of shares of the Company common stock to adopt the merger agreement, if required by applicable law, or if, in the good faith judgment of the Company board (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law, and any such postponement or adjournment shall not, in the aggregate, exceed twenty days, except as required by applicable law or by the Company’s certificate of incorporation or bylaws.

Other Information

You should not return your stock certificates or send in other documents evidencing ownership of the Company common stock with the proxy card. If the merger is completed, and if your shares of common stock are evidenced by stock certificates, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration (without interest and subject to any required tax withholding).

THE MERGER

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is adopted by the Company’s stockholders and the other conditions to the closing of the merger are satisfied or waived, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned, indirect subsidiary of Parent Holdco.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of the Company common stock issued and outstanding immediately before the effective time (other than (1) shares held by the Company in treasury or by Parent Holdco, Parent or Merger Sub, (2) shares held by any wholly owned subsidiary of the Company or any wholly owned subsidiary of Parent Holdco (other than Parent and Merger Sub) (the shares referred to in (1) and (2) are collectively referred to in this proxy statement as “cancelled shares”), and (3) shares held by stockholders of the Company who have not voted in favor of the adoption of the merger agreement and who have properly exercised appraisal rights with respect to their shares in compliance with Section 262 of the DGCL (referred to in this proxy statement as “dissenting shares”)) will automatically be cancelled and converted into the right to receive the merger consideration of $44.00 per share in cash, without interest and subject to any required tax withholding.

The Company common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “BRSS.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned, indirectly by Parent Holdco. Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, following which the Company will no longer be required to file periodic reports with the SEC with respect to its common stock in accordance with applicable law, rules and regulations.

Background of the Merger

As part of GBC’s ongoing consideration and evaluation of its long-term prospects and strategies, the board and senior management regularly review and assess GBC’s business strategies, objectives and key initiatives, including strategic opportunities and risks to GBC’s plans, all with the goal of enhancing value for GBC’s stockholders. These reviews have included consideration of, and periodic discussions with third parties regarding, a range of matters, including potential strategic alternatives and business combinations.

In May 2017, John Wasz, Chief Executive Officer of GBC, and Erwin Mayr, Chief Executive Officer of Wieland, were introduced at a meeting in Washington D.C. During this meeting, Mr. Mayr expressed an interest in buying GBC Metals, LLC, a subsidiary of Global Brass and Copper, Inc. Mr. Mayr did not propose a specific purchase price or transaction terms at this meeting. Mr. Wasz informed Mr. Mayr that GBC Metals, LLC was not for sale and noted that, although GBC also was not for sale, he believed that GBC would not be interested in a piecemeal sale of GBC Metals, LLC (as opposed to a whole-company transaction). There were no further discussions at that time.

During fall 2018, Wieland and GBC engaged in discussions regarding GBC’s potential purchase of certain operating assets (referred to in this proxy statement as the “remedy assets”) which Wieland and Aurubis AG had proposed to the European Union Commission (referred to in this proxy statement as the “EU Commission”) as sufficient divestitures to ensure a competitive market existed after the proposed acquisition by Wieland of Aurubis AG’s business unit Flat Rolled Products (referred to in this proxy statement as the “proposed Aurubis merger”).

On December 11, 2018, Mr. Wasz and Mr. Mayr met in Munich, Germany to continue discussing GBC’s potential purchase of the remedy assets. During this discussion, Mr. Mayr discussed, among other things, potential growth opportunities for Wieland if the EU Commission did not approve the proposed Aurubis merger; which included an acquisition of GBC. Mr. Mayr did not propose a specific purchase price or transaction terms, although he inquired about GBC’s view of its value. Mr. Wasz informed Mr. Mayr that GBC was not for sale, and that, in his view, it would not be worth GBC expending time or resources on such discussions unless Wieland was prepared to propose a per share offer price in the $40s.

Between December 14, 2018 and January 17, 2019, Mr. Wasz and Mr. Mayr engaged in periodic discussions on the status of the proposed Aurubis merger. During this period, Mr. Mayr continued to express interest in acquiring GBC if the proposed Aurubis merger was terminated, but he did not propose a specific purchase price or transaction terms. Mr. Wasz updated John H. Walker, Chairman of the board, regarding Wieland’s potential interest in an acquisition of GBC, and they agreed to discuss it with the board at its next regularly scheduled meeting.

On January 17, 2019, Mr. Mayr informed Mr. Wasz that Wieland believed the European Commission would likely block the proposed Aurubis merger and again expressed Wieland’s interest in acquiring GBC. Mr. Mayr did not propose a specific purchase price or transaction terms. Mr. Wasz agreed to meet with Mr. Mayr to discuss Wieland’s interest in further detail. Mr. Wasz promptly reported this conversation to Mr. Walker.

On February 4, 2019 and February 5, 2019, certain members of Wieland’s and GBC’s senior management met to discuss the merits and considerations of a potential transaction between GBC and Wieland. They did not discuss a specific purchase price or transaction terms.

On February 8, 2019, the board held a regular telephonic meeting during which, among other things, Mr. Wasz verbally informed the board of the informal expression of interest from Wieland to acquire GBC in light of the European Commission’s rejection of the proposed Aurubis merger. Senior management of GBC also informed the board that they had contacted Fried, Frank, Harris, Shriver & Jacobson LLP (referred to in this proxy statement as “Fried Frank”) and J.P. Morgan to discuss the possibility of representing GBC in the context of exploring strategic alternatives and advising the board in connection with a potential transaction with Wieland. Anne-Marie D’Angelo, GBC’s General Counsel and Corporate Secretary, then provided an overview of the board’s fiduciary obligations in connection with evaluating strategic alternatives. The board instructed management to enter into a non-disclosure agreement with Wieland and provide information that in management’s discretion would enable Wieland to prepare and present a formal indication of interest for the board’s consideration. The board acknowledged that it had not made any decision with respect to the potential sale of GBC but concluded that it was in the best interests of GBC’s stockholders to gauge the level of Wieland’s interest and to compare the merits and considerations of a potential transaction to GBC’s other potential strategic alternatives, including remaining independent.

On February 15, 2019, GBC and Wieland executed a non-disclosure agreement regarding a possible transaction and Wieland subsequently engaged in due diligence of GBC

On February 20, 2019, representatives of GBC, Fried Frank, Wieland and Ropes & Gray LLP, outside legal counsel to Wieland (referred to in this proxy statement as “Ropes & Gray”) discussed potential regulatory filings that would need to be made in connection with a transaction between Wieland and GBC.

Between February 21 and 25, 2019, Mr. Wasz and Mr. Mayr remained in contact regarding Wieland’s submission of a potential proposal and ongoing due diligence. They did not discuss a specific purchase price or transaction terms. Mr. Wasz informed Mr. Mayr that the board was scheduled to meet on February 27, 2019, and Mr. Wasz indicated that he expected that Wieland would submit a proposal to acquire GBC in advance of that meeting.

On February 26, 2019, GBC received a non-binding proposal (referred to in this proxy statement as the “February 26 Proposal”) from Wieland proposing an all-cash acquisition of 100% of the equity of GBC for a per share price between $39.00 and $41.00, subject to certain conditions and ongoing due diligence. The February 26 Proposal was not subject to any financing condition or similar contingency, and noted that Wieland would finance the transaction entirely with cash on hand and/or cash drawn from credit lines available to it. The February 26 Proposal represented an approximately 16.5% to 22.4% premium to GBC’s stock price on February 25, 2019.

On February 27, 2019, the board held a special meeting at which representatives of GBC’s senior management, Fried Frank and J.P. Morgan were present at the invitation of the board. At the meeting, following discussion, the board resolved to retain Fried Frank as GBC’s outside legal counsel and J.P. Morgan as GBC’s financial advisor. The board reviewed the February 26 Proposal and discussed the merits and considerations of a potential transaction involving Wieland or other potential counterparties. Representatives of Fried Frank reviewed with the board their fiduciary duties with respect to a potential strategic transaction and certain legal considerations attendant to a potential sale of GBC. Representatives of J.P. Morgan discussed J.P. Morgan’s preliminary financial analysis of GBC. J.P. Morgan’s preliminary financial analysis was based on two sets of long-term forecasts that were approved by the board for J.P. Morgan’s use and reliance in connection with its financial analyses and in rendering its fairness opinion (the strategic plan forecast and the risk adjusted case forecast), which forecasts are summarized in the section of this proxy statement entitled “The Merger — Certain Company Unaudited Financial Forecasts”. The board discussed, among other things, their initial views of the February 26 Proposal, including the price offered relative to GBC’s recent trading history and the value of GBC on a stand-alone basis. Representatives of J.P. Morgan also discussed industry trends, risks and challenges facing GBC. The board, in consultation with its advisors, discussed other potential counterparties that might be able to offer a compelling value as well as the stand-alone value of GBC if it were to undertake accretive third party acquisitions. The board, in consultation with its advisors, discussed the fact that a strategic buyer, such as Wieland, likely could offer a more compelling proposal than a private equity sponsor, given the ability for a strategic buyer to achieve synergies in a potential transaction. Following discussion among the board and its advisors, the board concluded that the price presented in the February 26 Proposal was inadequate. The board acknowledged that it had not made any decision with respect to the potential sale of GBC but concluded that it was in the best interests of GBC’s stockholders to continue to gauge the level of Wieland’s interest and compare the merits and considerations of a potential transaction to GBC’s other potential strategic alternatives, including remaining independent. To that end, the board authorized further exploration of a potential transaction with Wieland and also authorized GBC’s senior management to engage in further limited due diligence discussions with Wieland in order to provide Wieland with information necessary to enable it to increase its offer price.

On February 28, 2019, GBC sent a letter to Wieland indicating that the board had evaluated the February 26 Proposal and concluded that it did not sufficiently value GBC and that Wieland would need to present a more compelling price before the board would consider a transaction. GBC’s letter further noted that GBC was willing to provide limited due diligence materials and site visits to enable Wieland to present an improved offer by the week of March 10, 2019.

On March 1, 2019, a virtual data room opened for diligence purposes, and Wieland continued its due diligence of GBC throughout the remainder of March.

Between March 6, 2019 and March 10, 2019, in connection with Wieland’s ongoing due diligence investigation, personnel from Wieland visited various GBC facilities, including those located in East Alton, Illinois, Montpelier, Ohio and Schaumburg, Illinois.

On March 10, 2019, Mr. Wasz, Mr. Walker and Mr. Mayr met in Schaumburg, Illinois to discuss the potential transaction and synergies. They did not discuss a specific purchase price or transaction terms.

On March 11, 2019 the board held a regular meeting with representatives of GBC’s senior management, J.P. Morgan and Fried Frank in attendance at the invitation of the board. Certain disclosures regarding J.P. Morgan’s relationship with, and fees earned by J.P. Morgan for financial advisory or other services that J.P. Morgan provided to, GBC and Wieland were presented to and discussed by the board. These disclosures were considered by the board before GBC engaged J.P. Morgan pursuant to an engagement letter dated March 16, 2019. Mr. Wasz reviewed the status of recent discussions with Wieland and explained that he expected GBC to receive a revised offer from Wieland in the coming days. In anticipation of a revised proposal, Mr. Wasz asked GBC’s advisors to provide an overview of the legal and financial considerations attendant to the board’s consideration of a potential transaction. Fried Frank provided an overview of the board’s fiduciary duties and a review of certain legal and regulatory aspects of a potential transaction involving Wieland and GBC. Mr. Wasz and Christopher Kodosky, GBC’s Chief Financial Officer, provided an overview of the recent financial results for GBC, as well as management’s forecasts of the potential future performance of GBC, including various strategic alternatives. In particular, management presented in detail the strategic plan forecast and the risk adjusted case forecast. The board and management, in consultation with the advisors, discussed the methodology used to create the forecasts, the key assumptions underlying each forecast and the perceived challenges and risks associated with GBC’s ability to meet such forecasts. Representatives of J.P. Morgan discussed the status of J.P. Morgan’s work in connection with its financial analysis of GBC, as well as the potential range of responses should GBC receive an improved offer from Wieland. The board and management, in consultation with the advisors, also discussed the merits and considerations of conducting a pre-signing and a post-signing market check, including the risks associated with a leak, retention and attraction of key personnel, relationships with customers and suppliers, the risk that Wieland might not move forward if it learned GBC was speaking to other parties, and the likelihood of receiving a bona fide proposal from potential acquirers. Based on this, the board resolved not to conduct a pre-signing market check and was satisfied to proceed with considering the potential transaction subject to a post-signing market check.

On March 14, 2019, Mr. Wasz and Fritz-Jurgen Heckmann, Chairman of Wieland’s supervisory board, met in New York to discuss a high-level framework and strategic rationale for the potential transaction. They did not discuss a specific purchase price or transaction terms.

On March 15, 2019, Wieland delivered a revised proposal to GBC (referred to in this proxy statement as the “March 15 Proposal”). The March 15 Proposal contemplated an all-cash acquisition of 100% of the equity of GBC for a per share price of $43.50, subject to certain conditions and ongoing due diligence. This revised proposal was conditioned on GBC agreeing to a 4% termination fee based on equity value. As before, the March 15 Proposal reiterated that the transaction would not be subject to any financing condition or similar contingency. The March 15 Proposal noted that if Wieland was unable to complete its due diligence in a timely manner, it would propose that GBC and Wieland execute a definitive transaction agreement following which Wieland would be permitted to finalize its confirmatory due diligence. The March 15 Proposal further indicated that Wieland would not “adjust the value of the transaction” unless it discovered a negative impact larger than 1% of the transaction value in certain key areas of diligence. The March 15 Proposal represented an approximately 36.0% premium to GBC’s stock price on March 14, 2019, and Wieland described that proposal as its best and final offer.

On March 15, 2019, the board held a special meeting with representatives of GBC’s senior management, J.P. Morgan and Fried Frank in attendance at the invitation of the board. During the meeting, the board and management, in consultation with the advisors, discussed the terms of the March 15 Proposal, including what they interpreted to be a proposed contract term that would allow Wieland to reduce its proposed purchase price following execution of a definitive merger agreement (referred to in this proxy statement as the “price adjustment provision”). Mr. Wasz also provided an update regarding the status of discussions with Wieland, following which the board and management, in consultation with the advisors, again discussed GBC’s potential strategic alternatives, including remaining independent. The board concluded that the price adjustment provision was unacceptable and that it could not entertain any offer with flexibility to reduce the purchase price after execution of a definitive merger agreement. Following discussion, the board directed Mr. Wasz to (a) communicate to Wieland that the diligence provision was unacceptable; and (b) seek to negotiate an additional $0.50 per share in deal consideration.

On March 15, 2019, Mr. Wasz informed Mr. Mayr that the diligence provision included in the March 15 Proposal was unacceptable and encouraged Wieland to increase its offer price to $44.00 to secure the board’s support for the proposed merger.

On March 18, 2019, Wieland delivered a further revised proposal to GBC (referred to in this proxy statement as the “March 18 Proposal”) providing an updated offer with a price per share of $44.00 in an all-cash acquisition of 100% of the equity of GBC. The March 18 Proposal represented an approximately 37.7% premium to GBC’s stock price on March 15, 2019.

On March 19, 2019, the board held a special meeting with representatives of GBC’s senior management, J.P. Morgan and Fried Frank in attendance at the invitation of the board. The board and management, in consultation with the advisors, discussed the terms of the March 18 Proposal. The board and management, in consultation with the advisors, discussed Fried Frank’s preliminary antitrust and CFIUS analysis in connection with a potential transaction with Wieland. Fried Frank then provided an overview of anticipated issues to resolve during the negotiations of a definitive transaction agreement. The board and management, in consultation with the advisors discussed their view that $44.00 per share represented Wieland’s best and final offer, based on the discussions with and feedback from Wieland to date. The board discussed their view that $44.00 per share represented a highly attractive proposal for GBC’s stockholders, particularly compared to GBC’s standalone valuation and prospects. The board further discussed its desire to seek a “go shop” provision in a definitive merger agreement to provide GBC with the ability to affirmatively solicit potential superior proposals. Following discussion, and acknowledging that it had not made a decision to sell or enter into an agreement to sell GBC, the board instructed management and Fried Frank to proceed to negotiate definitive documentation with Wieland for the board’s review.

Later on March 19, 2019, Mr. Wasz, at the direction of the board, informed Mr. Mayr that the board was prepared to negotiate a definitive merger agreement based on a $44.00 per share price and Wieland’s simultaneous completion of its due diligence investigation. That evening, Fried Frank and GBC provided Wieland with an initial draft merger agreement, which included, among other provisions, (i) a bifurcated termination fee of 1.5% and 3% of GBC’s fully diluted equity value payable to Wieland in connection with accepting a superior proposal from a go shop bidder and non-go shop bidder, respectively, no termination fee payable by Wieland in the event that the parties could not complete the transaction due to a failure to obtain antitrust approvals, a 3% termination fee based on equity value payable by Wieland in the event CFIUS approval was not obtained, and (ii) a forty five day go-shop period.

On March 20, 2019, Mr. Wasz contacted Mr. Mayr to discuss Wieland’s due diligence investigation and process concerning the proposed transaction.

On March 23, 2019, a representative of Wieland provided to a representative of GBC with a revised draft of the merger agreement, which, among other provisions, (i) included a termination fee of 4% of GBC’s fully diluted equity value payable to Wieland in connection with accepting a superior proposal from a go shop bidder and non-go shop bidder, respectively, and no termination fee payable by Wieland in the event that the parties could not complete the transaction due to a failure to obtain CFIUS approval, (ii) removed the go-shop period and (iii) included a deemed material adverse effect as a result of liabilities or losses exceeding $8 million in the aggregate arising out of or related to breaches of the representations and warranties made by the Company in the merger agreement.

From March 25, 2019 to March 29, 2019, Mr. Wasz and Mr. Mayr engaged in a series of calls to discuss certain open issues in the merger agreement, including among other things, the concept of material adverse effect, the go-shop period, and provisions surrounding regulatory approval.

On March 28, 2019, representatives of GBC management, Wieland management, Fried Frank and Ropes & Gray held a conference call to discuss Wieland’s due diligence investigation.

Later on March 28, 2019, Fried Frank, on behalf of GBC, provided Ropes & Gray with a revised draft of the merger agreement, which included among other provisions, (i) a bifurcated termination fee of 2% and 4% of GBC’s fully diluted equity value payable to Wieland in connection with accepting a superior proposal from a go shop bidder and non-go shop bidder, respectively, and a 3% termination fee payable by Wieland in the event CFIUS approval was not obtained, and (ii) a forty five day go-shop period.

On April 1, 2019, representatives of GBC management, Wieland management, Fried Frank and Ropes & Gray met in person in New York City to discuss the merger agreement. Late that evening, Ropes & Gray, on behalf of Wieland, provided Fried Frank with a revised draft of the merger agreement, which among other provisions, (i) included a bifurcated termination fee of 2% and 4% of GBC’s fully diluted equity value payable to Wieland in connection with accepting a superior proposal from a go shop bidder and non-go shop bidder, respectively, and deleted the termination fee payable by Wieland in the event that the parties could not complete the transaction due to a failure to obtain CFIUS approval, (ii) proposed a thirty day go-shop period and (iii) introduced a condition that GBC reduce its indebtedness to a prescribed level five business days prior to effecting the merger.

On April 2, 2019 representatives of GBC management, Wieland management, Fried Frank and Ropes & Gray met in person again to negotiate the merger agreement. Late that evening, representatives of Ropes & Gray, on behalf of Wieland, provided Fried Frank with an additional interim revised draft of the merger agreement.

On April 3, 2019, the board held a special meeting with representatives of GBC’s senior management, J.P. Morgan and Fried Frank in attendance at the invitation of the board. During the meeting, Mr. Wasz updated the board on the negotiations that had taken place on April 1 and April 2 and identified two principal issues that remained outstanding: (i) the inclusion of a termination fee in the event the parties were unable to obtain CFIUS approval and (ii) the actions Wieland would need to take to obtain regulatory approval. The board provided management and the advisors with direction on how to resolve the remaining open items.

 On April 4, 2019, Fried Frank, on behalf of GBC, provided Ropes & Gray with a revised draft of the merger agreement, which among other provisions, (i) accepted the bifurcated termination fee of 2% and 4%, as described in the section of this proxy statement entitled “The Merger Agreement — Company Termination Fee” beginning on page 86, and accepted the deletion of the termination fee payable in connection with a failure to obtain CFIUS approval, (ii) accepted the proposed thirty day go-shop period, (iii) deleted the condition that GBC reduce its indebtedness to a prescribed level five business days prior to effecting the merger and (iv) revised the provisions regarding Wieland’s efforts in connection with obtaining regulatory approval to reflect those discussed by GBC in the April 2, 2019 meeting.

On April 5, 2019, the board held a special meeting with representatives of GBC’s senior management, J.P. Morgan and Fried Frank in attendance at the invitation of the board. The board discussed the status of the negotiations concerning the merger agreement.

On April 5, 2019 and April 6, 2019, representatives of Fried Frank and Ropes & Gray negotiated additional issues in the merger agreement, following which Ropes & Gray and Fried Frank exchanged revised drafts of the merger agreement to resolve all remaining open points.

On April 9, 2019, the board held a special meeting with representatives of GBC’s senior management, J.P. Morgan and Fried Frank in attendance at the invitation of the board. Representatives from Fried Frank discussed with the board the fiduciary duties of directors in connection with evaluating a sale of GBC and the terms of the merger agreement. Representatives of J.P. Morgan reviewed with the board J.P. Morgan’s financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated April 9, 2019, to the board that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in J.P. Morgan’s opinion, the consideration to be paid to the holders of shares of the Company common stock in the proposed merger was fair, from a financial point of view, to such stockholders, as more fully described in the section of this proxy statement entitled “The Merger – Opinion of the Company’s Financial Advisor”. The board discussed the merits and considerations of the potential transaction, including those described in the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of the Company Board of Directors”. After discussing the proposed transaction and considering the presentations by Fried Frank and J.P. Morgan, the board unanimously (i) approved, adopted and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger, (ii) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interest of GBC and the holders of shares of common stock, (iii) directed that the adoption of the merger agreement be submitted for consideration by GBC’s stockholders at the stockholders meeting, and (iv) resolved to recommend that GBC’s stockholders adopt the merger agreement and give the stockholder approval, subject to the terms and conditions of the merger agreement.

On April 10, 2019, GBC issued a press release announcing the execution of the merger agreement.

After the execution and delivery of the merger agreement and until 11:59 p.m. (New York time) on May 9, 2019, GBC, its subsidiaries and their respective representatives were permitted under the merger agreement to initiate, solicit and encourage any inquiries with respect to the making of acquisition proposals, provide non-public information to, and engage in discussions or negotiations with, third parties in respect of acquisition proposals. At the direction of the board, J.P. Morgan reached out to seven potential counterparties (all of which are strategic buyers) and, referencing publicly available information, inquired whether they would be interested in making a proposal to acquire GBC and to engage with GBC during the go-shop period. Out of these seven potential counterparties, four of the parties indicated that they were not interested in pursuing further discussions regarding a transaction, one party indicated that it was reviewing the opportunity, but subsequently elected not to submit an indication of interest, and two of the parties did not respond. Since the date the merger agreement was announced through the filing of this proxy statement, no person has made a proposal to acquire GBC or requested non-public information to facilitate their making an acquisition proposal. As described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”, the go-shop period has expired.

Reasons for the Merger; Recommendation of the Company Board of Directors

The Company board, with the assistance of members of the Company’s management team and the Company’s legal and financial advisors, evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Company board has unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders and (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, on April 9, 2019, the Company board unanimously directed that the adoption of the merger agreement be submitted for consideration by the Company’s stockholders at the stockholders’ meeting and resolved to recommend that the Company’s stockholders adopt the merger agreement.

In the course of reaching its recommendation, the Company board considered a number of factors relating to the merger agreement and the merger, each of which the Company board believed supported its decision, including the following:

Highly Attractive Value. The Company board believed the $44.00 per share cash consideration provides stockholders with highly attractive certain (as to quantum of value), and compelling value for their shares of the Company common stock. The Company board considered the current and historical market prices of the Company common stock, including the market performance of the common stock, in light of current industry conditions, the competitive landscape and other factors. The Company board noted that the merger consideration of $44.00 per share in cash represents a substantial premium to the Company’s stock price across various measurement dates, including an approximately 36% premium to the Company’s twelve month average closing price and an approximately 27% premium to the Company’s closing price as of April 9, 2019, the last trading day prior to the announcement of the merger agreement. The Company board noted that the merger consideration represents an implied multiple of 9.8x the Company’s trailing twelve months EBITDA and 9.8x 2019 estimated EBITDA. The Company board also was aware that the merger consideration represents an approximate 12.7% premium to the Company’s highest stock price in the last fifty-two weeks. The Company board further considered the merger consideration in light of the current environment in the industries, sectors and markets in which the Company operates, including but not limited to certain risk factors detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019.

Best Alternative for Maximizing Stockholder Value and Prior Outreach to Potential Bidders. The Company board considered that entering into the merger agreement was, in the Company board’s view, more favorable to the Company’s stockholders than the other alternatives reasonably available to the Company, including the continued operation of the Company on a standalone basis, in light of a number of factors, including:

•	The Company board’s assessment of the Company’s business, operations, assets, financial condition, results of operation, plans and prospects, its competitive position and historical and projected financial performance, and the nature of the industries in which the Company operates, including recent industry trends and changing competitive dynamics;
•	The Company board’s assessment of industry-wide and company-specific challenges and headwinds, which could affect the Company’s execution of its business plan, which challenges and headwinds include, among others, the ability to increase the Company’s stock price from underlying earnings growth in an environment which is more susceptible to a recession, the potential effect of tariffs on competition from foreign enterprises, the impact on demand for the Company’s products due to increased imports of copper and brass parts and fittings, the ability to continually achieve productivity improvements and cost reductions in the Company’s operations given the law of diminishing returns, the ability to acquire businesses at an attractive price and integrate them into the Company’s operations, the dependence of the Company’s volumes on market factors beyond the Company’s control, including in the automotive, building and housing, and munitions markets, and the impact of rising interest rates on the building and housing market and such impact’s effect on the demand for the Company’s products.
•	The Company board’s belief that stockholder value would be maximized by entering into and/or consummating the merger;
•	The anticipated performance of the Company and the Company common stock on a standalone basis, based on management estimates and adjusted for different scenarios, and the risks and uncertainties of continuing on a standalone basis as an independent public company;

•	The Company board’s consideration of the potential strategic alternatives reasonably available to the Company, the directors’ assessment and management’s views of the industry landscape, industry participants and potential counterparties;
•	The fact that no parties other than Parent Holdco has made a proposal at this time to acquire the Company or pursue a strategic combination with the Company;
•	The availability of a go-shop provision to the Company that the Company could use to solicit other bids;
•	The Company board’s view that a key reason why Parent Holdco was willing to offer merger consideration of $44.00 per share to the Company’s stockholders was because of the strategic nature of the proposed transaction for Parent Holdco;
•	The course and history of competitive negotiations between the Company and Parent Holdco and its affiliates, as described in the section of this proxy statement entitled “The Merger — Background of the Merger,” including the fact that the Company board did not accept the initial price range between $39.00 and $41.00 proposed by Parent Holdco and did not determine to enter into a merger agreement with Parent Holdco until such offer had been increased to $44.00 per share, together with the Company board’s belief that it had obtained Parent Holdco’s best and final offer after multiple rounds of negotiations and that it was unlikely that any other party would be willing to acquire the Company at a higher price, with the understanding that the Company negotiated the ability in the merger agreement to seek such a higher price post-signing if an interested counterparty emerged (subject to compliance with the merger agreement);
•	The Company board’s belief that, if triggered, the termination fee payable by the Company to Parent Holdco is reasonable and consistent with fees payable in comparable transactions and would not be likely to preclude another party from making a competing proposal; and
•	The Company board’s belief that the terms of the merger agreement, taken as a whole, are reasonable.

Greater Certainty of Value. The Company board considered that the per share merger consideration is a fixed all-cash amount, thereby providing the Company’s stockholders with certainty of value and liquidity for their shares upon the closing of the merger, especially when viewed against the risks and uncertainties inherent in the Company’s business, including potential risks associated with the Company’s standalone strategy in light of recent industry trends, changing competitive dynamics and risks relating to the execution of management’s standalone plan.

Opinion of the Company’s Financial Advisor. The Company board considered the opinion of J.P. Morgan, dated as of April 9, 2019, to the Company board that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in its opinion, the merger consideration to be paid to the holders of shares of the Company common stock in the proposed merger was fair, from a financial point of view, to such stockholders, as more fully described in the section entitled “The Merger — Opinion of the Company’s Financial Advisor.”

Likelihood of Completion. The Company board considered the likelihood that the merger would be completed, in light of, among other things:

•	The commitment of Parent Holdco, Parent and Merger Sub in the merger agreement to use reasonable best efforts to complete the merger as soon as practicable, including cooperating to obtain required regulatory clearances and defending against any lawsuits challenging the merger subject to certain limitations;
•	The transaction having a termination date of December 31, 2019, subject to the automatic extension of the termination date until March 31, 2020 if certain conditions of each party to effect the merger (as described in the first section of the sections of this proxy statement entitled “Conditions to Completion of the Merger”) are not satisfied;
•	The restrictions on Parent Holdco and its subsidiaries from acquiring or entering into any business arrangements that could impose a material delay in the obtaining of, or increase the risk of not obtaining, approval under any regulatory laws necessary to consummate the merger;

•	Parent Holdco’s having entered into a credit facility concurrent with signing that provides for the financing of the merger consideration and its representation in the merger agreement that it has, and will have as of the Effective Time, available sufficient cash or other sources of funds necessary to enable Parent Holdco or Parent to pay the aggregate Merger Consideration; and
•	The conditions to closing contained in the merger agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to certain materiality or material adverse effect qualifiers.

Right and Opportunity to Solicit and Receive Higher Offers and Alternative Proposals, to Terminate the Merger Agreement to Accept a Superior Proposal and to Change its Recommendation. The Company board considered the Company’s rights under the merger agreement to solicit higher offers and alternative proposals during the go-shop period, and to consider, negotiate and accept certain higher offers and alternative proposals (provided the Company complies with the various provisions of the merger agreement) thereafter, including:

•	The Company’s right to solicit offers with respect to acquisition proposals during a thirty day go-shop period (plus additional fifteen day period to continue negotiating alternative proposals furnished during the go-shop period with any excluded party) and to terminate the merger agreement to enter into an agreement with respect to a superior proposal during the go-shop period, subject to Parent’s right to receive payment of a termination fee of $19,976,267 (see the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”);
•	The Company’s right, after the end of the go-shop period and prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement, to respond to, provide information in response to, and negotiate with respect to, certain unsolicited acquisition proposals and, subject to Parent Holdco’s right to receive payment of a termination fee of $39,952,535, to enter into a definitive agreement relating to a superior proposal in specified circumstances (see the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”);
•	The fact that as of the date of this proxy statement, since the date of the merger agreement, no person has made a proposal to acquire the Company; and
•	The Company board’s rights to change its recommendation to stockholders under the circumstances specified in the merger agreement, including subject to the circumstances described in the merger agreement, in connection with a superior proposal or an intervening event (see the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”).

Opportunity for the Company’s Stockholders to Vote. The Company board also considered the fact that the merger would be subject to the approval of the Company’s stockholders, and the Company’s stockholders would be free to evaluate the merger and vote for or against the adoption of the merger agreement at the Company stockholders’ meeting.

Availability of Appraisal Rights. The Company board also considered the availability of appraisal rights under Delaware law to holders of shares of the Company common stock who do not vote in favor of the adoption of the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

In the course of reaching its recommendation, the Company board also considered certain risks and potentially negative factors relating to the merger agreement and the merger, including:

•	That the Company’s stockholders will have no ongoing equity participation in the Company following the merger, and that such stockholders will therefore cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company common stock following the merger;
•	The provisions of the merger agreement that restrict the Company’s ability, following the go-shop period, to solicit or participate in discussions or negotiations regarding acquisition proposals, in each case, subject to certain exceptions, and that restrict the Company from terminating the merger agreement to enter into alternative acquisition agreements;

•	The possibility that the merger is not completed in a timely manner or at all for any reason, as well as the risks and costs to the Company if the merger is not completed or if there is uncertainty regarding the likelihood, timing or effects of completion of the merger, including uncertainty as to the effect of the merger on the Company’s employees, customers, suppliers, vendors, advertisers, distributors, partners and other third parties, which could impair the Company’s ability to attract, retain and motivate key personnel and could cause third parties to seek to terminate, change or not enter into business relationships with the Company, as well as the risk of management distraction from ongoing business operations as a result of the merger, and the effect on the trading price of the Company common stock if the merger agreement is terminated or the merger is not completed for any reason;
•	That, in connection with certain regulatory laws or with obtaining CFIUS approval, Parent Holdco, the Company, and their respective subsidiaries are not required or permitted to propose, negotiate, commit, effect or agree to, by consent decree, hold separate order or otherwise, the sale, divesture, transfer, or other disposition of, holding separate (through the establishment of a trust or otherwise) of, or exclusive license of, or action that would prohibit such person’s ability to hold or retain, any of such person’s or its affiliates’ assets, properties, product lines, products, operations, services, businesses or equity interests or other investments held by such person in any other person, or the forced sale, transfer or disposition by an investor of its direct or indirect investment in such person or their respective subsidiaries or affiliates, taken as a whole (see the sections of this proxy statement entitled “The Merger Agreement — Antitrust Matters” and “The Merger Agreement — CFIUS and ITAR Matters”);
•	That, in connection with certain regulatory laws, Parent Holdco, the Company, and their respective subsidiaries are not obligated to agree to any behavioral limitations, conduct restrictions or conduct commitments with respect to the business of the Company and its subsidiaries, including the creation, change, modification or termination of business relationships, contractual rights, course of conduct or related conduct obligations or the business relationships with customers and/or suppliers, including any behavioral or conduct action that limits the freedom of action with respect to the business of the Company and its subsidiaries, if the effect of such conduct remedies would or would reasonably be expected to be material and adverse, on the Company and its subsidiaries, taken as a whole; and the parties are not obligated to agree to such conduct remedies with respect to any of the assets, properties, businesses, services, products, operations or product lines of any member of the parent group (see the section of this proxy statement entitled “The Merger Agreement — Antitrust Matters”);
•	That, in connection with obtaining CFIUS approval, Parent Holdco, the Company, and their respective subsidiaries are not obligated to agree to any behavioral limitations, conduct restrictions or conduct commitments with respect to the business of the Company and its subsidiaries, including the creation, change, modification or termination of business relationships, contractual rights, course of conduct or related conduct obligations or the business relationships with customers and/or suppliers, including any behavioral or conduct action that limits the freedom of action with respect to the business of the Company and its subsidiaries, if the effect of such conduct remedies would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole; and the parties are not obligated to agree to such conduct remedies with respect of Parent Holdco and its subsidiaries that would reasonably be expected to have a material adverse effect on Parent Holdco and its subsidiaries, taken as a whole (see the section of this proxy statement entitled “The Merger Agreement — CFIUS and ITAR Matters”);
•	The merger agreement’s restrictions on the conduct of the Company’s business before completion of the merger, generally requiring the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve its business organization intact in all material respects and maintain relations in all material respects with its employees, unions, key customers and suppliers with whom the Company and its subsidiaries have significant business relationships and prohibiting the Company from taking specified actions, which could delay or prevent the Company from undertaking certain business opportunities that arise pending completion of the merger (see the section of this proxy statement entitled “The Merger Agreement — Conduct of Business Pending the Merger”);

•	The possibility that the Company could be required under the terms of the merger agreement to pay a termination fee of $19,976,267 under certain circumstances during the go-shop period or prior to the cut-off time, or $39,952,535 after the go-shop period (as more fully described in the section of this proxy statement entitled “The Merger Agreement — Company Termination Fee”), and that such termination fee could discourage other potential bidders from making a competing bid to acquire the Company;
•	That the transaction having a termination date of December 31, 2019, subject to the automatic extension of the termination date until March 31, 2020 if certain conditions of each party to effect the merger have not been satisfied, means that it is possible that the Company’s stockholders could be asked to vote on approving the merger agreement well in advance of the completion of the transaction, depending on when the transaction closes;
•	That the receipt of cash by the Company’s stockholders in exchange for their shares of common stock pursuant to the merger will be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes (see the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”); and
•	That some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally (see the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”).

The foregoing discussion of the information and factors considered by the Company board includes the material factors considered by the Company board but is not intended to be exhaustive and does not necessarily include all of the factors considered by the Company board. In view of the complexity and variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Company board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements.”

The Company board has unanimously determined that the merger is in the best interests of, the Company and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, directed that the adoption of the merger agreement be submitted for consideration by the Company’s stockholders at the special meeting and resolved to recommend that the Company’s stockholders adopt the merger agreement.

Certain Company Unaudited Financial Forecasts

GBC’s management annually prepares, in the ordinary course of its business, an internal, three-year non-public, unaudited financial forecast. Most recently, in January 2019, GBC’s management prepared such forecasts for the fiscal years ending December 31, 2019 to 2021. In connection with GBC’s consideration of the potential merger, in February 2019, GBC’s management extrapolated such non-public, unaudited financial forecasts for fiscal years ending December 31, 2022 and 2023 (together with such non-public, unaudited financial forecasts for the fiscal years ending December 31, 2019 through 2021, referred to in this proxy statement as the “strategic plan forecast”). GBC’s ordinary-course methodology for preparing such forecasts is to include assumptions for the then-current fiscal year that GBC’s management believes likely can be achieved and to include more optimistic assumptions in subsequent years. At the time the strategic plan forecast was prepared for the fiscal year ending December 31, 2019, the strategic plan forecast included assumptions for fiscal year 2019 that GBC’s management believed to be achievable and more optimistic assumptions for fiscal years ending December 31, 2020 through 2023, including, among other things, the expectation that there is no recession in the markets in which GBC operates, GBC experiences no significant increase in competition, GBC’s proposed initiatives will meet or exceed their stated goals, GBC is able to offset inflationary cost increases with cost savings in other areas, GBC’s capital expenditures occur as planned and yield anticipated benefits, GBC meets or exceeds its productivity initiatives and there is no impact from fluctuations in commodity prices.

In February 2019, in connection with GBC’s consideration of the potential merger, GBC’s management prepared a risk-adjusted forecast for the fiscal years ending December 31, 2019 through 2023 (referred to in this proxy statement as the “risk adjusted case forecast”). The risk adjusted case forecast included the same projections for fiscal year ending December 31, 2019 as were included in the strategic plan forecast and included a set of assumptions for fiscal years ending December 31, 2020 through 2023 that management believes are more likely to be achieved than those included in the strategic plan forecast. Both the strategic plan forecast and the risk adjusted case forecast were provided to (a) the board to assist it in evaluating the potential merger and various strategic alternatives potentially available to the Company, including remaining a standalone company, and (b) J.P. Morgan and were approved by the board for J.P. Morgan’s use and reliance in connection with its financial analyses and in rendering its fairness opinion as described in the section of this proxy statement entitled “The Merger — Opinion of the Company’s Financial Advisor”.

In addition, also in February 2019, in connection with Wieland’s due diligence investigation and consideration and evaluation of the merger, GBC’s management prepared and provided to Wieland a non-public, unaudited financial forecast for the fiscal year ending December 31, 2019 (referred to in this proxy statement as the “Wieland forecast”). The Wieland forecast was based off the strategic plan forecast, actual results for January 2019 and the then-current expectations of GBC’s business in February 2019. The risk adjusted case forecast, the strategic plan forecast and the Wieland forecast are hereinafter referred to as the “GBC forecasts.”

Except for annual guidance regarding certain financial and non-financial amounts, GBC does not as a matter of course make public forecasts as to future performance, and is especially wary of making forecasts for extended periods, given, among other reasons, the inherent difficulty of predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, GBC is including in this proxy statement a summary of certain limited unaudited prospective financial information for GBC on a standalone basis, without giving effect to the merger, solely because such financial information was utilized and made available as described above. The inclusion of the GBC forecasts should not be regarded as an indication that the board, GBC or its management or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or necessarily predictive of actual future results, and they should not be relied on as such.

The GBC forecasts and the underlying assumptions upon which the GBC forecasts were based are subjective in many respects, subject to multiple interpretations and frequent revisions, and are based on actual experience and business developments. The GBC forecasts, while presented with numerical specificity, reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond GBC’s control. The GBC forecasts constitute forward-looking statements. Multiple factors, including those described in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements,” could cause the GBC forecasts or the underlying assumptions to not be realized. As a result, there can be no assurance that the GBC forecasts will be realized or that actual results will not be significantly higher or lower than projected. The GBC forecasts do not take into account any circumstances or events occurring after the date on which they were prepared, including the merger. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the GBC forecasts will be achieved. As a result, the inclusion of the GBC forecasts in this proxy statement does not constitute an admission or representation by GBC or any other person that the information is material. GBC made no representation to Wieland or any investor in or stockholder of Wieland or GBC, in the merger agreement or otherwise, concerning the GBC forecasts. The summary of the GBC forecasts is not provided to influence GBC stockholders’ decisions regarding whether to vote for the merger proposal or any other proposal. The GBC forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in GBC’s public filings with the SEC.

The GBC forecasts were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (referred to in this proxy statement as “GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, GBC’s management. PricewaterhouseCoopers LLP, GBC’s independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to GBC’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

The Risk Adjusted Case Forecast

The following is a summary of the risk adjusted case forecast:

	Fiscal Year Ended December 31,
($ in millions)	2019	2020	2021	2022	2023
Total adjusted revenue(1)	$643	$665	$675	$685	$695
% Growth	4.4%	3.4%	1.5%	1.5%	1.5%
Provision for taxes	$27	$27	$27	$27	$28
Depreciation and Amortization	$24	$29	$33	$35	$36
EBITDA	$128	$133	$138	$140	$142
% Margin(2)	19.9%	20.0%	20.4%	20.4%	20.4%
EBIT	$104	$105	$105	$105	$106
% Margin(3)	16.1%	15.7%	15.5%	15.4%	15.2%
CapEx	$42	$50	$36	$36	$37
Unlevered Free Cash Flow(4)	$85	$52	$73	$74	$76
(1)	Represents GAAP net revenue less the cost of metal included within cost of goods sold. The only adjustment between Net Revenue and Total Adjusted Revenue is the metal component of cost of goods sold. The Company does not forecast the metal component of cost of goods sold because its balanced book customer pricing practices (as further described in Part I, Item I of the Company’s Form 10-K filed with the SEC on February 28, 2019) pass on such costs to customers and because commodity price flucutations are outside the control of the Company.
(2)	Represents EBITDA divided by total adjusted revenue. EBITDA is GAAP net income attributable to Global Brass and Copper Holdings, Inc. adjusted to exclude, if applicable: (i) interest expense, net, (ii) provision for incomes taxes, and (iii) depreciation and amortization.
(3)	Represents EBIT divided by total adjusted revenue. EBIT is GAAP net income attributable to Global Brass and Copper Holdings, Inc. adjusted to exclude, if applicable: (i) interest expense, net and (ii) provision for incomes taxes.
(4)	Represents GAAP EBIT tax-effected at 26% plus depreciation and amortization expense, less capital expenditures, and plus or minus the decrease or increase, as applicable, in working capital excluding net debt amounts.

The Strategic Plan Forecast

The following is a summary of the strategic plan forecast:

	Fiscal Year Ended December 31,
($ in millions)	2019	2020	2021	2022	2023
Total adjusted revenue(1)	$643	$681	$721	$749	$764
% Growth	4.4%	5.8%	5.9%	3.9%	2.0%
Provision for taxes	$27	$28	$31	$32	$32
Depreciation and Amortization	$24	$29	$33	$36	$37
EBITDA	$128	$137	$152	$158	$161
% Margin(2)	19.9%	20.2%	21.1%	21.1%	21.1%
EBIT	$104	$109	$118	$122	$124
% Margin(3)	16.1%	16.0%	16.4%	16.3%	16.2%
CapEx	$42	$50	$36	$37	$38
Unlevered Free Cash Flow(4)	$85	$52	$77	$83	$88
(1)	Represents GAAP net revenue less the cost of metal included within cost of goods sold. The only adjustment between Net Revenue and Total Adjusted Revenue is the metal component of cost of goods sold. The Company does not forecast the metal component of cost of goods sold because its balanced book customer pricing practices (as further described in Part I, Item I of the Company’s Form 10-K filed with the SEC on February 28, 2019) pass on such costs to customers and because commodity price flucutations are outside the control of the Company.
(2)	Represents EBITDA divided by total adjusted revenue. EBITDA is GAAP net income attributable to Global Brass and Copper Holdings, Inc. adjusted to exclude, if applicable: (i) interest expense, net, (ii) provision for incomes taxes, and (iii) depreciation and amortization.

(3)	Represents EBIT divided by total adjusted revenue. EBIT is GAAP net income attributable to Global Brass and Copper Holdings, Inc. adjusted to exclude, if applicable: (i) interest expense, net and (ii) provision for incomes taxes.
(4)	Represents GAAP EBIT tax-effected at 26% plus depreciation and amortization expense, less capital expenditures, and plus or minus the decrease or increase, as applicable, in working capital excluding net debt amounts.

The Wieland Forecast

The following is a summary of the Wieland forecast:

Fiscal Year Ended December 31,
($ in millions)	2019
Net revenue	$1,793
Metal Component of net revenue	$1,136
Total adjusted revenue	$657
% Growth	6.6%
Net Income attributable to GBC	$64
Interest expense, net	$19
Provision for taxes	$23
EBIT	$105
Depreciation and Amortization	$24
EBITDA	$129
% Margin(1)	19.6%
EBIT*	$105
% Margin(2)*	15.9%
CapEx	$42
Current Assets	$554
Total Assets	$747
Current Liabilities	$156
Total Long-term Liabilities	$344
Cash flows from operating activities	$122
Cash flows from investing activities	$(42)
*	Does not total to the numbers above and percentage does not recalculate due to rounding.
(1)	Represents EBITDA divided by total adjusted revenue. EBITDA is GAAP net income attributable to Global Brass and Copper Holdings, Inc. adjusted to exclude, if applicable: (i) interest expense, net, (ii) provision for incomes taxes, and (iii) depreciation and amortization.
(2)	Represents EBIT divided by total adjusted revenue. EBIT is GAAP net income attributable to Global Brass and Copper Holdings, Inc. adjusted to exclude, if applicable: (i) interest expense, net and (ii) provision for incomes taxes.

The GBC forecasts do not take into account the possible financial and other effects on GBC of the merger and do not attempt to predict or suggest future results following the merger. The GBC forecasts do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on GBC of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the GBC forecasts do not take into account the effect on GBC of any possible failure of the merger to occur.

As noted above, the GBC forecasts include the following “non-GAAP financial measures”: Total adjusted revenue, EBITDA, EBITDA margin, EBIT, and EBIT margin. The definitions for these non-GAAP financial measures are set forth above. Financial measures provided to a board of directors, financial advisor, or bidder with respect to a business combination transaction in the circumstances described above are excluded from the definition of non-GAAP financial measures for purposes of SEC rules and, therefore, are not subject to SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of the non-GAAP financial measures in the GBC forecasts for all years were not prepared by the Company prior to the execution of the merger agreement, and cannot be prepared because interest expense and the metal component of cost of goods sold was not forecasted with respect to all years set forth in the projections, and were therefore not provided to or relied upon by the board or J.P. Morgan in connection with the merger. Accordingly, a reconciliation is not provided of the non-GAAP financial measures to the relevant GAAP financial measures for the GBC forecasts for all years. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude items, including charges and credits that are required to be included in a GAAP presentation. The Company also does not currently have sufficient data to estimate the variables and individual adjustments for such reconciliation for all years, including normal variability in interest rates, commodity prices, tax expense, equity compensation, and severance and related costs for future periods. The Company is unable to quantify the probable significance of these items at this time. Thus, the adjustments required for any such reconciliation of GBC’s forward-looking non-GAAP financial measures for all years cannot be forecast with certainty by GBC.

For the foregoing reasons, and considering that the special meeting will be held several months after the GBC forecasts were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the GBC forecasts set forth above. No one has made or makes any representation to any investor or stockholder regarding the information included in the GBC forecasts. GBC urges all GBC stockholders to review its most recent SEC filings for a description of its reported financial results. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

In addition, the GBC forecasts have not been updated or revised to reflect information or results after the date the GBC forecasts were prepared or as of date of this proxy statement, and except as required by applicable securities laws, GBC does not intend to update or otherwise revise the GBC forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown not to be appropriate.

Opinion of the Company’s Financial Advisor

Pursuant to an engagement letter dated March 16, 2019, the Company retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the Company board on April 9, 2019, J.P. Morgan rendered its opinion to the Company board that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in its opinion, the consideration to be paid to the holders of shares of the Company common stock in the proposed merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan, dated as of April 9, 2019, which sets forth the assumptions made, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Company board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration to be paid to the holders of the Company common stock in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated April 8, 2019 of the merger agreement;
•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company common stock and certain publicly traded securities of such other companies;
•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business, including the strategic plan forecast and the risk adjusted case forecast; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement will not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of the Company common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of shares of the Company common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Company common stock will trade at any future time.

At the time that J.P. Morgan rendered its opinion, J.P. Morgan was not authorized to and had not solicited any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

The terms of the merger agreement were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the merger agreement was solely that of the Company board.

J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Company board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Company board or management with respect to the proposed merger or the consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Company board on April 9, 2019 and in the financial analyses contained in the presentation delivered to the Company board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering such opinion and contained in such presentation, and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were:

•	Aurubis AG
•	Kaiser Aluminum Corporation
•	Materion Corp.
•	Reliance Steel & Aluminum Co.
•	Worthington Industries
•	Ryerson Holding Corporation
•	Olympic Steel, Inc.

J.P. Morgan calculated and compared various financial multiples and ratios based on public filings with the SEC, equity analyst research reports, FactSet market prices and other publicly available information as of April 3, 2019 for each of the selected companies listed above and for the Company. Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of such company’s firm value (adjusted for after-tax underfunded pension costs) (referred to in this proxy statement as “Adjusted FV”) to the equity research analyst consensus estimate for such company’s Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization, and adjusted for non-service pension costs), for the fiscal year ended December 31, 2019 (referred to in this proxy statement as “Adjusted FV/2019E Adjusted EBITDA”) and the ratio of such company’s Adjusted FV to the equity research analyst consensus estimate for the company’s estimated Adjusted EBITDA for the fiscal year ended December 31, 2020 (referred to in this proxy statement as “Adjusted FV/2020E Adjusted EBITDA”). The following table represents the results of this analysis for each of the selected companies:

	Adjusted FV/2019E Adjusted EBITDA	Adjusted FV/2020 Adjusted EBITDA
Specialty Metals
Aurubis AG	6.0x	5.7x
Kaiser Aluminum Corporation	9.0x	8.4x
Materion Corp.	7.9x	7.5x
Processors & Distributors
Reliance Steel & Aluminum Co.	7.8x	8.2x
Worthington Industries	7.8x	7.5x
Ryerson Holding Corporation	7.1x	6.7x
Olympic Steel, Inc.	8.9x	6.9x

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range of 7.0x to 8.5x for Adjusted FV/2019E Adjusted EBITDA and a multiple reference range of 6.5x to 8.0x for Adjusted FV/2020E Adjusted EBITDA.

After applying these ranges to the Company’s estimated Adjusted EBITDA for the fiscal years ended December 31, 2019 and December 31, 2020 based on each of the strategic plan forecast and the risk adjusted case forecast (each as more fully described below under the section entitled “The Merger - Certain Company Unaudited Financial Forecasts”), the analysis indicated the following ranges of implied equity value per share for the Company common stock, rounded to the nearest $0.10:

	Implied Equity Value Per Share (based on the strategic plan forecast)		Implied Equity Value Per Share (based on the risk adjusted case forecast)
	Low	High	Low	High
Adjusted FV/2019E Adjusted EBITDA	$31.70	$40.20	$31.70	$40.20
Adjusted FV/2020E Adjusted EBITDA	$31.60	$40.70	$30.40	$39.30

The ranges of implied equity value per share were compared to (a) the closing price per share of the Company common stock of $34.57 as of April 3, 2019, and (b) the proposed cash consideration of $44.00 per share of the Company common stock.

Selected Transaction Analysis

Using publicly available information, J.P. Morgan reviewed selected transactions involving businesses that, for purposes of J.P. Morgan’s analysis and based on its experience and professional judgment, were considered similar to the Company’s business. Specifically, J.P. Morgan reviewed the transactions set forth in the below table involving companies in the metals processing industry.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the target company’s firm value implied by the consideration paid in such transaction to the target company’s EBITDA for the twelve calendar-month period (referred to in this proxy statement as “LTM”) prior to announcement of the applicable transaction (referred to in this proxy statement as “FV/LTM EBITDA”). The following table represents the results of this analysis for each of the selected transactions:

Target	Acquiror	Month/Year Announced	FV/LTM EBITDA(1)
Metal Producers
KME AG (Brass Rods)	Zhejiang Hailiang	January 2019	7.9x	(2)
Thyssen-Krupp Companhia Siderúrgica do Atlântico	Ternium	February 2017	5.9x
Republic Conduit	Nucor	December 2016	~6.0x	(3)
Independence Tube	Nucor	September 2016	~6.0x	(4)
North Star Bluescope Steel	BlueScope Steel Ltd	October 2015	7.3x
RTI	Alcoa	March 2015	12.6x
Gallatin	Nucor	September 2014	6.5x	(5)
Severstal Dearborn	AK Steel	July 2014	6.4x
Severstal Columbus	Steel Dynamics	July 2014	6.4x
Allegheny (Tungsten)	Kennametal	September 2013	~12.6x	(6)
Metal Processors and Distributors
Aleris	Hindalco / Novelis	July 2018	12.7x
Metals USA	Reliance Steel	February 2013	8.5x
Chicago Tube & Iron	Olympic Steel	May 2011	14.1x
PNA Group	Reliance Steel	June 2008	9.6x
Ryerson	Platinum Equity	July 2007	8.9x
Harris Steel	Nucor	January 2007	7.1x
Oregon Steel	Evraz	November 2006	7.2x
(1)	EBITDA multiples represent FV / LTM EBITDA multiples unless otherwise noted.
(2)	EV/2017 EBITDA multiple.
(3)	Approximate EV/2015-2016 average EBITDA multiple per management press release.
(4)	Approximate EV/2013-2015 average EBITDA multiple per management press release.

(5)	EV/FY 2015 EBITDA multiple per management press release.
(6)	EV/CY 2012 EBITDA multiple.

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range of 6.5x to 9.0x for FV/LTM EBITDA and applied it to the Company’s EBITDA for the twelve months ended December 31, 2018. This analysis indicated a range of implied equity values per share of the Company common stock, rounded to the nearest $0.10, of $27.10 to $40.50, which was compared to (a) the closing price per share of the Company common stock of $34.57 as of April 3, 2019, and (b) the proposed cash consideration of $44.00 per share of the Company common stock.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the Company common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows,” for purposes of the discounted cash flow analysis, refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the present value of the future standalone unlevered, after-tax free cash flows that the Company was forecasted to generate from fiscal year 2019 through fiscal year 2021 based upon each of the strategic plan forecast and the risk adjusted case forecast, and from fiscal year 2022 and fiscal year 2023 based upon extrapolations provided by management of the Company with respect to each set of projections. J.P. Morgan also calculated a range of terminal values for the Company at the end of the five-year period ended 2023 by applying a terminal growth rate ranging from 1.0% to 2.0% (which range was provided by the management of the Company) to the unlevered free cash flows of the Company during the final year of the strategic plan forecast and risk adjusted case forecast. The unlevered free cash flows and the range of terminal values were then discounted to present values as of December 31, 2018 using a range of discount rates from 8.25% to 9.25%. The discount rate range was selected by J.P. Morgan based on J.P. Morgan’s analysis of the weighted average cost of capital for the Company derived using the capital asset pricing model, taking into account target capital structures, the Company’s estimated cost of equity, the Company’s estimated cost of debt, the Company’s estimated marginal tax rate, yields for 10-year U.S. Treasury bonds, levered betas for the Company and the selected publicly traded companies identified above under “Opinion of the Company’s Financial Advisor—Public Trading Multiples,” market risk premium based on standard market studies conducted by J.P. Morgan on a monthly basis and other factors. The present values were then adjusted to take into account the Company’s net debt of $190 million as of December 31, 2018 to derive implied equity values for the Company.

Based on the foregoing, this analysis indicated the following ranges of implied equity values per share of the Company common stock, rounded to the nearest $0.10:

	Strategic plan forecast		Risk adjusted case forecast
	Low	High	Low	High
Implied Equity Value Per Share	$37.70	$49.60	$32.30	$42.50

The ranges of implied equity values per share of the Company common stock were compared to (a) the closing price per share of the Company common stock of $34.57 as of April 3, 2019, and (b) the proposed cash consideration of $44.00 per share of the Company common stock.

Other Information

52-Week Historical Trading Range. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range for the Company common stock for the 52-week period ended April 3, 2019, which was $24.06 per share to $39.05 per share, and compared that range to (a) the closing price per share of the Company common stock of $34.57 as of April 3, 2019, and (b) the proposed cash consideration of $44.00 per share of the Company common stock.

90-Day VWAP. For reference only and not as a component of its fairness analysis, J.P. Morgan calculated the ninety day volume-weighted average price (referred to in this proxy statement as “VWAP”), as of April 3, 2019, which was $30.43, and compared that ninety day VWAP to (a) the closing price per share of the Company common stock of $34.57 as of April 3, 2019, and (b) the proposed cash consideration of $44.00 per share of the Company common stock.

Analyst Price Target. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the publicly available equity research analyst price target for the Company common stock available as of April 3, 2019, and noted that such price target was $46.00 per share, and compared that price target to (a) the closing price per share of the Company common stock of $34.57 as of April 3, 2019, and (b) the proposed cash consideration of $44.00 per share of the Company common stock.

Miscellaneous. The foregoing summary of the material financial analyses undertaken by J.P. Morgan does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

J.P. Morgan received a fee from the Company of $3.0 million for the delivery of its opinion. The Company has agreed to pay J.P. Morgan a transaction fee of approximately $10.3 million, against which the opinion fee will be credited, upon the consummation of the merger. The Company may, in its sole discretion, also pay J.P. Morgan a discretionary fee of up to approximately $3.4 million, which, if paid by the Company in its sole discretion, shall be payable upon consummation of the merger. As of the date of this proxy statement, J.P. Morgan’s engagement is ongoing and the Company has not decided whether or not such fee will be paid. There are no specific criteria for such determination. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Parent Holdco or any of its subsidiaries. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s credit facility which closed in May 2018. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which J.P. Morgan receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates held, on a proprietary basis, less than 1% of the outstanding Company common stock. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from the Company were approximately $1.5 million and from Parent were approximately $0.2 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Financing

In connection with the execution of the merger agreement, Parent Holdco entered into the Wieland Loan Agreement, pursuant to which each of Landesbank and Unicredit committed, upon certain terms and subject to certain conditions, to lend Parent Holdco funds in an amount sufficient to finance in full the amounts payable by Parent to the Company’s equity holders pursuant to the merger agreement and the transactions contemplated thereby.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company board that Company stockholders vote in favor of the adoption of the merger agreement, Company stockholders should be aware that the non-employee directors and executive officers of the Company have potential interests in the merger that may be different from, or in addition to, the interests of Company stockholders generally, including the treatment of their equity awards in connection with the transaction, certain potential severance payments, and the right to continued indemnification and insurance coverage. The Company board was aware of these interests and considered them, among other matters, in making its recommendation that Company stockholders vote in favor of the adoption of the merger agreement.

This disclosure assumes that the merger will constitute a change in control, change of control or term of similar meaning under all of our compensation plans, programs and agreements. For purposes of this disclosure, our “executive officers” are: (i) John J. Wasz, President, Chief Executive Officer and Chief Operating Officer; (ii) Christopher J. Kodosky, Chief Financial Officer; (iii) Anne-Marie W. D’Angelo, General Counsel and Corporate Secretary; (iv) Devin K. Denner, President, Chase Brass, LLC; (v) Gregory B. Keown, President, AJ Oster, LLC; (vi) Dale R. Taylor, President, GBC Metals, LLC (d/b/a Olin Brass); (vii) William G. Toler, Executive Vice President, Strategic Planning and Development and (viii) David W. Kern, Vice President, Human Resources.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right purchase or participate in the equity of, the Surviving Corporation or any of its affiliates, except as set forth in the merger agreement.

Treatment of Company Equity Awards

The Company has from time to time granted Company Stock Options, Company RSA Awards and Company PS Awards under the Global Brass and Copper Holdings, Inc. 2013 Omnibus Equity Incentive Plan, as amended and restated May 26, 2016 (referred to in this proxy statement as the “equity incentive plan”).

The merger agreement provides for the treatment set forth below with respect to awards held by the Company’s non-employee directors, executive officers and all other participants in the equity incentive plan at the effective time:

•	Each then outstanding Company Stock Option, whether vested or unvested, will be terminated and cancelled and, without any action on his or her part, the holder of the Company Stock Option will be entitled to receive, for each share of common stock subject to the cancelled Company Stock Option, a lump sum cash payment equal to the difference between the merger consideration and the exercise price of the Company Stock Option (without interest), subject to any applicable tax withholding, provided that any Company Stock Option with an exercise price that is equal to or greater than the merger consideration will be cancelled for no consideration.

•	Each then outstanding Company RSA Award (including any portion of a Company restricted share unit award for which the performance period has ended prior to the effective time but that remains subject to time-based vesting requirements), will be terminated and cancelled and, without any action on his or her part, the holder of the Company RSA Award will be entitled to receive, for each share of common stock subject to the cancelled Company RSA Award, a lump sum cash payment equal to the merger consideration plus the amount of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the effective time with respect to such Company RSA Award that would otherwise become payable at the time of the Company RSA Award’s vesting (without interest), subject to any applicable tax withholding.
•	Each then outstanding Company PS Award will be terminated and cancelled and, without any action on his or her part, the holder of the Company PS Award will be entitled to receive, for each share of common stock subject to the cancelled Company PS Award (assuming that Company PS Awards granted in 2018 were achieved at 200% of target and Company PS Awards granted in 2019 were achieved at 150% of target), a lump sum cash payment equal to the merger consideration plus the amount of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the effective time with respect to such Company PS Award that would otherwise become payable at the time of the Company PS Award’s vesting (without interest), subject to any applicable tax withholding.

Summary of Outstanding Shares of Common Stock and Equity Awards

The following table sets forth the estimated cash consideration that each of the Company's non-employee directors and executive officers would be entitled to receive in respect of any outstanding shares of common stock (other than shares of restricted stock) and any outstanding Company Stock Options, unvested Company RSA Awards and unvested Company PS Awards (assuming that Company PS Awards granted in 2018 are deemed to be achieved at 200% of target and Company PS Awards granted in 2019 are deemed to be achieved at 150% of target) held by the executive officer or non-employee director as of the date of this filing. The values shown were calculated assuming (i) that the price per share of the Company common stock was $44.00, which equals the per share merger consideration, (ii) that no additional equity-based awards will be granted to any non-employee directors or executive officers between the date of the merger agreement and the effective time, (iii) that all Company Stock Options held by each director or executive officer remain unexercised immediately prior to the effective time and that no RSA Awards or PS Awards become vested in accordance with their terms between the date of this filing and the effective time and (iv) that no Company Stock Options, Company RSA Awards or Company PS Awards are forfeited prior to the effective time.

The amounts shown in the table below do not include any reduction pursuant to the 280G “best-net” provision described below.

	Number of Shares of Company Common Stock	Total Consideration for Shares
Executive Officers
John J. Wasz	249,757	$10,989,308
Christopher J. Kodosky	22,541	$991,804
Anne-Marie W. D’Angelo	2,038	$89,672
Devin K. Denner	34,161	$1,503,084
Gregory B. Keown	9,764	$429,616
Dale R. Taylor	14,496	$637,835
William G. Toler	60,531	$2,663,378
David W. Kern	11,888	$523,072
Non-Employee Directors
Vicki L. Avril	29,644	$1,304,336
Donald L. Marsh, Jr.	24,644	$1,084,336
Bradford T. Ray	12,942	$569,448
John H. Walker	23,410	$1,030,040
Martin E. Welch III	18,276	$804,144
Ronald C. Whitaker	26,894	$1,183,336

	Number of Shares of Company Common Stock Subject to Options	Total Consideration for Options	Number of Shares Underlying Unvested RSA Awards	Accrued Dividends for Unvested RSA Awards	Total Consideration for Unvested RSA Awards	Number of Shares Underlying Unvested PS Awards(1)	Accrued Dividends for Unvested PS Awards	Total Consideration for Unvested PS Awards(1)	Aggregate Consideration for Equity Awards
Executive Officers
John J. Wasz	258,284	$6,029,809	61,290	$14,895	$2,711,655	184,154	$50,761	$8,153,537	$16,895,000
Christopher J. Kodosky	29,962	$521,750	15,445	$4,091	$683,671	43,575	$11,912	$1,929,212	$3,134,632
Anne-Marie W. D’Angelo	—	—	7,250	$1,473	$320,473	22,466	$5,714	$994,218	$1,314,691
Devin K. Denner	70,003	$1,760,003	11,470	$2,948	$507,628	35,232	$10,146	$1,560,354	$3,827,984
Gregory B. Keown	—	—	5,895	$1,036	$260,416	14,610	$2,719	$645,559	$905,975
Dale R. Taylor	6,061	$58,792	10,511	$2,405	$464,889	31,305	$8,289	$1,385,709	$1,909,390
William G. Toler	64,073	$1,591,725	10,952	$2,734	$484,622	33,090	$9,292	$1,465,252	$3,541,599
David W. Kern	—	—	6,367	$1,525	$281,673	18,644	$4,955	$825,291	$1,106,964
Non-Employee Directors
Vicki L. Avril	—	—	3,313	$895	$146,667	—		—	$146,667
Donald L. Marsh, Jr.	—	—	3,313	$895	$146,667	—		—	$146,667
Bradford T. Ray	—	—	3,313	$895	$146,667	—		—	$146,667
John H. Walker	—	—	3,313	$895	$146,667	—		—	$146,667
Martin E. Welch III	—	—	3,313	$895	$146,667	—		—	$146,667
Ronald C. Whitaker	—	—	3,313	$895	$146,667	—		—	$146,667
(1)	Assumes that Company PS Awards granted in 2018 are achieved at 200% of target and Company PS Awards granted in 2019 are achieved at 150% of target.

Employment/Severance Arrangements.

The Company has entered into an employment agreement with Mr. Wasz and severance protection agreements with each of its other executive officers, each of which provide for severance following certain termination events, as described below.

Chief Executive Officer and Chief Operating Officer. Mr. Wasz is party to an employment agreement, dated as of May 8, 2014, as amended on April 9, 2019, which provides that if his employment is terminated by the Company without “cause” or by him for “good reason”, he is entitled to receive: (a) two years of base salary, (b) his target annual bonus, and (c) continued health, dental, and life insurance coverage for a period of up to one year. “Cause” under Mr. Wasz’s employment agreement generally means: (i) the willful failure or refusal to perform the duties of his position after written notice from the Company board; (ii) willful misconduct or gross negligence in the performance of duties that has an adverse effect on the Company or an affiliate after receipt of at least one warning from the Company; (iii) intentional breach by the executive of a written covenant with or written policy of the Company, in each case relating to the use and preservation of intellectual property and/or confidentiality; (iv) being impaired by or under the influence of alcohol, illegal drugs, or controlled substances while working or while on the property of the Company or its affiliates; (v) conviction of or plea of nolo contendere to a felony; or (vi) dishonest, disloyal, or illegal conduct or gross misconduct that materially and adversely affects Mr. Wasz’s performance or the reputation or business of the Company, not including a petty offense or a violation of the motor vehicle code. “Good reason” under Mr. Wasz’s employment agreement generally means any of the following events occurring without his consent: (i) the Company’s failure to continue Mr. Wasz in the position of President and Chief Executive Officer; (ii) the Company’s requiring Mr. Wasz to report to an individual or body other than the Company board; (iii) a material diminution in Mr. Wasz’s position with us or the duties and responsibilities associated with such position; or (iv) a material reduction of Mr. Wasz’s base salary, annual target bonus opportunity, benefits, and annual equity incentive awards in the aggregate, excluding any reduction in Mr. Wasz’s annual equity incentive awards that (a) is applicable to all similarly situated executives or (b) is 10% or less and results from adjustments to the allocation of a fixed pool among similarly situated executives.

Chief Financial Officer. Mr. Kodosky is party to a severance protection agreement with the Company, dated as of July 11, 2016, which provides that if Mr. Kodosky’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” he will be entitled to a severance payment in a cash lump sum, equal to (i) one year of base pay at the highest rate of base salary during the one-year period immediately prior to the termination and (ii) the higher of (x) the target annual bonus amount for the year preceding the termination and (y) the average annual bonus earned and paid over the three years immediately prior to his termination. Mr. Kodosky and his dependents will also be entitled to continued health, dental, and life insurance participation for up to one year following such termination. Mr. Kodosky’s severance protection agreement generally uses the same definitions of “cause” and “good reason” as Mr. Wasz’s employment agreement, except that under Mr. Kodosky’s severance protection agreement “good reason” includes the requirement that Mr. Kodosky report to any individual or body other than the chief executive officer or the Company board, any assignment of duties materially and adversely inconsistent with his position, the material diminution in the Mr. Kodosky’s position with the Company or the authority, duties or responsibilities associated with such position, any material reduction in his base salary, target annual cash bonus opportunity plan, benefits, and annual equity incentive awards in the aggregate, excluding any reduction in his annual equity incentive awards that (a) is applicable to all similarly situated executives or (b) is 20% or less and results from adjustments to the allocation of a fixed pool among similarly situated executives, any requirement that his principal place of employment is other than our principal executive office or there is a change in his principal place of employment that increases the distance between his residence as of the date of the agreement, July 11, 2016, to his principal place of employment by more than fifty miles.

General Counsel and Corporate Secretary. Ms. D’Angelo is party to a severance protection agreement with the Company, dated as of November 10, 2017, which provides that if Ms. D’Angelo’s employment is terminated by the Company without “cause” or if she resigns for “good reason,” she will be entitled to a severance payment in a cash lump sum, equal to (i) one year of base pay at the highest rate of base salary during the one-year period immediately prior to the termination and (ii) the higher of (x) the target annual bonus amount for the year preceding the termination and (y) the average annual bonus earned and paid over the three years immediately prior to her termination. Ms. D’Angelo and her dependents will also be entitled to continued health, dental, and life insurance participation for up to one year following such termination. Ms. D’Angelo’s severance protection agreement generally uses the same definitions of “cause” and “good reason” as Mr. Kodosky’s severance protection agreement.

President, Chase Brass, LLC. Mr. Denner is party to a severance protection agreement with the Company, dated as of July 29, 2011, as amended on April 9, 2019, which provides that if Mr. Denner’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” he will be entitled to a lump sum severance payment equal to (i) one year of base pay at the highest rate of base salary during the one-year period immediately prior to the termination and (ii) the highest of (x) his target bonus amount for the year in which the last date of employment occurs, (y) the average of his annual bonus over the three years immediately prior to the year in which the last day of employment occurs and (z) an amount set forth on an exhibit to the severance protection agreement (which is currently zero). In addition, Mr. Denner and his dependents will be entitled to continued health, dental, and life insurance participation for up to one year following such termination. Mr. Denner’s severance protection agreement generally uses the same definition of “cause” as Mr. Wasz’s employment agreement, except that, under Mr. Denner’s severance protection agreement “cause” includes failure or refusal to perform the duties of his position after written notice from the CEO. “Good reason” under Mr. Denner’s employment agreement generally means any of the following events occurring without his consent: (i) any assignment of duties materially and adversely inconsistent with his position, which results in a material diminution of position, authorities, duties or responsibilities or (ii) any material diminution in base salary, bonus opportunity or benefits.

President, AJ Oster, LLC. Mr. Keown is party to a severance protection agreement with the Company, dated as of March 7, 2018, which provides that if Mr. Keown’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” he will be entitled to a severance payment in a cash lump sum, equal to (i) one year of base pay at the highest rate of base salary during the one-year period immediately prior to the termination and (ii) the higher of (x) the target annual bonus amount for the year preceding the termination and (y) the average annual bonus earned and paid over the three years immediately prior to his termination.

Mr. Keown and his dependents will also be entitled to continued health, dental, and life insurance participation for up to one year following such termination. Mr. Keown’s severance protection agreement generally uses the same definitions of “cause” and “good reason” as Mr. Kodosky’s severance protection agreement.

President, GBC Metals, LLC (d/b/a Olin Brass). Mr. Taylor is party to a severance protection agreement with the Company dated as of April 3, 2017, as amended on April 9, 2019, which provides that if Mr. Taylor’s employment is terminated by the Company without “cause” or if he resigns for “good reason”, he will be entitled to a lump sum severance payment equal to (i) one year of base pay at the highest rate of base salary during the one-year period immediately prior to the termination and (ii) the highest of (x) his target bonus for the year preceding the termination, (y) the average of his annual bonus over the three years immediately prior to the year in which the termination occurs and (z) 50% of his highest rate of base salary during the one-year period immediately prior to the termination. In addition, he and his dependents will be entitled to continued health, dental, and life insurance participation for up to one year following such termination. Mr.Taylor’s severance protection agreement generally uses the same definitions of “cause” and “good reason” as Mr. Denner’s severance protection agreement.

Executive Vice President, Strategic Planning and Development. Mr. Toler is party to a severance protection agreement with the Company dated as of September 9, 2013, as amended on April 9, 2019, which provides that if Mr. Toler’s employment is terminated by the Company without “cause” or if he resigns for “good reason”, he will be entitled to a lump sum severance payment equal to (i) one year of base pay at the highest rate of base salary during the one-year period immediately prior to the termination and (ii) the highest of (x) his target bonus for the year preceding the termination, (y) the average of his annual bonus over the three years immediately prior to the year in which the termination occurs and (z) 50% of his highest rate of base salary during the one-year period immediately prior to the termination. In addition, he and his dependents will be entitled to continued health, dental, and life insurance participation for up to one year following such termination. Mr.Toler’s severance protection agreement generally uses the same definitions of “cause” and “good reason” as Mr. Denner’s severance protection agreement.

Vice President, Human Resources. Mr. Kern is party to a severance protection agreement with the Company, dated as of March 7, 2018, which provides that if Mr. Kern’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” he will be entitled to a severance payment in a cash lump sum, equal to (i) one year of base pay at the highest rate of base salary during the one-year period immediately prior to the termination and (ii) the higher of (x) the target annual bonus amount for the year preceding the termination and (y) the average annual bonus earned and paid over the three years immediately prior to his termination. Mr. Kern and his dependents will also be entitled to continued health, dental, and life insurance participation for up to one year following such termination. Mr. Kern’s severance protection agreement generally uses the same definitions of “cause” and “good reason” as Mr. Kodosky’s severance protection agreement.

280G “Best-Net” Provision. The employment agreement for Mr. Wasz and the severance protection agreements for each of our other named executive officers contain a 280G “best-net” provision which generally provides that to the extent any payments (referred to in this proxy statement as “Payments”) paid or payable to the named executive officer would constitute “ parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (referred to in this proxy statement as the “code”) subject to the excise tax under Section 4999 of the code, such Payments shall be reduced so that the present value of all Payments will be equal to 2.99 times the named executive officer’s “base amount” within the meaning of Section 280G of the code, but only if doing so would result in a net after-tax payment to the named executive officer that is greater than the amount the named executive officer would receive if the full amount of Payments were made (assuming no reduction and net of all applicable taxes (including any excise tax under Section 4999 of the code)).

Estimated Severance Payments. The estimated amounts of severance payable to each of Messrs. Wasz, Kodosky, Denner, Toler in connection with the mergers is included under “Golden Parachute Compensation” below, based on the assumptions described below. Based on these same assumptions, the estimated value of cash severance payments and benefits continuation, as applicable, for Ms. D’Angelo, Mr Keown and Mr. Kern are $495,000, $487,405 and $428,139, respectively.

Golden Parachute Compensation.

As required by Item 402(t) of Regulation S-K, the following table sets forth, for our named executive officers, compensation that is based on or otherwise relates to the merger and that will become payable (in the case of “single trigger” arrangements) upon the closing of the merger and those that may (in the case of “double trigger” arrangements) become payable to or realized by such individuals following certain termination of employment events that occur following the closing of the merger. For purposes of this proxy statement, our “named executive officers” are those individuals who are identified as named executive officers in our proxy statement for the 2019 annual meeting of shareholders, which proxy statement was filed with the SEC on March 29, 2019.

The estimated potential payments in the table below are based on (i) per share merger consideration of $44.00; (ii) base salary, target bonus levels, and equity award holdings as of the date of this filing; (iii) the merger closing on September 30, 2019 (the assumed date of the closing of the merger solely for purposes of this golden parachute compensation disclosure); and (iv) a termination of each named executive officer by the Company without “cause” or by the executive for “good reason” occurs in connection with the closing of the merger. Further, the estimated potential payments in the table below assume that (i) each named executive officer’s base salary, target bonus level and equity award holdings remain unchanged from those in place as of the date of this filing, (ii) no named executive officer receives any additional equity grants or receives any shares in respect of any Company equity awards on or prior to the effective time, (iii) no named executive officer enters into any new agreement with the Company or is otherwise legally entitled to, prior to the effective time, additional compensation or benefits. The amounts shown in the table below do not include any reduction pursuant to the 280G “best-net” provision described above, or the value of payments or benefits that are not based on or otherwise related to the merger.

Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with the Company, independent of the merger. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the Merger. As a result, the actual amounts, if any, to be received by an executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
John J. Wasz	$2,625,000.00	$11,014,610.49	$23,904.96	$656,250.00	$14,319,765.45
Christopher J. Kodosky	$741,063.67	$2,686,192.41	—	$225,750.00	$3,653,006.08
Devin K. Denner	$640,657.00	$2,098,604.36	$23,904.96	$176,400.00	$2,939,566.32
Dale R. Taylor	$584,000.00	$1,870,201.62	$27,366.60	$164,250.00	$2,645,818.22
William G. Toler	$708,297.00	$1,978,789.93	$17,394.24	$168,712.50	$2,873,193.67
(1)	Amounts in this column are “double-trigger” amounts payable upon a qualifying termination as described above, representing the cash severance and annual bonus components. For each of our named executive officers, the amount is calculated based on the named executive officer’s base salary and target annual bonus in effect on the date of this filing.
(2)	Amounts in this column are “single-trigger” amounts representing the amount payable in respect of Company Stock Options, Company RSA Awards and Company PS Awards, as applicable, including unpaid dividends associated with the awards, that are being accelerated and cashed out in the merger, as described under “The Merger Agreement — Treatment of Company Equity Awards” below and assuming the merger consideration is $44.00 per share.
(3)	Amounts in this column are “double-trigger” amounts payable upon a qualifying termination of employment as described above, representing the benefits continuation component. The estimated value of such benefits continuation is based on the cost of Company health, dental and life insurance premiums as in effect on the date of this filing.
(4)	Amounts in this column are “single-trigger” amounts representing estimated 2019 annual bonuses prorated through September 30, 2019 that are payable pursuant to the merger agreement, which for purposes of this disclosure assumes target level performance, but will, pursuant to the merger agreement, be payable based on actual performance.

Indemnification and Insurance.

Pursuant to the terms of the merger agreement, our directors and executive officers will be entitled to certain ongoing indemnification and insurance coverage, further described in the section entitled “The Merger Agreement — Indemnification and Insurance.”

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the code, applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (referred to in this proxy statement as the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax or Sections 1471-1474 of the code (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any considerations under state, local or foreign tax laws or U.S. federal tax laws other than those pertaining to U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or resident individual of the United States;
•	a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors therein, S corporations or investors therein, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, a holder required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being recognized on an applicable financial statement, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of common stock who exercise appraisal rights in connection with the merger under the DGCL.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of common stock, you should consult your tax advisor.

This discussion of material U.S. federal tax consequences is for general information purposes only and is not tax advice. Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in its shares of common stock.

Any such gain or loss will generally be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

HSR Clearance. Under the HSR Act and related rules and regulations, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. The Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC on April 22, 2019, and the thirty day waiting period expired at 11:59 p.m. on May 22, 2019.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

The Company, Parent Holdco, Parent, and Merger Sub are each required to use their reasonable best efforts to promptly take, or to cause to be taken, any and all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing and, in the case of Parent Holdco, to cause Parent, Merger Sub and their respective subsidiaries to cooperate as necessary or appropriate with the other parties and to do, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement, subject to certain limitations, as soon as practicable. See the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters.”

There can be no assurance that regulatory authorities will not impose conditions on the completion of the merger or require changes to the terms of the transaction.

CFIUS. CFIUS is an interagency committee of the U.S. government that is authorized to review transactions in which a foreign person acquires control of a U.S. business, and to determine whether the transactions raise national security concerns. CFIUS also has the authority to impose measures to mitigate any such national security concerns if appropriate, and the President is authorized to block transactions if warranted by national security concerns. Completion of the merger is subject to approval by CFIUS as further described in this section. The parties submitted a draft joint voluntary notice to CFIUS on April 19, 2019, and submitted a final joint voluntary notice for review by CFIUS on May 13, 2019, after addressing the comments provided on the draft filing. Completion of the transaction is conditioned on receipt of CFIUS approval. For purposes hereof, “CFIUS approval” means the parties to the merger agreement shall have received written notice from CFIUS that review or investigation under Section 721 of the Defense Production Act of 1950, as amended (referred to in this proxy statement as the “DPA”), of the transactions contemplated by the merger agreement has been concluded, and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transactions contemplated by the merger agreement; CFIUS shall have concluded that the transactions contemplated by the merger agreement do not constitute a covered transaction and are not subject to review under Section 721 of the DPA; or CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the joint notice and either (i) the period under Section 721 of the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by the merger agreement shall have expired without any such action being announced or taken, or (ii) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by the merger agreement. See the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger — CFIUS and ITAR Matters.”

There can be no assurance that CFIUS will refrain from imposing conditions on the completion of the merger or require changes to the terms of the transaction. Additionally, there can be no guarantee that CFIUS will not recommend that the President of the United States block the transaction.

DDTC. Section 122.4(b) of the ITAR requires companies that are registered with DDTC to notify DDTC at least sixty days in advance of any intended sale or transfer to a foreign person of ownership or control of the registrant. Global Brass and Copper, Inc., a wholly owned subsidiary of the Company, is registered under the ITAR, and provided DDTC with the notification required by the ITAR Section 122.4(b) on April 19, 2019. Completion of the merger is subject to sixty days having passed after the parties notified DDTC of the merger and the maintenance of the Company’s ITAR registration, as further described in the section of this proxy statement entitled “The Merger Agreement - Regulatory Approvals”. In addition, Section 122.4(a) of the ITAR requires companies that are registered with DDTC to notify DDTC of material changes to the information in the registration statement, including the closing of a merger or acquisition, within five days after the effective time. Thus Global Brass and Copper, Inc. will provide DDTC with the notification required by Section 122.4(a) of the ITAR within five days after the closing of the merger.

There can be no assurance that the Global Brass and Copper Inc.’s registration under the ITAR will not be revoked or otherwise fail to be renewed in response to such notice to DDTC.

Litigation Related to the Merger

Following the announcement of the Merger, two putative class action complaints were filed on or around May 14 and 17, 2019, respectively, by purported stockholders of the Company in the United Stated District Court for the District of Delaware. The cases are captioned Stein v. Global Brass & Copper Holdings, Inc., et al., Case No. 1:19-cv-00903-UNA and Kent v. Global Brass & Copper Holdings, Inc., et al., Case No. 1:19-cv-00920-UNA (the “Actions”). The Actions name as defendants the Company and its board of directors, and one of the Actions also names as a defendant the Company’s President and Chief Executive Officer. The complaints allege, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and certain rules promulgated thereunder by omitting or misrepresenting certain allegedly material information in the preliminary proxy statement filed with the SEC by the Company on May 10, 2019, which information the plaintiffs argue is necessary for stockholders of the Company to make an informed decision whether to vote in favor of the Merger. The complaints seek, among other things, a declaratory judgment, preliminary or permanent injunctive relief against the stockholder vote on the Merger, unspecified damages, and an award of costs, fees, and disbursements. The Company believes that the claims asserted in the Actions are without merit.

Delisting and Deregistration of Company Common Stock

If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about the Company or modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to the Company. The merger agreement contains representations and warranties by, and covenants of, the Company, Parent Holdco, Parent and Merger Sub, and they were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to important qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in the Company’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section of this proxy statement entitled “Where You Can Find Additional Information.” Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation and a wholly owned, indirect subsidiary of Parent Holdco. At the effective time, the certificate of incorporation of the surviving corporation will remain the certificate of incorporation of the Company as in effect immediately prior to the effective time, until thereafter amended as provided therein or under applicable law. At the effective time, the bylaws of the surviving corporation will remain the bylaws of the Company as in effect immediately prior to the effective time, until thereafter amended as provided therein or in the certificate of incorporation or by applicable law.

The individuals holding positions as directors of Merger Sub immediately prior to the effective time will become the initial directors of the surviving corporation. The individuals holding positions as officers of the Company immediately prior to the effective time will become the initial officers of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger will take place (1) at 9:00 a.m., New York City time, on the fifth business day following the satisfaction or waiver (if permissible under applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing), or (2) at another date and time mutually agreed upon in writing between the Company and Parent Holdco. For purposes of the merger agreement, “business day” refers to any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by law to close in New York, New York or Munich, Germany.

On the closing date, the Company shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger.

Effect of the Merger on the Common Stock

At the effective time, each share of common stock of the Company issued and outstanding immediately before the effective time (other than the cancelled shares and the dissenting shares) will automatically be cancelled and converted into the right to receive the merger consideration, upon surrender of certificates (or delivery of an affidavit of loss in lieu thereof) or book-entry shares.

At the effective time, each of the cancelled shares will automatically be cancelled without payment of any consideration and will cease to exist. In addition, at the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.

Treatment of Company Equity Awards

Pursuant to the merger agreement, at the effective time:

•	Each then outstanding Company Stock Option, whether vested or unvested, will be terminated and cancelled and, without any action on his or her part, the holder of the Company Stock Option will be entitled to receive, for each share of common stock subject to the cancelled Company Stock Option, a lump sum cash payment equal to the difference between the merger consideration and the exercise price of the Company Stock Option (without interest), subject to any applicable tax withholding, provided that any Company Stock Option with an exercise price that is equal to or greater than the merger consideration will be cancelled for no consideration.
•	Each then outstanding Company RSA Award (including any portion of a Company restricted share unit award for which the performance period has ended prior to the effective time but that remains subject to time-based vesting requirements) will be terminated and cancelled and, without any action on his or her part, the holder of the Company RSA Award will be entitled to receive, for each share of common stock subject to the cancelled Company RSA Award, a lump sum cash payment equal to the merger consideration plus the amount of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the effective time with respect to such Company RSA Award that would otherwise become payable at the time of the Company RSA Award’s vesting (without interest), subject to any applicable tax withholding.
•	Each then outstanding Company PS Award will be terminated and cancelled and, without any action on his or her part, the holder of the Company PS Award will be entitled to receive, for each share of common stock subject to the cancelled Company PS Award (assuming that Company PS Awards granted in 2018 were achieved at 200% of target and Company PS Awards granted in 2019 were achieved at 150% of target), a lump sum cash payment equal to the merger consideration plus the amount of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the effective time with respect to such Company PS Award that would otherwise become payable at the time of the Company PS Award’s vesting (without interest), subject to any applicable tax withholding.

Payment for Common Stock in the Merger

On or prior to the effective time, Parent Holdco will, or will cause Parent to, deposit with a paying agent, in trust for the benefit of holders of Company shares, cash sufficient to pay the aggregate merger consideration.

As soon as reasonably practicable (and no later than three business days) after the effective time, Parent Holdco will cause the paying agent to mail to each holder of record of a certificate that immediately prior to the effective time represented shares of the Company common stock (other than cancelled shares and dissenting shares) (1) a letter of transmittal and (2) instructions for effecting the surrender of such certificates (or affidavits of loss in lieu thereof) to the paying agent in exchange for payment of the merger consideration (without interest and subject to any required tax withholding). Upon surrender to the paying agent of certificates (or affidavits of loss in lieu), together with the letter of transmittal, duly completed and validly executed, and such other customary documents as may be reasonably required, the holder of such certificates will be entitled to receive payment of the merger consideration which the holder is entitled to pursuant to the merger agreement in respect of each share formerly represented by such certificate (without interest and after giving effect to any required tax withholding). A holder of book-entry shares that immediately prior to the effective time represented shares of common stock (other than cancelled shares and dissenting shares) will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration. In lieu thereof, each registered holder of book-entry shares shall automatically, upon the effective time, be entitled to receive, and Parent Holdco shall, or shall cause Parent to, cause the paying agent to pay and deliver, as soon as reasonably practicable after the effective time, the applicable merger consideration to each holder of book-entry shares and the book-entry shares so exchanged will forthwith be cancelled.

Representations and Warranties

The merger agreement contains representations and warranties of the Company, subject to certain exceptions in the merger agreement, in the company disclosure schedule delivered in connection with the merger agreement and in certain of the Company’s public filings, as to, among other things:

•	organization and power to do business;
•	subsidiaries;
•	capitalization;
•	corporate power and authority relating to the execution, delivery and performance of the merger agreement;
•	consents and approvals relating to the execution, delivery and performance of the merger agreement and the absence of certain violations;
•	the forms, reports and documents required to be filed or furnished with the SEC, compliance of the consolidated financial statements of the Company included in such documents, the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;
•	the absence of certain changes or events;
•	the accuracy of the information supplied for the purposes of this proxy statement;
•	compliance with applicable laws;
•	tax returns and other tax matters;
•	related party transactions;
•	the absence of certain actions, proceedings or orders;
•	employee benefit plans and other agreements, plans and policies with or concerning employees;
•	intellectual property and privacy;
•	material contracts;
•	real and personal property matters;
•	the absence of certain liabilities relating to, and violations of, environmental laws;
•	insurance policies;
•	the opinion of the Company’s financial advisor;
•	broker’s fees;
•	takeover statutes and absence of anti-takeover agreements and plans;

•	the Foreign Corrupt Practices Act, anti-bribery and international trade;
•	absence of proceedings related to products liability;
•	matters related to the Company’s top customers and suppliers; and
•	matters related to government contracts and absence of proceedings or orders pertaining to government contracts.

The merger agreement also contains representations and warranties of Parent Holdco, Parent and Merger Sub, subject to certain exceptions in the merger agreement and the parent disclosure schedule delivered in connection with the merger agreement, as to, among other things:

•	organization and power to do business;
•	capitalization and activities of Merger Sub;
•	corporate power and authority relating to the execution, delivery and performance of the merger agreement;
•	consents and approvals relating to the execution, delivery and performance of the merger agreement and the absence of certain violations and sources of conflicting interests;
•	the accuracy of the information supplied for the purposes of this proxy statement;
•	the absence of certain actions, proceedings or orders;
•	sufficiency of cash and or other sources of funds to enable Parent Holdco or Parent to pay the aggregate merger consideration and the other amounts payable under the merger agreement;
•	the absence of beneficial ownership of Company shares by Parent Holdco and its affiliates;
•	broker’s fees; and
•	solvency.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “company material adverse effect” or “parent material adverse effect” qualification, as discussed below.

For purposes of the merger agreement, a “company material adverse effect” means any fact, circumstance, change, event, occurrence or effect that has, or would reasonably be expected to, individually or in the aggregate, (1) have a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole, or (2) prevent or materially delay, or would reasonably be expected to prevent or materially delay, the ability of the Company to consummate the transactions contemplated by the merger agreement. However, none of the following, and no effect arising out of, relating to or resulting from the following, will constitute or be taken into account in determining whether a company material adverse effect with respect to clause (1) above has occurred or would reasonably be expected to occur:

•	(i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which the Company and its subsidiaries operate, or (B) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest, exchange rates or commodity prices, or deterioration in the credit markets generally; or
•	(ii) any facts, circumstances, changes, events, occurrences or effects to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in law, in GAAP or in accounting standards (or the enforcement or interpretation of any of the foregoing) after the date of the merger agreement, (B) entry into and consummation and performance of the merger agreement and the transactions contemplated by the merger agreement and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, advertisers, distributors, partners, employees, regulators or other third parties, (C) acts of war (whether or not declared and whether or not political in nature) or any outbreak of hostilities, sabotage or terrorism (including cyber-attacks and computer hacking broadly affecting companies in the industry in which the Company and its subsidiaries operate or the United States, international trade related matters and matters related to tariffs), or any escalation or worsening of any such acts of war (whether or not declared and whether or not political in nature), outbreak of hostilities, sabotage or terrorism (including cyber-attacks and computer hacking broadly affecting companies in the industry in which the Company and its subsidiaries operate or the United States, international trade related matters and matters related to tariffs), in each case, arising after the date of the merger agreement, (D) weather, pandemics, earthquakes, hurricanes, tornados or natural disasters, (E) regulatory and political conditions or developments or the shutdown or furlough of any governmental entity arising after the date of the merger agreement, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent Holdco, Parent, Merger Sub or any of their respective affiliates, (G) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company), or otherwise under the DGCL or other applicable law, or other litigation arising out of or related to the merger agreement or any of the transactions contemplated by the merger agreement, (H) actions or omissions of the Company or any of its subsidiaries requested by Parent Holdco or Parent or required by or in compliance with the merger agreement (excluding the requirement that the Company operate in the ordinary course of business), (I) any decline in the market price, or change in trading volume, of the Company common stock (or the volatility thereof) (it being understood that the underlying cause(s) of any such failure may be taken into consideration except to the extent otherwise excluded by the definition of “company material adverse effect”), (J) the effect of seasonal changes and patterns on the results of operations, business or financial condition of the Company and its subsidiaries, (K) any failure by the Company and its subsidiaries to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and/or any failure by the Company and its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by the definition of “Company Material Adverse Effect”), or (L) the non-renewal of a contract set forth in a specified section of the company disclosure schedules to the merger agreement (it being understood that the underlying cause(s) of any such failure may be taken into consideration except to the extent otherwise excluded by this definition of “company material adverse effect”).

However, with respect to the matters described in clauses (i) and (ii)(A), (C), (D) and (E), if such matters disproportionately affect the Company and its subsidiaries, taken as a whole, compared to the effects on other companies in the industry in which the Company and its subsidiaries operate then, to the extent not otherwise excluded from the definition of company material adverse effect, only such incremental disproportionate effect or effects will be taken into account in determining whether there has been a company material adverse effect.

For purposes of the merger agreement, a “parent material adverse effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on Parent Holdco’s, Parent’s or Merger Sub’s ability to timely consummate the transactions contemplated by the merger agreement, including the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, from and after the date of the merger agreement and prior to the effective time or termination of the merger agreement, except with Parent’s prior written consent (which consent in the cases of items (8), (12), (13), (14), (16) and (21) below will not be unreasonably withheld, delayed or conditioned), as required by applicable law, as contemplated by the merger agreement or as set forth in the disclosure schedules to the merger agreement, the Company will, and will cause its subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve its business organization intact in all material respects and maintain relations in all material respects with its employees, unions, key customers and suppliers with whom the Company and its subsidiaries have significant business relationships, and will not and will not permit its subsidiaries to, take any of the following actions:

(1)	declare, set aside, make, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, whether payable in cash, stock, property or otherwise, except for (A) dividends or distributions by a subsidiary of the

Company to the Company or to another subsidiary of the Company, and (B) regular quarterly cash dividends or distributions of the Company made in the ordinary course, consistent with past practice, which will be no greater than $0.09 per share per quarter;

(2)	other than in the case of wholly owned subsidiaries, adjust, recapitalize, split, combine, subdivide, redeem, offer to redeem, purchase, repurchase, reclassify or otherwise acquire, directly or indirectly, any of its capital stock or equity interests;
(3)	(x) issue, deliver, sell, pledge, grant, transfer, authorize, dispose of, or otherwise encumber any shares of its capital stock, other equity or voting securities, any securities convertible into or exchangeable for, or any option, warrant or other right to acquire or receive any shares of its capital stock, other equity or voting securities or convertible or exchangeable securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or (y) redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting securities, other than, in each case, (A) in connection with the exercise, vesting or settlement, as applicable, of company equity awards that are outstanding on the date of the merger agreement in accordance with their terms as in effect on the date of the merger agreement, including with respect to the satisfaction of tax withholding and, with respect to Company stock options, the payment of the exercise price, (B) the issuance by any subsidiary of the Company of any shares of capital stock or equity interests of such subsidiary to the Company or any subsidiary of the Company, and (C) the grant of any liens to secure obligations of the Company or any of its subsidiaries in respect of any indebtedness permitted under item (9) below;
(4)	(A) amend the certificate of incorporation or bylaws of the Company or amend in any material respects other similar organizational documents of any of its subsidiaries or (B) form any new subsidiaries;
(5)	form any joint venture or partnership, or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing equity interests in or assets of, or by any other manner, any assets of any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person (other than the Company or a subsidiary of the Company);
(6)	make any loans, advances or capital contributions to, or investments in, any other person (other than the Company or any of its subsidiaries), other than in the ordinary course of business in an amount not exceeding $1 million in the aggregate, or in transactions among subsidiaries of the Company;
(7)	sell, lease (as lessor), license (as licensor) or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any lien (other than a permitted lien), any of its properties or assets except (i) sales or other dispositions of inventory or excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to contracts to which the Company or any of its subsidiaries is a party made available to Parent and in effect prior to the date of the merger agreement or entered into as permitted under this provision, or (iii) properties or assets having a fair market value of less than $1 million individually or $5 million in the aggregate;
(8)	enter into, amend in any material respect, renew, voluntarily terminate (other than by expiration) or grant any release or relinquishment of any material rights under, any material contract (or any contract that would be a material contract if entered into prior to the date of the merger agreement), other than (a) by automatic extension, termination or renewal (including if deemed an amendment or modification of any such contract), (b) a termination due to an uncured breach by a counterparty to such contract, or (c) in the ordinary course of business;
(9)	subject to specified provisions of the merger agreement relating to indebtedness, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money (including under the existing credit facilities) or assume, guarantee or endorse, or otherwise as an accommodation become responsible for any indebtedness of any other person, or issue or sell any debt securities or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other arrangements to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than (A) indebtedness solely among the Company and its subsidiaries or among its subsidiaries, (B) amounts outstanding or available to be drawn under the existing credit facilities (without giving effect to any amendments after the date of the merger agreement increasing the aggregate amount of indebtedness outstanding or available to be drawn thereunder), or (C) under short-term debt or overdraft facilities, in each case as refinanced, replaced, amended or renewed on substantially similar terms from time to time not in excess of $2 million in aggregate principal amount outstanding at any one time (any indebtedness referenced in clause (C), is referred to in this proxy statement as “specified indebtedness”);

(10)	merge or consolidate the Company or any of its subsidiaries with and into any other person other than, in the case of any subsidiary of the Company, to effect any acquisition or any disposition permitted in this section of the merger agreement and other than transactions among subsidiaries of the Company;
(11)	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;
(12)	amend in any material respect, cancel or terminate any material insurance policy naming the Company or any of its subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;
(13)	pay, discharge, satisfy, settle or compromise or agree to settle any pending or threatened action or other claims, liabilities or obligations relating to a pending or threatened action other than any such payment, discharge, satisfaction, settlement or compromise of an action or claim solely for money damages for an amount in excess of $1 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof);
(14)	except as required by the terms of any company benefit plan or collective bargaining agreements or other contracts with labor unions or employee representative bodies as in effect on the date of the merger agreement that have been disclosed to Parent Holdco or Parent in writing, or as required by applicable law, (A) increase the compensation or benefits of any current or former officer, director, employee or other individual service provider of the Company or any of its subsidiaries, except for (x) increases for non-officer employees in base salary in the ordinary course of business that do not exceed, for any such employee, a 3% increase in any one calendar year and (y) increases in compensation made in connection with non-officer employee promotions in the ordinary course and consistent with past practice, (B) adopt any new employee benefit plan or arrangement (including any arrangement that would be a company benefit plan if it were in effect on the date of the merger agreement) or amend, modify or terminate any existing company benefit plan, in each case, other than agreements that are entered into in the ordinary course of business with newly hired employees that do not provide for severance benefits in excess of those provided for in the company severance policy, (C) subject to section (A) of this item, hire, engage, promote or terminate the employment or engagement of (other than for cause, death or disability) any officer, director, employee or other individual service provider who earns (or will earn or did earn) annual base compensation in excess of $200,000, (D) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any company benefit plan, (E) enter into, amend, extend or terminate any collective bargaining agreement or other contract with a labor union or other employee representative body, or (F) change the terms of its participation in, or withdraw from, any multiemployer plan;
(15)	make any material change in financial accounting methods, principles or practices of the Company or any of its subsidiaries, except insofar as may be required by GAAP (or any authoritative interpretation or enforcement thereof), or applicable law, in each case, as agreed to by the Company’s outside auditors;
(16)	authorize, commit to or make any capital expenditures in excess of 100% of the Company’s capital expenditure budget in effect on the date of the merger agreement allocable for each calendar quarter in the period beginning on the date of the merger agreement and ending on the effective time (provided, that if the effective time does not occur prior to December 31, 2019, the capital expenditure budget for the period beginning on January 1, 2020 until the effective time will be based on the same capital expenditure budget in effect on the date of the merger agreement), and in connection with the foregoing, the Company agreed to provide Parent with reasonable information on a monthly basis regarding the Company’s capital expenditures during such period;

(17)	enter into a new line of business that is material to the Company and its subsidiaries taken as a whole;
(18)	other than in the ordinary course of business (A) make or change any material tax election or adopt or change any material method of tax accounting, (B) file any material amended tax return, (C) settle or compromise any audit, assessment or other proceeding relating to a material amount of taxes, (D) agree to an extension or waiver of the statute of limitations with respect to material taxes, (E) enter into any “closing agreement” within the meaning of the code (or any similar provision of any law) with respect to any material tax, or (F) surrender any right to claim a material tax refund;
(19)	(A) abandon, cancel, fail to renew or permit to lapse (i) any material company intellectual property owned by, or purported to be owned by, the Company or (ii) any material in-licensed intellectual property to the extent that the Company or its subsidiaries have the right to take or cause to be taken such action pursuant to the terms of the applicable contract under which such intellectual property is licensed to the Company or its subsidiaries or (B) sell, transfer, license or otherwise encumber (other than a permitted lien) any material company intellectual property;
(20)	license or otherwise dispose of the rights to use any intellectual property (other than customer agreements entered into in the ordinary course of business consistent with past practices) or disclose material trade secrets to a third party other than in the ordinary course of business pursuant to a non-disclosure or confidentiality agreement;
(21)	terminate, amend, renew, enter into or extend any lease or waive any rights thereunder, or acquire any ownership interest in real property or enter into any contracts to acquire any ownership interest in real property, in each case, with aggregate liabilities exceeding $1 million, individually, or $5 million, in the aggregate, per annum; or
(22)	agree to take or make any commitment to take any of the foregoing actions that are prohibited by the foregoing.

Notwithstanding this section of the merger agreement, the Company and its subsidiaries may take commercially reasonable actions that would otherwise be prohibited by items (8) or (16) (or item (22) as it relates thereto) solely to the extent such action is necessary to prevent the occurrence of, or mitigate the existence of, emergency situations or as may be reasonably necessary to address (i) immediate risks to human health or (ii) material damage to the environment, material equipment or other material assets of the Company or any of its subsidiaries, provided that the Company shall (x) if reasonably practicable, provide Parent with notice thereof and request Parent’s reasonable consent and cooperate in good faith in determining a response or (y) if not reasonably practicable, promptly inform Parent of any such actions; provided, further, that with respect to item (8), that such material contract is entered into or amended on commercially reasonable terms, taking into account the circumstances under which it is agreed.

Access

Subject to applicable law, from and after the date of the merger agreement to the effective time or earlier termination of the merger agreement, upon reasonable prior written notice, the Company is required to, and is required to cause its subsidiaries to, afford to Parent Holdco, Parent, Merger Sub and/or their respective representatives reasonable access, during normal business hours, to the Company’s officers, employees, properties, offices and other facilities, books, contracts and records, provided that:

•	the foregoing will not require the Company or any of its subsidiaries to permit access to (A) any information that is subject to attorney-client privilege or other privilege or trade secret protection or the work product doctrine, (B) any information that in the reasonable opinion of the Company (after consulting outside counsel) would violate any applicable law, (C) such documents or information that are reasonably pertinent to any action, proceeding or litigation between the Company and its affiliates, on the one hand, and Parent Holdco and its affiliates, on the other hand, (D) any information related to the negotiation and execution of the merger agreement or to transactions potentially competing with or alternative to the transactions contemplated by the merger agreement or proposals from other third parties relating to any competing or alternative transactions (including acquisition proposals (as defined below)) and the actions of the Company board (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of the merger agreement, or (E) any information related to a change of recommendation (as defined below) or the actions of the Company board (or any committee thereof) with respect thereto;

•	any such investigation must be conducted in such a manner as not to interfere with the normal business or operations of the Company or its subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of the Company or its subsidiaries of their normal duties and Parent Holdco and Parent will use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access; and
•	the Company, its subsidiaries and Parent Holdco and Parent will cooperate in good faith to arrange for, as reasonably agreed by Parent and the Company, communication strategies for, and joint meetings of the Company and Parent Holdco and Parent with, the Company’s customers, suppliers, employees and unions (provided that such meetings do not unreasonably interfere with the operations of the Company and its subsidiaries).

In addition,

•	Parent Holdco, Parent and the Company agreed that each of them may, as they deem advisable and necessary, reasonably designate commercially sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions, and such materials and the information contained therein will be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties;
•	the Company and Parent Holdco will reasonably cooperate in good faith, and use their commercially reasonable efforts to, obtain any consents or give any notices that would be reasonably required under any contracts of the Company or its subsidiaries in connection with the transactions contemplated by the merger agreement; and
•	any access to the properties of the Company and its subsidiaries will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials prior to the effective time without the Company’s prior written consent.

Nothing in the foregoing will require the Company, any of its subsidiaries or any of their respective representatives to prepare any reports, analyses, appraisals, opinions or other information.

Acquisition Proposals; No Solicitation

Actions Prior to “No-Shop Period Start Date”

Pursuant to the merger agreement, until the no-shop period start date, the Company, its subsidiaries, and its and their respective representatives, were permitted to:

•	initiate, solicit and encourage any inquiries with respect to the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;
•	engage in and otherwise participate in any discussions or negotiations regarding an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal (as defined below);
•	cooperate with, assist, participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any acquisition proposal, including by granting a waiver, amendment or release under any pre-existing confidentiality, “standstill” or similar provision; and
•	provide non-public information to any person relating to the Company or any of its subsidiaries with respect to an acquisition proposal pursuant to an acceptable confidentiality agreement;

subject to the requirement that the Company promptly (and in any event within twenty-four hours) make available to Parent Holdco, Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that is provided to any such person or group of persons which was not previously made available to Parent Holdco, Parent or Merger Sub.

The Company is required to promptly notify Parent Holdco and Parent in writing of the identity of each go-shop party from whom the Company receives a go-shop acquisition proposal, which the Company board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such go-shop acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal, and the material terms and conditions of such go-shop acquisition proposal.

The Company did not receive any go-shop acquisition proposals during the period following the execution of the merger agreement and prior to the no-shop period start date.

Actions Following “No-Shop Period Start Date”

From the no-shop period start date, except as permitted by the merger agreement, the Company must not, and must cause its subsidiaries not to, and must use reasonable best efforts to cause its representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;
•	enter into, continue, engage in or otherwise participate in any discussions or negotiations regarding, or knowingly cooperate in any way with or knowingly facilitate, an acquisition proposal or a proposal or offer that would reasonably be expected to lead to an acquisition proposal (other than, in response to an unsolicited inquiry, to refer the inquiring person to the relevant provision under the merger agreement);
•	provide any non-public information to any person relating to the Company or any of its subsidiaries with respect to an acquisition proposal or a proposal or offer that would reasonably be expected to result in an acquisition proposal;
•	enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement (other than an acceptable confidentiality agreement entered into in accordance with the terms of the merger agreement) with respect to an acquisition proposal (referred to in this proxy statement as an “alternative acquisition agreement”);
•	waive, terminate, modify, fail to enforce or release any person (other than Parent Holdco, Parent, Merger Sub or their respective affiliates) under any “standstill” or similar agreement or obligation, or exempt any person (other than Parent Holdco, Parent, Merger Sub and their respective affiliates) from the restrictions of Article 13 of the Company’s certificate of incorporation or similar provisions of any takeover statute; or
•	propose, resolve or agree to do any of the foregoing.

Pursuant to the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons (other than Parent Holdco, Parent and its subsidiaries and any affiliates of the Company) relating to, in a single transaction or series of transactions:

•	a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination, dissolution, joint venture, reorganization or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own more than 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction;
•	the acquisition (including by tender offer or exchange offer or other transaction) or issuance by the Company to any person or group of persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company; or
•	the acquisition in any manner, directly or indirectly (including by sale, lease, exclusive license, mortgage, pledge or other transfer), of assets (including equity interests of subsidiaries) or businesses that represent or constitute more than 20% of the consolidated revenues, EBITDA, net income or total assets of the Company and its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

Discussions or Negotiations

Except as permitted by the merger agreement, following the no-shop period start date, the Company agreed to, and agreed to cause its subsidiaries and instruct its representatives to, immediately terminate and cease all discussions and negotiations with any person or group or its representatives. Notwithstanding the foregoing, subject to other provisions of the merger agreement, the Company was permitted to continue the actions described in the section of this proxy statement entitled “The Merger Agreement — Actions Prior to ‘No-Shop Period Start Date’” with any go-shop party until the cut-off time). The Company did not receive any go-shop acquisition proposals prior to the no-shop period start date and therefore, may not continue the actions described under the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”.

Additionally, following the no-shop period start date (other than in respect of any party that would have constituted an excluded party), or in respect of any party that would have constituted an excluded party, following the cut-off time, the Company agreed, and agreed to cause its subsidiaries and instruct its representatives to, immediately:

•	cease providing any further non-public information with respect to the Company and its subsidiaries or any acquisition proposal to any such person or its representatives and request the prompt return or destruction of all non-public information concerning the Company or its subsidiaries theretofore furnished to any such person (or such person’s representatives) with whom a confidentiality agreement was entered into at any time within the twelve month period immediately preceding the date of the merger agreement, and
•	terminate all access granted to any such person and its representatives to any physical or electronic data.

Pursuant to the merger agreement, an “excluded party” means any go-shop party (so long as such go-shop party, together with all other members of any go-shop party that is a group of persons, if any, immediately prior to the no-shop period start date constitutes at least a majority of the equity financing at all times following the no-shop period start date and prior to the termination of the merger agreement). A go-shop party will immediately cease to constitute an excluded party upon the earliest to occur of (a) the time that any such go-shop party’s acquisition proposal is withdrawn, cancelled, terminated or otherwise expires and (b) in the case of any go-shop party that is a group of persons, the time that (i) the persons in such group at the time such group submitted its initial acquisition proposal cease to constitute in the aggregate at least a majority of the equity financing (measured by each of voting power and value) of such group (subject to the remainder of such equity financing is being provided by persons who themselves were go-shop parties prior to the no-shop period start date), or (ii) any person becomes a member of such group following the no-shop period start date in violation of certain provisions of the merger agreement.

Receipt of Acquisition Proposals

Notwithstanding certain provisions of the merger agreement, following the date of the merger agreement and prior to the time that the stockholder approval is obtained, if the Company receives a bona fide written acquisition proposal that did not result from a breach or deemed breach of certain provisions of the merger agreement, the Company and its representatives may:

•	provide information with respect to the Company and its subsidiaries to such person or group of persons (including their respective representatives and prospective equity and debt financing sources) if the Company receives from such person or group of persons (or has received from such person or group of persons) an acceptable confidentiality agreement entered into in accordance with the terms of the merger agreement, provided the Company makes available to Parent Holdco, Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that is provided to any such person or group of persons which was not previously made available to Parent Holdco, Parent or Merger Sub prior to or at the same time as it is provided to such person or group, and
•	engage or participate in any discussions or negotiations with such person or group of persons (including their respective representatives and prospective equity and debt financing sources),

if, prior to taking any action described above, the Company board determines in good faith after consultation with its financial advisor of nationally recognized reputation and outside legal counsel that (x) such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal and (y) that the failure to take the actions specified above with respect to such acquisition proposal would be inconsistent with its fiduciary duties under applicable law.

Pursuant to the merger agreement, a “superior proposal” means any bona fide written acquisition proposal made by a third party that the Company board has determined in its good faith judgment, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and other aspects of such acquisition proposal and the merger agreement that the Company board in good faith deems relevant, to be more favorable from a financial point of view to the holders of shares than the transactions contemplated by the merger agreement (including, if applicable, any revisions to the merger agreement made or proposed in writing by Parent Holdco, Parent and Merger Sub in accordance with the merger agreement prior to the time of determination to which Parent Holdco, Parent and Merger Sub has committed in writing), provided that for purposes of the definition of “superior proposal,” the references to “20%” and “80%” in the definition of acquisition proposal will be deemed to be references to “50%.”

Change in Board Recommendation

The Company board has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement.

Except as expressly permitted by the merger agreement, the Company board (or a committee thereof) may not:

•	undertake the following actions which constitute a “change of recommendation”:
○	withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify, amend or modify), in each case in a manner adverse to Parent Holdco, Parent or Merger Sub, the recommendation of the Company board that the Company’s stockholders adopt the merger agreement (referred to in this proxy statement as the “company recommendation”);
○	(1) (x) adopt or approve or (y) endorse or recommend, or (2) propose publicly to adopt, endorse, approve or recommend, any acquisition proposal;
○	following the date on which any acquisition proposal or any material modification thereto is first made public or sent or given to the stockholders of the Company, fail to issue a press release publicly reaffirming the company recommendation within five business days after a request by Parent Holdco or Parent to do so (or, if earlier, by the second business day prior to the termination date (defined below));
○	fail to include the company recommendation in this proxy statement; or
○	publicly adopt, approve or recommend, or submit to the Company’s stockholders for approval or adoption, or publicly propose to adopt, approve or recommend, any acquisition proposal; or
•	approve, authorize, cause or permit the Company or its subsidiaries to enter into any alternative acquisition agreement, or publicly propose to take any such action.

However, the Company board may:

•	effect a change of recommendation prior to obtaining the stockholder approval:
○	under the first or fourth bullet of the definition of a change of recommendation in response to an intervening even (defined below); or
○	under the first, third or fourth bullet of the definition of a change of recommendation if the Company receives an acquisition proposal that did not result from a breach of certain provisions of the merger agreement that the Company board concludes in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, constitutes a superior proposal (or under the first or fourth bullet of the definition of a change of recommendation, solely to the extent effected privately by the Company board in connection with an action by the Company board taken in connection with a change of recommendation effected under the first, third or fourth bullet of the definition of a change of recommendation); and/or

•	terminate the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal.

Notwithstanding the foregoing, prior to undertaking the actions described in either of the two bullets above, the requirements below have to be satisfied:

•	the Company board has made a withdrawal determination;
•	the Company provides a triggering notice to Parent Holdco and Parent, at least four business days in advance, that it will effect a change of recommendation and/or terminate the merger agreement, specifying the basis for the change of recommendation and/or termination and, in the case of a superior proposal, the identity of the person or group of persons making such superior proposal, and the material terms thereof (subject to any amendment to the financial terms or any other material term or condition of such superior proposal requiring a new triggering notice and a new two business day period) and provide Parent Holdco and Parent with a copy of the documents required under the merger agreement, to the extent not previously provided, or describe the intervening event in writing in reasonable detail, as the case may be;
•	after providing the triggering notice and prior to effecting such change of recommendation and/or terminating the merger agreement, the Company causes its representatives to negotiate with Parent Holdco, Parent and Merger Sub in good faith to permit Parent Holdco, Parent and Merger Sub (to the extent Parent Holdco, Parent and Merger Sub desire to negotiate) during such four business day period to make such adjustments to the terms and conditions of the merger agreement as would obviate the need for the Company to effect a change of recommendation and/or terminate the merger agreement;
•	at the end of such four business day period, and after taking into account any parent proposal, the Company board has again made a withdrawal determination in response to such superior proposal or such intervening event; and
•	the Company is in compliance in all material respects with certain provisions of the merger agreement that relate to acquisition proposals.

Under the merger agreement, an “intervening event” means a material favorable event, change, development, fact, effect or occurrence in the business of the Company and its subsidiaries, taken as a whole, arising after the date of the merger agreement, which:

•	is unknown to, or not reasonably foreseeable by, the Company board as of the date of the merger agreement (or, if known or reasonably foreseeable by the Company board on the date of the merger agreement, the consequences of which were not known or reasonably foreseeable by the Company board on the date of the merger agreement), and
•	becomes known to or by the Company board prior to the receipt of the stockholder approval.

However, in no event will (1) the receipt of an acquisition proposal or a superior proposal, (2) any development or change in the industry in which the Company and its subsidiaries operate or conditions within the United States or other jurisdictions in which the Company and its subsidiaries operate (in each case, except to the extent such development or change disproportionately affects the Company and its subsidiaries), (3) any changes, in and of itself, in the market price or trading volume of the shares (but not including the underlying cause thereof), or (4) the fact, in and of itself, that the Company exceeds internal or published projections (but not including the underlying cause thereof), in any such case, constitute or be taken into account in determining an intervening event.

The merger agreement does not prohibit the Company or the Company board (or any committee thereof) from (1) complying with its disclosure obligations under applicable law or the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), or (2) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company), in both cases of (1) and (2), subject to complying with the relevant requirements set forth above in the case of a change of recommendation.

The Company agreed to promptly (but in no event more than twenty-four hours after receipt thereof) notify Parent Holdco and Parent in writing of any acquisition proposal or any inquiry that would reasonably be expected to result in an acquisition proposal, the identity of the person making any such acquisition proposal or inquiry and the material terms of any such acquisition proposal or inquiry. The Company also agreed to:

•	keep Parent reasonably informed on a reasonably current basis of the status including any change to the material terms of any such acquisition proposal or inquiry, and
•	provide to Parent Holdco and Parent as soon as practicable after receipt by the Company thereof with un-redacted copies of all offers, proposals, drafts and final versions (and any amendments thereto) of agreements and financing documents, including, in each case, schedules, exhibits and side letters thereto and any other documents or agreements referred to in or to be entered into in connection therewith, and material written correspondence, from any third party in connection with any acquisition proposal.

The Company’s Stockholders’ Meeting

The Company agreed to take all reasonable action necessary to duly call, convene and hold the stockholders meeting as promptly as reasonably practicable following the mailing of this proxy statement, but not sooner than twenty business days and in any event within thirty-five days following such mailing, to consider and vote upon the adoption of the merger agreement. However, the Company may postpone or adjourn the stockholders meeting to a later date:

•	with Parent’s consent (which may not be unreasonably withheld, conditioned or delayed);
•	to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company board has determined, after consultation with outside legal counsel, in good faith is required to be filed and disseminated under applicable law;
•	if there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholders meeting;
•	if the Company has not received proxies representing a sufficient number of shares of common stock to adopt the merger agreement;
•	if required by applicable law; or
•	if, in the good faith judgment of the Company board (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law.

However, any such postponement or adjournment will not, in the aggregate, exceed twenty days, except as required by applicable law or by the Company’s organizational documents.

The Company agreed that, without the prior written consent of Parent, the adoption of the merger agreement and the approval of the merger would be the only matter (other than (x) procedural matters and (y) an advisory vote with respect to golden parachute compensation arrangements in accordance with applicable federal securities laws) which the Company shall propose to be acted on at the stockholders meeting. Upon request of Parent, the Company agreed to advise Parent at least on a daily basis on each of the last five business days prior to the scheduled date of the stockholders meeting as to the aggregate tally of affirmative proxies received by the Company.

Subject to the Company board’s right to make a change of recommendation, as described in the section of this proxy statement entitled “The Merger Agreement – Acquisition Proposals; No Solicitation – Change in Board Recommendation,” the Company board must include the company recommendation in this proxy statement. In the event that the Company board makes a change of recommendation, the Company will be required to submit the merger agreement to holders of the Company’s common stock to seek the company stockholder approval at the stockholders meeting unless the merger agreement is terminated in accordance with its terms.

Payoff Letters; Notice of Company Cash and Company Indebtedness

At least four business days prior to the effective time, the Company agreed to deliver to Parent customary payoff letters (in a form reasonably satisfactory to Parent) in respect of (i) the Company’s existing credit facilities and (ii) any specified indebtedness (defined above), which payoff letters will contain customary provisions (i) reflecting the amounts required in order to pay in full all such indebtedness as of the closing and (ii) providing that, upon payment in full of such amounts, all such indebtedness will be satisfied in full, all agreements relating to such indebtedness will be terminated and of no further force and effect and any related Liens with respect to the assets of the Company or its subsidiaries will be terminated and released.

During the period that is fifteen business days prior to the effective time until the date that is five business days prior to the effective time, the Company agreed to use commercially reasonable efforts to repay, all or a portion of the existing company indebtedness (defined below) from excess cash on hand, in consultation with Parent Holdco and Parent. Beginning on the fifth business day prior to the effective time and continuing through the effective time, the Company agreed to deliver to Parent on each business day a good faith estimate of the aggregate of the cash and cash equivalents of the Company and its subsidiaries and the company indebtedness in respect of the immediately preceding business day. Concurrently with the effective time, Parent Holdco agreed to, or agreed to cause Parent or the Company to, repay and discharge (or including, as may be necessary, by providing any additional funds to the Company to repay and discharge) such company indebtedness in accordance with the payoff letter.

Under the merger agreement, “company indebtedness” means, as of the time of determination, without duplication, the aggregate positive amount (if any) equal to all of the Company’s and its subsidiaries’ outstanding obligations (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at or prior to the closing) under the Company’s existing credit facilities and specified indebtedness.

Financing

The obligations of Parent and Merger Sub under the merger agreement are not conditioned in any manner upon their ability to obtain any financing.

Employee Matters

Parent Holdco has agreed that from the closing date until September 30, 2019 (assuming the closing date occurs prior to September 30, 2019) (or for the applicable employee’s period of employment, if shorter) it will provide, or will cause to be provided, to each employee of the Company and its subsidiaries who continues in employment with Parent Holdco, the surviving corporation or their affiliates following the effective time (referred to in this proxy statement as a “continuing employee”) (i) a base salary or regular hourly wage (whichever is applicable) no lower than that in effect for the applicable continuing employee as of immediately prior to the effective time; and (ii) the ability to continue to participate in the Company’s short-term incentive programs in which he or she participated immediately prior to the effective time. Not later than October 31, 2019 (or thirty days after the closing date, if later), the surviving corporation will pay each continuing employee who is then employed by Parent Holdco or its affiliates and a participant in a Company annual bonus plan an amount equal to the individual’s pro-rata annual bonus for 2019 (based on the period so employed during 2019 prior to September 30, 2019 or, if later, the closing date).

Parent Holdco has also agreed that from the closing date until September 30, 2020 (or, if shorter, a continuing employee’s period of employment) (referred to in this proxy statement as the “continuation period”) it will provide, or cause to be provided, to each continuing employee (i) a base salary or regular hourly wage (whichever is applicable) and (ii) an annual cash incentive opportunity that is, in each case, no lower than that in effect for the applicable continuing employee as of immediately prior to the effective time, which annual cash incentive opportunity shall be earned based on the achievement of performance goals approved by Parent after consultation with management. In addition, any continuing employee who was granted annual long-term equity incentive awards by the Company prior to the date of the execution of the merger agreement will, following the closing date, have his or her annual incentive opportunity increased and/or receive a long-term cash incentive opportunity, in each case, to reflect that the continuing employee will not be granted long-term equity incentive opportunities following the closing date. Parent Holdco has also agreed that, until the end of the continuation period, Parent Holdco will provide, or will cause to be provided, to the continuing employees other employee benefits (other than any equity-based, change in control, retention, defined benefit pension, retiree medical or similar benefits (referred to in this proxy statement as the “excluded benefits”)) that are no less favorable in the aggregate than the employee benefits (other than the excluded benefits) provided to the continuing employees as of immediately prior to the effective time. Following the effective time, the surviving corporation shall automatically assume the Company benefit plans and shall perform the obligations of the Company thereunder in accordance with the terms and conditions thereof. In the event of any conflict between the terms of the merger agreement relating to the provision of compensation and benefits during the continuation period and any applicable collective bargaining agreement, the terms of the collective bargaining agreement shall prevail.

Pursuant to the merger agreement, during the continuation period, the surviving corporation will provide to each continuing employee whose employment is terminated by Parent Holdco or one of its affiliates without cause severance in amounts and on terms and conditions set forth in the Company disclosure schedules to the merger agreement.

Parent Holdco will cause any employee benefit plans of Parent Holdco or its affiliates in which the continuing employees are entitled to participate after the closing date to take into account, for purposes of eligibility, vesting and benefit accruals, service to the Company and its subsidiaries prior to the effective time by such continuing employees as if such service was with Parent Holdco or its affiliates, except that past service will not be recognized for purposes of any excluded benefits or if doing so would result in a duplication of benefits. In addition, Parent Holdco will, or will cause the surviving corporation and its subsidiaries to, use commercially reasonable efforts to waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee to the same extent waived under the analogous Company benefit plan prior to the closing date, and give effect, in determining any applicable deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such continuing employees during the calendar year in which the effective time occurs, or such plan year in which a continuing employee commences participation in any new plan of the surviving corporation and its subsidiaries, under any analogous Company benefit plans.

Efforts to Complete the Merger

Subject to the other terms and conditions of the merger agreement, the Company, Parent Holdco, Parent and Merger Sub agreed to use their reasonable best efforts to promptly take, or to cause to be taken, any and all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing and, in the case of Parent Holdco, to cause Parent, Merger Sub and their respective subsidiaries to cooperate as necessary or appropriate with the other parties and to do, all things necessary, proper or advisable under the merger agreement or applicable law or otherwise to consummate and make effective the transactions contemplated by the merger agreement as soon as practicable, including to:

•	use their respective reasonable best efforts to obtain from any governmental entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained by the Company, Parent Holdco, Parent, Merger Sub or their respective subsidiaries in connection with the authorization, execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement,
•	make all registrations, filings, notifications or submissions which are necessary or advisable with respect to the merger agreement and the merger under any applicable federal or state securities law, the HSR Act, and any other applicable law,
•	defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement, and
•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

However, Parent Holdco, Parent, the Company and their respective subsidiaries are not required to pay, prior to the effective time, any fee, penalty or other consideration to any third party to obtain any consent or approval required for the consummation of the merger under any contract.

The Company, its subsidiaries, Parent Holdco, Parent and Merger Sub agreed to:

•	cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith the comments of the other parties,
•	subject to any restrictions under any regulatory law (defined below), promptly notify each other of any communication received by such party from, or given by such party to, any governmental entity with respect to the merger agreement and promptly provide copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by the merger agreement,
•	discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed communication that it gives to any governmental entity or other person,
•	unless required by applicable law, not agree to participate in any meeting, telephone call, or conference with any governmental entity in respect of any filing, investigation or other inquiry with respect to the merger agreement and the transactions and other agreements contemplated by the merger agreement unless it consults with the other parties in advance and, to the extent not prohibited by such governmental entity, gives the other parties the opportunity to attend and participate thereat,
•	subject to any restrictions under any regulatory law, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives on the one hand, and any governmental entity or members of its staff on the other hand, with respect to the merger agreement and the transactions and other agreements contemplated by the merger agreement (excluding any documents and communications which are subject to the attorney-client privilege or other privilege or trade secret protection or the work product doctrine),
•	furnish the other parties with such necessary information and reasonable assistance as such other parties and their affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental entity in connection with the merger agreement and the transactions and other agreements contemplated by the merger agreement and such other agreements, including any filings necessary or appropriate under the provisions of any regulatory law,
•	respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as practicable any additional information or documentation that may be requested by, any governmental entity related to the merger agreement or the merger and the other transactions contemplated by the merger agreement, and
•	act in good faith and reasonably cooperate with the other party in connection with the provisions described in this section of the proxy statement entitled “Efforts to Complete the Merger” and resolving any investigation or other inquiry or action by any governmental entity or person under any applicable regulatory law with respect to the merger agreement, the merger or the transactions contemplated by the merger agreement.

However, materials required to be provided pursuant to the foregoing may be redacted (A) to remove references concerning the valuation of the Company or valuation proposals by Parent Holdco or Parent, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns. In addition, any party may reasonably designate materials provided in the above as “Outside Antitrust Counsel Only Material.”

Under the merger agreement, “regulatory law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other foreign or domestic laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls, or (iii) actions having the purpose or effect of monopolization, restraint of trade or lessening of competition, excluding, for the avoidance of doubt, Committee on Foreign Investment in the United States.

Antitrust Matters

Parent Holdco, Parent and the Company have agreed to make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable (and in any event within ten business days) after the date of the merger agreement (unless a later date is mutually agreed between the parties to the merger agreement). The Company, Parent Holdco, Parent and Merger Sub have agreed to (1) supply, or cause to be supplied, as promptly as reasonably practicable any additional information and material that may be requested by a governmental entity pursuant to any regulatory law, and (2) to take all other actions necessary to cause the expiration or termination of the applicable waiting periods, consents or approvals under the HSR Act as promptly as possible after the date of the merger agreement. In addition, Company, Parent Holdco, Parent and Merger Sub are required to request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and no party is permitted to agree to extend any waiting period under any regulatory law applicable to, or commit not to, consummate any of the transactions contemplated by the merger agreement without the prior written consent of all other parties. In the event that the parties receive any request for additional information and documentary material pursuant to the HSR Act, the parties will use their respective reasonable best efforts to submit an appropriate response to, and certify compliance with, such request as promptly as practicable.

The Company, Parent Holdco, Parent and Merger Sub have agreed to, and the Company and Parent Holdco have agreed to cause each of their respective subsidiaries to, use reasonable best efforts to take any and all actions necessary to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the merger agreement under any regulatory law, subject to the limitations set forth below.

Subject to the limitations set forth below, if any litigation or similar proceeding, including any litigation or similar proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated as violative of any regulatory law, the Company, Parent Holdco, Parent and Merger Sub have agreed to cooperate, and the Company and Parent Holdco have agreed to cause each of their respective subsidiaries to cooperate, in all respects and use their respective reasonable best efforts to contest and resist any such litigation or similar proceeding and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by the merger agreement, including by pursuing all reasonable avenues of administrative and judicial appeal, but shall not be required to agree to any action, order or settlement that would constitute a “significant limitation.”

A significant limitation occurs when the effect of a “conduct remedy” would or would reasonably be expected to be material and adverse, on the Company and its subsidiaries, taken as a whole. Under the merger agreement, “conduct remedies” are defined as behavioral limitations, conduct restrictions or conduct commitments, including the creation, change, modification or termination of business relationships, contractual rights, course of conduct or related conduct obligations or the business relationships with customers and/or suppliers, including any behavioral or conduct action that limits the freedom of action with respect to any assets, properties, businesses, services, products, operations or product lines of the Company or any of its subsidiaries. Conduct remedies do not include divestiture actions.

Subject to the limitations set forth below, in addition, Parent Holdco, Parent and the Company agreed to defend through litigation on the merits any claim asserted in court or before a governmental entity by any party in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent the consummation of the merger, in each case, prior to the termination date. Such litigation shall in no way limit the obligations of Parent Holdco, Parent, Merger Sub or the Company to use their reasonable best efforts to, and to take any and all steps necessary to, eliminate each and every impediment under any regulatory law to consummate the transactions contemplated by the merger agreement as promptly as possible and in any event prior to the termination date.

Subject to the limitations set forth below, furthermore, Parent Holdco, Parent, Merger Sub, and the Company agreed to use reasonable best efforts to propose, negotiate, commit to and effect, by agreement, consent decree or otherwise, conduct remedies in each case as may be required in order to (1) obtain approvals from any governmental entities or expiration or termination of waiting periods under any applicable Regulatory Law and (2) avoid the entry of, or the commencement of litigation seeking the entry of, or to effect the dissolution of, any order which would otherwise have the effect of preventing the consummation of the merger, materially delaying the consummation of the merger, or delaying the consummation of the merger beyond the termination date.

In no event shall the Parent Holdco or its subsidiaries or the Company or its subsidiaries: (1) be obligated to agree to any conduct remedies with respect to the businesses of the Company and its subsidiaries, if the effect of such conduct remedies would or would reasonably be expected to be a significant limitation; (2) be obligated (a) to agree to conduct remedies with respect to any of the assets, properties, businesses, services, products, operations or product lines of Parent Holdco and its subsidiaries, or (b) to propose, negotiate, commit to, effect or agree to, by consent decree, hold separate order or otherwise, any divestiture action (defined below), with respect to Parent Holdco or any of its subsidiaries, on the one hand, or the Company and its subsidiaries, on the other hand; or (3) be required to take or commit to take any such action, or agree to any such condition or restriction unless such action, commitment, agreement, condition or restriction is conditioned upon the consummation of the merger and binding on the Company or Parent, Parent Holdco and Merger Sub only if and when the consummation of the merger occurs.

Under the merger agreement, “divestiture action” means, with respect to any person, the sale, divesture, transfer, or other disposition of, holding separate (through the establishment of a trust or otherwise) of, or exclusive license of, or action that would prohibit such person’s ability to hold or retain, any of such person’s or its affiliates’ assets, properties, product lines, products, operations, services, businesses or equity interests or other investments held by such person in any other person, or the forced sale, transfer or disposition by an investor of its direct or indirect investment in such person or their respective subsidiaries or affiliates.

Neither Parent Holdco nor any of its subsidiaries, nor the Company nor any of its subsidiaries, is permitted to acquire, or agree to acquire, any business organization or person, or merge or consolidate with any business organization or person, or take any other action, including entering into, or agreeing to enter into, any license, joint venture or other agreement or transaction, which would reasonably be expected to, individually or in the aggregate, (1) impose a material delay in the obtaining of, or increase the risk of not obtaining, the expiration, termination or waiver of any applicable waiting period or any consent, approval, permit, ruling, authorization, clearance or other approval pursuant to the regulatory laws necessary to consummate the transactions contemplated in the merger agreement, (2) increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger, (3) increase the risk of not being able to remove any such order on appeal or otherwise, (4) materially delay, impair, impede, hinder, adversely affect or prevent the consummation of the transactions contemplated in the merger agreement or (5) cause any of the conditions to closing the merger to fail to be satisfied.

From the date of the merger agreement to the effective time (or an earlier date on which the merger agreement may be terminated), except (1) as required by applicable law, or (2) as expressly contemplated by the merger agreement, neither Parent Holdco nor the Company shall, and shall not permit any of their respective affiliates (including Parent and Merger Sub) to, take any action or fail to take any action which is intended to or which would reasonably be expected to, individually or in the aggregate, materially prevent or delay or impede the ability of any of the parties to obtain any necessary approvals or clearances of any governmental entity required for the transactions contemplated in the merger agreement, to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated in the merger agreement or otherwise prevent or delay or impede the consummation of the merger or the other transactions contemplated in the merger agreement.

CFIUS and ITAR Matters

The parties have agreed to cooperate to submit a draft joint voluntary notice to CFIUS with respect to the transactions contemplated by the merger agreement as promptly as practicable (and to use reasonable best efforts to make such filing within fifteen business days) after the date of the merger agreement. The parties submitted this draft joint voluntary notice to CFIUS on April 19, 2019. After receipt of confirmation that CFIUS had no further comments or inquiries related to the draft CFIUS filing, the parties submitted a formal joint voluntary notice to CFIUS with respect to the transactions contemplated by the merger agreement on May 13, 2019. The parties have agreed to (i) use their reasonable best efforts to comply at the earliest practicable time, and in any event no later than required by CFIUS or any CFIUS member agency, with any request for additional information, documents or other materials, (ii) use their best efforts to cooperate with each other in connection with both the draft CFIUS filing and the CFIUS filing and in connection with resolving any investigation or other inquiry of CFIUS or any CFIUS member agency, and (iii) use their best efforts to promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any such filings; provided, that no party is required to share communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by the merger agreement.

None of Parent Holdco, Parent, Merger Sub, the Company or their respective subsidiaries or affiliates are required to take any of the following actions to fulfill their CFIUS-related obligations under the merger agreement: (i) proposing, negotiating, committing to, effecting or agreeing to, by consent decree, hold separate order or otherwise, (A) a divestiture action of the company group (defined below) or parent group (defined below), (B) taking any conduct remedies in respect of the Company and its subsidiaries that would reasonably be expected to have a material adverse effect, or (C) taking any conduct remedies in respect of Parent Holdco and its subsidiaries that would reasonably be expected to have a material adverse effect, or (ii) defending, through litigation, any action, proceeding or litigation asserted by any person in any court before any governmental entity or other person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) with respect to CFIUS approval or a deemed CFIUS order that would restrain or prevent the closing by the termination date.

Under the merger agreement, “company group” means (i) the Company and its subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its subsidiaries, and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.

Under the merger agreement, “parent group” means (i) Parent Holdco and its subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders or assignees of Parent Holdco or its subsidiaries, and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.

The parties have agreed to cooperate to submit a notice to DDTC informing it of the transactions contemplated by the merger agreement as promptly as practicable (and to use reasonable best efforts to make such filing within fifteen business days) after the date of the merger agreement (and in any event at least sixty days prior to Closing). The Company submitted this notice to DDTC on April 19, 2019. The parties have agreed to (1) use their best efforts to promptly inform the other party of any oral communications with, and provide copies of written communications with, DDTC; provided, that no party shall be required to share communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by this; (2) undertake best efforts to act promptly and cooperatively in providing all information required to amend existing licenses and/or agreements (issued by any governmental entity); and (3) obtain all required approvals pertaining to import and export of the products or services of the Company and its subsidiaries.

Indemnification and Insurance

From and after the effective time, Parent Holdco agreed to, and agreed to cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director, officer and employee of the Company, including any employee who serves as a fiduciary of a company benefit plan (collectively referred to in this proxy statement, together with such person’s heirs, executors or administrators, the “indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened action, proceeding or litigation, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether prior to or at the effective time (including in connection with such indemnified parties’ service as a director, officer, employee or other fiduciary of the Company or any of its subsidiaries or services performed by such persons at the request of or for the benefit of the Company or its subsidiaries), whether asserted or claimed prior to, at or after the effective time, including in connection with:

•	the transactions contemplated by the merger agreement, and
•	actions to enforce the provision of the merger agreement described here or any other indemnification, exculpation or advancement right of any indemnified party.

For a period of six years from and after the effective time, the charter and the bylaws of the surviving corporation will contain provisions no less favorable to the indemnified parties with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of the merger agreement in the certificate of incorporation and bylaws of the Company, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any indemnified party. In addition, from and after the effective time, Parent Holdco agreed to, and agreed to cause the surviving corporation to, advance costs and expenses (including attorneys’ fees) as incurred by any indemnified party promptly (and in any event within ten days) after receipt by the surviving corporation or Parent Holdco of a request for such advance to the fullest extent permitted under applicable law (subject to the person to whom expenses are advanced providing an unsecured undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such person is not entitled to indemnification).

In addition, prior to the effective time, the Company agreed to obtain and fully pre-pay the premium for (and, following the effective time, the surviving corporation agreed to, and Parent Holdco and Parent agreed to cause the surviving corporation to, maintain with reputable and financially sound carriers) the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies (referred to in this proxy statement as “D&O insurance”), in each case for a claims reporting or discovery period (whichever is greater) of six years from and after the effective time with respect to any claim arising from facts or events that existed or occurred at or prior to the effective time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date of the merger agreement. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time, the surviving corporation agreed, and Parent Holdco and Parent agreed to cause the surviving corporation to, continue to maintain in effect for a period of six years from and after the effective time the D&O insurance in place as of the date of the merger agreement with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date of the merger agreement, and the surviving corporation agreed, and Parent Holdco and Parent agreed to cause the surviving corporation to, purchase comparable insurance as the D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date of the merger agreement. Provided that in no event will the Company or the surviving corporation be required to expend for any such policies an annual premium amount in excess of 250% of the aggregate of the annual premiums paid by the Company as of immediately prior to the effective time for such insurance, and if the annual premiums of such insurance coverage exceed such maximum amount, the Company or the surviving corporation agreed to obtain a policy with the greatest coverage available for such maximum amount.

Coordination on Transaction Litigation

The Company agreed to give prompt notice to Parent Holdco and Parent, and Parent Holdco and Parent agreed to give prompt notice to the Company, in each case, within two business days, of any actions being commenced against such party or any of its affiliates or representatives in connection with, arising from or relating to the merger agreement or the transactions contemplated by the merger agreement (referred to in this proxy statement as “transaction litigation”) (including by providing copies of all pleadings with respect thereto) and agreed to thereafter keep the other party promptly and reasonably informed with respect to the status thereof.

Parent Holdco and Parent have the right to participate in the defense, settlement or prosecution of any transaction litigation and the Company agreed to consult with Parent Holdco and Parent with respect to the defense, settlement and prosecution of any transaction litigation.

The Company agreed to not settle or compromise any transaction litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in this proxy statement, but in each case only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or any of its affiliates.

For the purposes of this proxy statement, “participate” means that (i) the Company shall provide Parent Holdco and Parent (and their outside counsel) an opportunity to review and to propose comments to all filings or responses to be made by the Company in connection with any Transaction Litigation commenced, or to the knowledge of the Company, threatened in writing, (ii) the Company will keep Parent Holdco and Parent reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and (iii) the Company shall consider in good faith any comments or suggestions of Parent Holdco and Parent with respect to such Transaction Litigation.

Obligations of Parent Holdco, Parent, Surviving Corporation and Merger Sub Pending the Merger

Parent Holdco agreed to take all actions necessary to cause Parent and Merger Sub and, after the effective time, the surviving corporation to, in each case, perform their respective obligations under the merger agreement. Parent Holdco, Parent and Merger Sub will be jointly and severally liable for (i) the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with the merger agreement and (ii) any breach of any representation or warranty contained in the merger agreement. Parent Holdco may exercise, on behalf of Parent, all rights of Parent under the merger agreement.

Notification of Certain Matters

At any time after the date of the merger agreement, each of Parent Holdco and the Company agreed to give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) if: (a) with respect to the Company, any fact, event or circumstance occurs or exists that has had or would reasonably be expected to result in a company material adverse effect, (b) with respect to Parent Holdco, Parent or Merger Sub, any fact, event or circumstance occurs or exists that has had or would reasonably be expected to result in a parent material adverse effect or (c) any fact, event or circumstance occurs or exists that is reasonably likely to result in any of the closing conditions set forth in the merger agreement not being able to be satisfied prior to the termination date.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including covenants relating to (1) the filing of this proxy statement, (2) public announcements with respect to the transactions contemplated by the merger agreement, (3) other actions related to takeover statutes and reporting requirements under Section 16 of the Exchange Act and (4) cooperation in delisting from the NYSE.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock entitled to vote thereon;
•	(i) any and all applicable waiting periods (and any extensions thereof) under the HSR Act having expired or been terminated, (ii) the CFIUS approval having been obtained and (iii) sixty days having passed after the parties notified DDTC of the transactions contemplated by the merger agreement and the Company’s registration under the ITAR having not been revoked or otherwise failed to be renewed in response to such notice due to concerns arising from the merger or the identity of Parent Holdco, Parent or Merger Sub; and

•	no court of competent jurisdiction or governmental entity will have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the merger.

The respective obligations of Parent Holdco, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver by Parent Holdco and Parent at or prior to the effective time of the following additional conditions:

•	the accuracy of the representations and warranties of the Company as of the date of the merger agreement and the closing date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) (other than certain fundamental representations and warranties described below) interpreted without giving effect to materiality qualifiers, except where failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a company material adverse effect;
•	the accuracy of certain fundamental representations and warranties relating to organization and power, capitalization, corporate power and authority, broker’s fees and takeover statutes in all respects, except where the failure of such representations and warranties to be true and correct in all respects is de minimis in nature both at and as of the date of the merger agreement and at and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date);
•	the performance by the Company of, and compliance by the Company with, in all material respects, the agreements and covenants required to be performed or complied by it under the merger agreement at or prior to the effective time;
•	the absence of a company material adverse effect occurring since the date of the merger agreement; and
•	the receipt by Parent Holdco and Parent of a certificate signed by an executive officer of the Company, dated the closing date, to the effect that the conditions set forth in the four preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

•	the accuracy of the representations and warranties of Parent Holdco, Parent and Merger Sub as of the date of the merger agreement and the closing date (except to the extent such representations and warranties speak as of a specified date, in which case they need to be true and correct as of such specified date) (other than certain fundamental representations and warranties described below) interpreted without giving effect to materiality qualifiers, except where failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a parent material adverse effect;
•	the accuracy of certain fundamental representations and warranties relating to organization and power and corporate power and authority, in all respects except where the failure of such representations and warranties to be true and correct in all respects is de minimis in nature both at and as of the date of the merger agreement and at and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date);
•	the performance by each of Parent Holdco, Parent and Merger Sub of, and compliance by the Company with, in all material respects, the agreements and covenants required to be performed or complied by it under the merger agreement at or prior to the effective time; and
•	the receipt by the Company of a certificate signed by an executive officer of Parent, dated the closing date, to the effect that the conditions set forth in the three preceding bullet points have been satisfied.

No party may rely, either as a basis for not consummating the merger or any of the other transactions contemplated by the merger agreement or terminating the merger agreement and abandoning the merger, on the failure of a condition to closing set forth in the merger agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the closing to occur as required by the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned in the following circumstances:

•	at any time prior to the effective time by the mutual written consent of the Company and Parent;
•	at any time prior to the effective time by either the Company, on the one hand, or Parent Holdco or Parent, on the other hand:
•	if the merger has not been consummated by the termination date, subject to the automatic extension of the termination date until March 31, 2020 if the conditions of each party to effect the merger described in the first section of the sections of this proxy statement entitled “Conditions to Completion of the Merger” are not satisfied, however (i) the foregoing termination right will not be available to a party if the failure of the merger to have been consummated on or before the termination date was primarily caused by a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement, and (ii) the party seeking to terminate the merger agreement pursuant to this provision has used the efforts required under the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger” to cause the merger to be consummated on or prior to the termination date;
•	if the stockholders meeting (including any adjournments or postponements thereof) has been held and completed and the stockholder approval has not been obtained at such stockholders meeting (or at any adjournment or postponement thereof) at which a vote on the adoption of the merger agreement is taken;
•	if any order by a governmental entity of competent jurisdiction, permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable, provided that (i) the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable, was primarily caused by a breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement, and (ii) that the party seeking to terminate the merger agreement pursuant to the foregoing termination right must have used the efforts required under the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger” to remove such order; or
•	if a governmental entity of competent jurisdiction has issued a deemed CFIUS order.
•	by the Company:
•	at any time prior to the time the stockholder approval is obtained, in order to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, provided that prior to or concurrently with such termination, the Company pays to Parent the termination fee (defined below); or
•	at any time prior to the effective time, if there has been a breach of any representation, warranty, covenant or agreement of Parent Holdco, Parent or Merger Sub in the merger agreement, which breach (1) would give rise to the failure of a condition to the obligation of the Company to complete the merger related to Parent Holdco’s, Parent’s or Merger Sub’s representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured by Parent Holdco, Parent or Merger Sub prior to the termination date, or if capable of being cured, has not been cured before the earlier of twenty business days following receipt of written notice from the Company of such breach or the termination date; provided that the

Company does not have the foregoing termination right to the extent the Company is at such time in material breach of any of its representations, warranties, covenants or other agreements set forth in the merger agreement that would give rise to the failure of a condition to the merger.

•	by Parent Holdco or Parent:
•	at any time prior to the time the stockholder approval is obtained if the Company board shall have effected a change of recommendation or the Company delivers a triggering notice to Parent Holdco or Parent; or
•	at any time prior to the effective time, if there has been a breach of any representation, warranty, covenant or agreement of the Company in the merger agreement, which breach (1) would give rise to the failure of a condition to certain of the obligations of Parent Holdco, Parent and Merger Sub to complete the merger related to the Company’s representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured by the Company by the termination date or, if capable of being cured, has not been cured before the earlier of twenty business days following receipt of written notice from Parent Holdco and Parent of such breach, or the termination date; provided that none of Parent Holdco, Parent or Merger Sub have the foregoing termination right to the extent Parent Holdco, Parent or Merger Sub is at such time in material breach of any of its representations, warranties, covenants or other agreements set forth in the merger agreement that would give rise to the failure of a condition to the merger.

Company Termination Fee

The Company will pay Parent the termination fee in the following circumstances:

•	the merger agreement is terminated by Parent Holdco or Parent at any time prior to the time the stockholder approval is obtained due to the Company board having effected a change of recommendation or the Company delivering a triggering notice to Parent Holdco or Parent, in which case the termination fee will be paid no later than two business days after the date of such termination by wire transfer of same day funds to one or more accounts designated by Parent;
•	the merger agreement is terminated by the Company prior to obtaining the stockholder approval to enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, in which case the termination fee will be paid concurrently with such termination by wire transfer of same day funds to one or more accounts designated by Parent; and
•	in the event that all three of the following conditions are satisfied:
•	the merger agreement is terminated (x) by Parent Holdco or Parent, or the Company, if the merger is not consummated on or before the termination date or if the stockholder approval has not been obtained at the stockholders meeting or (y) by Parent Holdco or Parent if there is a breach of any representation, warranty, covenant or agreement of the Company in the merger agreement that gives rise to a termination right as described in the section of this proxy statement entitled “The Merger Agreement – Termination”;
•	after the date of the merger agreement, any person has publicly made a bona fide acquisition proposal or an acquisition proposal has otherwise become publicly known or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an acquisition proposal prior to the termination of the merger agreement; and
•	within twelve months of such termination (1) the Company or any of its subsidiaries enters into a definitive agreement for any acquisition proposal, or (2) any acquisition proposal has been consummated (provided, that for purposes of the above, references to “20%” in the definition of “acquisition proposal” will be deemed to be references to “50%”), in which case the termination fee will be paid no later than three business days after the date of such termination by wire transfer of same day funds to one or more accounts designated by Parent.

In no event will the Company be required to pay the termination fee on more than one occasion.

Limitation on Remedies

In the event of the termination of the merger agreement and the abandonment of the merger in accordance with the provisions described in the section of this proxy statement entitled “The Merger Agreement — Termination,” the merger agreement will become void and of no effect with no liability to any person on the part of any party to the merger agreement (or of any member of the parent group or the company group) except that no such termination will relieve any party from liability for any willful breach (defined below) of the merger agreement prior to such termination, in which case, subject to the other limitations set forth in the merger agreement, the aggrieved party shall be entitled to all rights and remedies available at law or in equity. In addition, certain sections of the merger agreement, including, among others, sections relating to the confidentiality obligations, certain representations and warranties and obligations relating to payment of expenses will survive termination.

For purposes of the merger agreement, a “willful breach” means (i) a breach that is the result of a willful or intentional act or failure to act or an action or omission taken or omitted to be taken that the breaching party takes (or fails to take) and knows would, or would reasonably be expected to, cause a material breach of the merger agreement or (ii) a situation in which (A) the conditions to the closing of Parent Holdco, Parent and Merger Sub have been satisfied or waived, other than those conditions that, by their nature, are to be satisfied at the closing (provided such conditions would have been satisfied as of such date), (B) the Company has notified Parent Holdco and Parent that it is, and stands, ready, willing and able to consummate the transactions contemplated by the merger agreement, and (C) Parent Holdco, Parent and Merger Sub fail to consummate the closing within five business days thereafter.

Any party desiring to terminate the merger agreement in accordance with the provisions described in the section of this proxy statement entitled “The Merger Agreement — Termination,” is required to give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other parties in accordance with the merger agreement, specifying the provision or provisions of the merger agreement pursuant to which such termination is effected.

Expenses; Transfer Taxes

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that

•	Parent Holdco agreed to bear all filing fees under the HSR Act, and
•	if the merger agreement is terminated
•	pursuant to a final and non-appealable order by a governmental entity of competent jurisdiction, permanently restraining, enjoining or otherwise prohibiting consummation of the merger with respect to the HSR Act, or
•	pursuant to the merger not having been consummated on or before the termination date, and, at
•	(A) the time of such termination, the closing conditions that (i) any and all applicable waiting periods (and any extensions thereof) under the HSR Act have expired or been terminated, or (ii) no court of competent jurisdiction or governmental entity shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the merger as a result of a law or order under the HSR Act, have not been satisfied,
•	(B) the failure of the aforementioned closing conditions is not primarily caused by the Company’s failure to comply with the cooperation covenants under the merger agreement described in “The Merger Agreement — Efforts to Complete the Merger” and “The Merger Agreement — Antitrust Issues,” and

•	(C) all of the other conditions to the obligations of Parent Holdco, Parent and Merger Sub to consummate the merger set forth in the merger agreement (other than those mentioned above) have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the closing, such conditions would be satisfied if the closing were then to occur), then all out-of-pocket legal fees, costs and expenses incurred by the Company from and after the date on which the parties receive a “request for additional information or documentary material” from the Federal Trade Commission or the Antitrust Division, as applicable, pursuant to the HSR Act (referred to in this proxy statement as a “second request”) incurred under the merger agreement solely in connection with such second request through the date of the termination of the merger agreement will be reimbursed by Parent Holdco in an aggregate amount not to exceed $5 million.

Except as otherwise provided in the merger agreement, all transfer, documentary, sales, use, stamp, registration and other such taxes imposed with respect to the transfer of shares pursuant to the merger will be borne by the surviving corporation.

Amendment and Modification

Subject to the provisions of applicable law, the merger agreement may only be modified or amended by written agreement executed and delivered by the duly authorized officers of Parent Holdco, Parent and the Company. However, (i) no modification or amendment can be made after the effective time, and (ii) after receipt of stockholder approval, if any such amendment will by applicable law require further approval of the stockholders of the Company, the effectiveness of such amendment will be subject to the approval of the stockholders of the Company.

Jurisdiction; Specific Enforcement

Under the merger agreement, each of the parties has agreed that it will bring any action between the parties or involving any member of the company group or Parent Holdco, Parent, Merger Sub or any of their subsidiaries arising out of or relating to the merger agreement or the transactions contained in or contemplated by the merger agreement exclusively in the Delaware Court of Chancery (or, only if that court lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). However, each of the parties agreed not to bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the financing sources in any way relating to the merger agreement or any of the transactions contemplated by the merger agreement, including but not limited to any dispute arising out of or relating in any way to the debt financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

The parties agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of the merger agreement (including failing to take such actions as are required of them in order to consummate the merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledged and agreed that they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The Company, on the one hand, and Parent Holdco, Parent and Merger Sub, on the other hand, agreed that they will be entitled to specific performance of Parent Holdco’s, Parent’s and Merger Sub’s, on the one hand, and the Company’s, on the other hand, obligations pursuant to the terms of the merger agreement to complete the closing, including to consummate the merger, in the event that the closing conditions of each party and the Parent Holdco, Parent and Merger Sub, in the case of the Company, or the closing conditions of each party and the Company, in the case of Parent Holdco, Parent or Merger Sub, each described in this proxy statement under the section entitled “The Merger Agreement – Conditions to Completion of the Merger”, have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, and any conditions the failure of which to be satisfied is caused by a breach by Parent Holdco, Parent or Merger Sub, on the one hand, or the Company, on the other hand, or their respective representations, warranties, covenants or agreements contained in the merger agreement).

In addition, each of the parties agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide Company stockholders with the opportunity to cast a nonbinding, advisory vote on the compensation that may become payable to our named executive officers in connection with the merger, as disclosed in this proxy statement, including as described in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger – Golden Parachute Compensation”. This vote is commonly referred to as a “say on golden parachute” vote. This non-binding, advisory proposal relates only to contractual obligations of the Company that may result in a payment to our named executive officers in connection with, or following, the consummation of the merger, and does not relate to any new compensation or other arrangements between our named executive officers and Parent. As such, this proposal applies only in the event that the merger agreement is approved and the merger is effected. Further, this proposal does not relate to any compensation arrangements that are or may become applicable to our directors or executive officers who are not named executive officers.

As an advisory vote, this proposal is not binding upon the Company or the Company board. Approval of this proposal is not a condition to completion of the merger, and this vote is separate from the other proposals at the special meeting. Accordingly, you may vote to approve such other proposals to be considered and vote not to approve the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and vice versa.

To the extent that we are contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote. These payments are a part of our comprehensive executive compensation program and are intended to align our named executive officers' interests with yours as stockholders by ensuring their continued retention and commitment during critical events such as the merger, which may create significant personal uncertainty for them.

The Company board recommends that the Company’s stockholders vote “FOR” the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company's named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in 'The Merger — Interests of the Company’s Directors and Executive Officers in the Merger – Golden Parachute Compensation.”

VOTE ON ADJOURNMENT

The Company’s stockholders are being asked to approve a proposal that will give the Company board authority to adjourn the special meeting, if necessary or appropriate as determined by the Company, including to solicit additional proxies in favor of the proposal to adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If this adjournment proposal is approved, the special meeting could be adjourned by the Company board to any date (subject to certain restrictions in the merger agreement, which permits the Company to postpone or adjourn the special meeting only with Parent’s consent (which may not be unreasonably withheld, conditioned or delayed), to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company board has determined, after consultation with outside counsel, in good faith is required to be filed and disseminated under applicable law, if there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, if the Company has not received proxies representing a sufficient number of shares of common stock to adopt the merger agreement, if required by applicable law, or if, in the good faith judgment of the Company board (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law, and any such postponement or adjournment shall not, in the aggregate, exceed twenty days, except as required by applicable law or by the Company’s certificate of incorporation or bylaws). In addition, the Company board could postpone the special meeting before it commences. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal.

The Company does not anticipate calling a vote on this proposal if the proposal to adopt the merger agreement is approved by the requisite number of shares of the Company common stock at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

The Company board of directors unanimously recommends that the stockholders of the Company vote “FOR” the adjournment proposal, if a vote on the adjournment proposal is called.

MARKET PRICE OF THE COMPANY COMMON STOCK

The Company’s common stock is traded on the NYSE under the symbol “BRSS.” As of the close of business on May 24, 2019, there were approximately 98 holders of record of our common stock. Certain shares of our common stock are held in “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number.

The following table sets forth for the periods indicated the high and low sales prices per share for our common stock on the NYSE. The table also provides information as to dividends declared per share of our common stock.

	Market Price		Dividend Per Share
	Low	High
Fiscal 2016
First Quarter	$18.2084	$25.0169	$0.0375
Second Quarter	$22.699	$28.4988	$0.0375
Third Quarter	$24.1995	$30.144	$0.0375
Fourth Quarter	$22.3086	$35.1079	$0.0375

Fiscal 2017
First Quarter	$30.4432	$39.1778	$0.0375
Second Quarter	$29.2817	$35.4419	$0.0375
Third Quarter	$27.7136	$33.6805	$0.0600
Fourth Quarter	$31.3681	$35.9981	$0.0600

Fiscal 2018
First Quarter	$27.2246	$34.3525	$0.0600
Second Quarter	$28.7591	$33.477	$0.0600
Third Quarter	$30.1541	$38.8313	$0.0900
Fourth Quarter	$23.9924	$37.3696	$0.0900

Fiscal 2019
First Quarter	$24.5309	$34.76	$0.0900

The closing sale price of our common stock on April 9, 2019, the last trading day prior to the announcement of the merger agreement, was $34.59 per share. On May 28, 2019, the most recent practicable date before the filing of this proxy statement, the closing price for our common stock was $43.23 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of May 9, 2019, by:

•	each person or group of affiliated persons whom we know to beneficially own more than five percent of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

The following table gives effect to the shares of the Company common stock issuable within sixty days of May 9, 2019 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares of the Company common stock beneficially owned by such person or group by the sum of the 21,952,777 shares of the Company common stock outstanding on May 9, 2019 plus the number of shares of the Company common stock that such person or group had the right to acquire on or within sixty days after May 9, 2019. Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. All shares of restricted Company common stock may be voted by a holder, whether or not vested. As of May 9, 2019, none of the non-employee directors of the Company board own any options to acquire shares of the Company common stock.

Name and Address	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders
The Vanguard Group(1)	1,888,801	8.6%
BlackRock, Inc.(2)	1,869,271	8.5%
Wells Fargo & Company(3)	1,470,705	6.7%
Renaissance Technologies(4)	1,296,779	5.9%
American Century Investment(5)	1,148,553	5.2%
LSV Asset Management(6)	1,109,440	5.1%
Named Executive Officers and Directors
John J. Wasz(7)	554,537	2.5%
Christopher J. Kodosky(8)	62,204	*
Devin K. Denner(9)	112,602	*
Dale R. Taylor(10)	29,047	*
William G. Toler(11)	132,693	*
John H. Walker	26,723	*
Vicki L. Avril	32,957	*
Donald L. Marsh, Jr.	27,957	*
Bradford T. Ray	16,255	*
Martin E. Welch, III	21,589	*
Ronald C. Whitaker	30,207	*
All Directors and Executive Officers as a group (14 persons)(12)	1,089,974	4.9%
*	Less than 1%.
(1)	Based solely on the information in Amendment No. 3 to its Schedule 13G filed with the SEC on February 11, 2019, as of December 31, 2018. The Vanguard Group holds sole voting power as to 42,996 shares of common stock, shared voting power as to 7,100 shares of common stock, sole dispositive power as to 1,840,605 shares of common stock and shared dispositive power over 48,196 shares of common stock. The reporting person’s principal business address is 100 Vanguard Blvd., Malvern, PA 19355.
(2)	Based solely on the information in Amendment No. 4 to its Schedule 13G filed with the SEC on February 4, 2019, as of December 31, 2018, BlackRock, Inc. holds sole voting power as to 1,758,780 shares of common stock and sole dispositive power over 1,869,271 shares of common stock. The reporting person’s principal business address is 55 East 52nd Street, New York, NY 10055.

(3)	Based solely on the information in its Schedule 13G filed with the SEC on January 22, 2019, as of December 31, 2018, on behalf of Wells Fargo & Company (“Wells Fargo”) and various affiliates of Wells Fargo, including Wells Capital Management Incorporated (“WCMI”). Wells Fargo holds sole voting power and sole dispositive power as to 20,799 shares of common stock, shared voting power as to 1,075,679 shares of common stock and shared dispositive power as to 1,449,906 shares of common stock. WCMI has shared voting power as to 767 shares of common stock and shared dispositive power as to 1,426,464 shares of common stock. The reporting person’s principal business address of Wells Fargo is 420 Montgomery Street, San Francisco, CA 94163.
(4)	Based solely on the information in its Schedule 13G filed with the SEC on February 12, 2019, as of December 31, 2018, Renaissance Technologies LLC holds sole voting and sole dispositive power as to 1,273,400 shares of common stock and shared dispositive power as to 23,379 shares of common stock. Renaissance Technologies Holdings Corporation reported the same beneficial ownership information as a result of its majority ownership of Renaissance Technologies LLC. The reporting person’s principal business address of 800 Third Avenue New York, New York 10022.
(5)	Based solely on the information in its Schedule 13G filed with the SEC on February 11, 2019, as of December 31, 2018, American Century Investment Management, Inc. holds sole voting power as to 1,079,138 shares of common stock and sole dispositive power as to 1,148,553 shares of common stock. American Century Companies, Inc. and Stowers Institute for Medical Research reported the same beneficial ownership information as direct or indirect parent companies of American Century Investment Management, Inc. The reporting person’s principal business address of 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.
(6)	Based solely on the information in its Schedule 13G filed with the SEC on February 13, 2019, as of December 31, 2018, LSV Asset Management holds sole voting power as to 793,345 shares of common stock and sole dispositive power as to 1,109,440 shares of common stock. The reporting person’s principal business address of LSV Asset Management is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.
(7)	The total includes 243,490 stock option awards exercisable within 60 days.
(8)	The total includes 24,218 stock option awards exercisable within 60 days.
(9)	The total includes 66,971 stock option awards exercisable within 60 days.
(10)	The total includes 4,040 stock option awards exercisable within 60 days.
(11)	The total includes 61,210 stock option awards exercisable within 60 days.
(12)	The total includes 399,929 stock option awards exercisable within 60 days.

APPRAISAL RIGHTS

Under the DGCL, you have the right to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of common stock of the Company unless otherwise indicated.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than twenty days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to exercise appraisal rights, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to thereby demand appraisal of his, her or its shares. A stockholder’s failure to deliver a written demand before the vote with respect to the merger is taken will result in the loss of such stockholder’s appraisal rights.
•	You must not vote in favor of, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and the merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously delivered written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption and the approval of the merger agreement and the merger or abstain from voting on the adoption and the approval of the merger agreement and the merger.
•	You must continuously be the record holder of your shares of common stock from the date of making the demand through the closing date. Therefore, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the closing date will lose any right to appraisal with respect to such shares.
•	You must otherwise comply with the procedures set forth in Section 262.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company, in care of the Secretary, at Global Brass and Copper Holdings, Inc., 475 N. Martingale Road, Suite 1200, Schaumburg, IL 60173, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.

Beneficial owners of shares of common stock who do not also hold such shares of record must act promptly to cause the record owner, such as a broker, bank or other nominee, to submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be by or for the record owner, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. If shares of common stock are held through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner. In the event a record owner, such as a broker, who holds shares of common stock as a nominee for others, exercises his, her or its right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the closing date, the surviving corporation (i.e., the Company) must give written notice that the merger has become effective to each stockholder who has properly delivered a written demand for appraisal and who did not vote in favor of the adoption and approval of the merger agreement and the merger. At any time within sixty days after the closing date, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his, her or its shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within one hundred and twenty days after the closing date, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within one hundred and twenty days after the closing date, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. If no such petition is filed within that one hundred and twenty day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the closing date through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the closing date and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining the fair value of the shares of common stock, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. You should be aware that the fair value of your shares of common stock as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payments as of a record date before the closing date; however, if no petition for appraisal is filed within one hundred and twenty days after the closing date, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within sixty days after the closing date or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within sixty days after the closing date.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to the Company, in care of the Secretary, at Global Brass and Copper Holdings, Inc., 475 N. Martingale Road, Suite 1200, Schaumburg, IL 60173, or by calling us at (847) 240-4711. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

As described in the Company’s annual meeting proxy statement for the 2018 annual meeting of stockholders filed on April 12, 2018, any stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held in 2019 must have been received by us no later than December 11, 2018, if such proposals are to be included in the proxy statement and related proxy materials relating to that meeting pursuant to Rule 14a-8 of the Exchange Act. In addition, under our bylaws, any proposal for consideration at our annual meeting of stockholders to be held in 2019 submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it was received by the Company’s Secretary at our principal executive offices between the close of business on January 24, 2019 and the close of business on February 23, 2019, and is otherwise in compliance with the requirements set forth in our bylaws, which can be accessed in the “Investor Relations — SEC Filings” section of our corporate website at www.gbcholdings.com.

Additional information regarding the procedures to submit a stockholder proposal at the 2019 annual meeting is included in the Company’s proxy statement for its 2018 annual meeting of stockholders, filed on April 12, 2018.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at its address above, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on the Investor page of its website at http://ir.gbcholdings.com/sec-filings as soon as reasonably practicable after the Company files the reports electronically with the SEC. The information provided on our website is not part of this proxy statement, and is not incorporated by reference herein. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at Global Brass and Copper Holdings, Inc., Attn: Secretary, 475 N. Martingale Road, Suite 1200, Schaumburg, IL 60173, or by calling us at (847) 240-4711. In order to ensure timely delivery of the documents before the special meeting, any request should be made promptly to the Company.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019; and
•	The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 2, 2019.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE MERGER OR THE SPECIAL MEETING OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED MAY 29, 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

WIELAND HOLDINGS, INC.,

ELEPHANT ACQUISITION CORP.,

GLOBAL BRASS AND COPPER HOLDINGS, INC.

and

WIELAND-WERKE AKTIENGESELLSCHAFT

Dated as of April 9, 2019

A-i

A-ii

A-iii

Index of Defined Terms

Acceptable Confidentiality Agreement	8.10(a)
Acquisition Proposal	8.10(a)
Action	8.10(a)
Affiliate	8.10(a)
Agreement	Introduction
Alternative Acquisition Agreement	5.2(b)
Anti-Corruption Laws	3.22(a)
Book-Entry Shares	2.7(b)(iii)
Business Day	8.10(a)
Bylaws	2.3
Cancelled Shares	2.6(b)
Capitalization Date	3.3(a)
Certificate	2.7(b)(i)
Certificate of Merger	1.3
CFIUS	8.10(a)
CFIUS Approval	8.10(a)
CFIUS Filing	5.5(f)
Change of Recommendation	5.2(d)
Charter	2.2
Chosen Courts	8.5(a)
Closing	1.2
Closing Date	1.2
Code	2.7(g)
Common Stock	2.6(a)
Company	Introduction
Company Benefit Plan	8.10(a)
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Equity Awards	2.8(c)
Company Group	8.10(a)
Company Indebtedness	8.10(a)
Company Intellectual Property	8.10(a)
Company Material Adverse Effect	8.10(a)
Company Preferred Stock	3.3(a)
Company PS Award	2.8(c)
Company Recommendation	3.4(b)
Company Registered IP	8.10(a)
Company Related Party	8.10(a)
Company RSA Award	2.8(b)
Company SEC Documents	3.6(a)
Company Severance Policy	5.8(b)
Company Stock Option	2.8(a)
Conduct Remedies	5.5(c)
Confidentiality Agreement	5.6(b)
Continuation Period	5.8(a)
Continuing Employees	5.8(a)
Contract	8.10(a)
Copyrights	8.10(a)
Cut-off Time	5.2(b)
D&O Insurance	5.10(b)

A-iv

DDTC	5.5(g)
DDTC Notice	5.5(g)
Debt Financing	8.10(a)
Deemed CFIUS Order	8.10(a)
DGCL	Recitals
Dissenting Shares	2.7(f)
Divestiture Action	8.10(a)
Domain Names	8.10(a)
Draft CFIUS Filing	5.5(f)
Effective Time	1.3
Enforceability Exceptions	3.4(a)
Environmental Laws	8.10(a)
ERISA	8.10(a)
ERISA Affiliate	8.10(a)
Exchange Act	8.10(a)
Exchange Fund	2.7(a)
Excluded Benefits	5.8(a)
Excluded Party	8.10(a)
Existing Credit Facilities	8.10(a)
Facility	8.10(a)
Fairness Opinion	3.19
GAAP	3.6(b)
Global Trade Laws	3.22(b)
Go-Shop Acquisition Proposal	5.2(a)
Go-Shop Party	5.2(a)
Government Bid	8.10(a)
Government Contract	8.10(a)
Governmental Entity	8.10(a)
Hazardous Material	8.10(a)
HSR Act	8.10(a)
Indemnified Parties	5.10(a)
Insurance Policies	3.18
Intellectual Property	8.10(a)
Intervening Event	8.10(a)
Knowledge	8.10(a)
Law	8.10(a)
Leased Real Property	3.16(b)
Leases	3.16(b)
Lien	8.10(a)
Material Adverse Effect	8.10(a)
Material Contract	3.15(b)
Merger	Recitals
Merger Consideration	2.6(a)
Merger Sub	Introduction
Multiemployer Plan	8.10(a)
No-Shop Period Start Date	5.2(a)
NYSE	8.10(a)
Order	8.10(a)
Owned Real Property	3.16(a)
Parent	Introduction
Parent Board	Recitals

A-v

Parent Disclosure Schedule	Article IV
Parent Group	8.10(a)
Parent Holdco	Introduction
Parent Material Adverse Effect	4.1
Parent Proposal	5.2(d)(iv)
Patents	8.10(a)
Paying Agent	2.7(a)
Permits	3.9
Permitted Liens	8.10(a)
Person	8.10(a)
Personal Data	8.10(a)
Privacy Law	8.10(a)
Privacy Policies	8.10(a)
Proscribed Recipient	3.22(a)
Proxy Statement	5.3(a)
Real Property	3.16(b)
Record Holder	8.10(a)
Registered IP	8.10(a)
Regulatory Law	8.10(a)
Release	8.10(a)
Representatives	8.10(a)
SEC	8.10(a)
Second Request	5.9(a)
Securities Act	8.10(a)
Share	2.6(a)
Shares	2.6(a)
Significant Limitation	5.5(c)
Software	8.10(a)
Solvent	4.10
Specified Indebtedness	5.1(b)(x)
Stockholder Approval	3.4(c)
Stockholders Meeting	5.4
Subsidiary	8.10(a)
Superior Proposal	8.10(a)
Surviving Corporation	1.1
System	8.10(a)
Systems	8.10(a)
Takeover Statute	5.13
Tax	8.10(a)
Tax Return	8.10(a)
Taxes	8.10(a)
Technology	8.10(a)
Termination Fee	8.10(a)
Trade Secrets	8.10(a)
Trademarks	8.10(a)
Transaction Litigation	5.12
Triggering Notice	5.2(d)(ii)
Willful Breach	8.10(a)
Withdrawal Determination	5.2(d)(i)

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 9, 2019 (as amended, modified or restated from time to time, this “Agreement”), is by and among Wieland Holdings, Inc., an Illinois corporation (“Parent”), Elephant Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), Global Brass and Copper Holdings, Inc., a Delaware corporation (the “Company”), and Wieland-Werke Aktiengesellschaft, a German stock corporation (“Parent Holdco”).

RECITALS

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent Holdco and Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, indirect Subsidiary of Parent Holdco;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved, adopted and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interest of the Company and the holders of shares of Common Stock, (c) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at the Stockholders Meeting, and (d) resolved to recommend that the Company’s stockholders adopt this Agreement and give the Stockholder Approval, subject to the terms and conditions of this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and (b) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, will, promptly following execution of this Agreement, approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Parent Holdco, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1.   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and, following the Merger, shall be a wholly owned, indirect Subsidiary of Parent Holdco, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Agreement.

Section 1.2.   Closing. The closing of the Merger (the “Closing”) shall take place: (a) at 9:00 a.m., New York City time, on the fifth (5th) Business Day following the satisfaction or waiver (if permissible under applicable Law) of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Fried, Frank, Harris, Shriver and Jacobson LLP, One New York Plaza, New York, NY 10004 or (b) at such other date, time, or place as agreed to in writing by Parent Holdco and the Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3.   Effective Time. Subject to the terms and conditions hereof, on the Closing Date, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and time as the parties shall agree in writing and specify in the Certificate of Merger in accordance with the DGCL (such date and time, the “Effective Time”).

ARTICLE II

EFFECTS OF THE MERGER

Section 2.1.   Effects of the Merger. The Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL.

Section 2.2.   Certificate of Incorporation. Subject to Section 5.10, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall remain the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by applicable Law.

Section 2.3.   Bylaws. Subject to Section 5.10, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Sub, the bylaws of the Surviving Corporation (the “Bylaws”) shall remain the bylaws of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or in the Charter or by applicable Law.

Section 2.4.   Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.5.   Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.6.   Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holders of any capital stock of the Company, the Company, Parent Holdco, Parent or Merger Sub:

(a)   Merger Consideration. Each share of common stock, par value $0.01 per share (the “Common Stock,” and each a “Share” or collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall automatically be converted into the right to receive $44 in cash (the “Merger Consideration”), without interest. As of the Effective Time, such Shares shall automatically be cancelled and shall cease to exist and no longer be outstanding, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Certificates or Book-Entry Shares or delivery of an affidavit of loss in lieu thereof in accordance with Section 2.7.

(b)   Cancellation of Cancelled Shares. Each Share issued and outstanding immediately prior to the Effective Time held by (i) the Company in treasury or by Parent Holdco, Parent or Merger Sub, or (ii) any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent Holdco (other than Parent and Merger Sub) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor (collectively, “Cancelled Shares”).

(c)   Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.7.   Payment.

(a)   Paying Agent; Exchange Fund. Prior to the Effective Time, Parent Holdco shall cause Parent to designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II, and in connection therewith, shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement. On or prior to the Effective Time, Parent Holdco shall deposit or cause Parent to deposit with the Paying Agent, in trust for the benefit of the holders of Shares entitled thereto, a cash amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose except as set forth herein; provided, that the Paying Agent may invest the Exchange Fund as reasonably directed by Parent; provided, that such investments shall be in short term obligations of, or guaranteed in full by, the United States of America with maturities no more than thirty (30) days and no such investments shall relieve Parent Holdco or Parent from making the payments required by this Article II. Any interest and other income resulting from such investments shall be payable to Parent Holdco, Parent or the Surviving Corporation and any amounts in excess of the amounts payable under this Article II shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments such that the Exchange Fund is insufficient to pay the aggregate Merger Consideration, Parent Holdco shall, or shall cause Parent to, promptly cause to be replaced or restored an amount in cash to ensure the prompt payment of the aggregate Merger Consideration under this Article II. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares entitled thereto to receive the Merger Consideration as provided herein. Any portion of the Exchange Fund made available to the Paying Agent in respect of any Dissenting Shares will be returned to the Surviving Corporation; provided, however, that if any Dissenting Shares lose their status as such, Parent Holdco shall, or shall cause Parent to, promptly deposit with the Paying Agent an aggregate amount of funds sufficient to pay the Merger Consideration with respect to such Shares.

(b)   Procedures for Surrender.

(i)   Common Stock Certificates. As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the date on which the Effective Time occurs), Parent Holdco shall cause the Paying Agent to mail to each Record Holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (each such certificate, a “Certificate”), which Shares were converted into the right to receive the Merger Consideration (without interest) pursuant to Section 2.6(a), (A) a letter of transmittal (which shall be in customary form and with such other provisions as Parent and the Company shall reasonably agree), and which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e) to the Paying Agent), and (B) instructions for effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e)) to the Paying Agent in exchange for payment of the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.7(g)) therefor.

(ii)   Upon surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(e)) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration (without interest) pursuant to the provisions of Section 2.6(a) in respect of each Share (after giving effect to any required withholding taxes as provided in Section 2.7(g)) formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(e)) so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the

Person requesting such payment has paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate and has established to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.

(iii)   Book-Entry Shares. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to the provisions of Section 2.6(a) into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent Holdco shall, or shall cause Parent to, cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the applicable Merger Consideration pursuant to the provisions of this Article II in respect of each Share formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)   Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. Until surrendered as contemplated by Section 2.7(b), each Certificate and Book-Entry Share shall, from and after the Effective Time, represent only the right to receive the Merger Consideration, without interest thereon, as contemplated by Section 2.6(a) and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation. If, after the Effective Time, Certificates or, in the case of Book-Entry Shares, such Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration, subject to compliance with the exchange procedures provided in this Article II. The right to receive the Merger Consideration in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(d)   Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the Record Holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation, Parent Holdco and Parent, which shall remain responsible for payment of the Merger Consideration for such Shares as provided in this Article II, without any interest thereon and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.7(g). If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any Person or their successors, assigns or personal representatives previously entitled thereto. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent Holdco, Parent, Merger Sub, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)   Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, and if reasonably required by Parent Holdco or Parent, the posting by such holder of a bond in a customary and reasonable amount and upon such terms as may be reasonably required by Parent Holdco or Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Paying Agent with respect to such Certificate, Parent Holdco will or shall cause Parent to, cause the Surviving Corporation or the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares previously evidenced by such lost, stolen or destroyed Certificate, without any interest thereon and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.7(g).

(f)   Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who are entitled to and have properly exercised, and have not lost, or properly withdrawn their demand for, appraisal rights with respect thereto in accordance with, and who have complied in all respects with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and in lieu thereof, such Dissenting Shares will be converted into the right to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 of the DGCL unless and until any such holder fails to perfect or effectively waives, withdraws or loses its rights to appraisal under the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then, such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into, and to have become exchangeable solely for, at the Effective Time, the right to receive the Merger Consideration as provided in Section 2.6(a), without any interest thereon, upon surrender of the Certificate or Book-Entry Share formerly representing such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent Holdco and Parent (i) prompt notice of any demands received by the Company for appraisals of Shares, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(g)   Withholding. Each of Parent Holdco, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other applicable provision of Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Without limiting the foregoing and for the avoidance of doubt, the Company shall satisfy or cause to be satisfied, timely and in full, all Tax withholdings required in respect of the vesting or payment events in respect of any Company Equity Award for which the required Tax remittance is due prior to the Effective Time.

Section 2.8.   Company Equity Awards.

(a)   Each option to acquire Shares (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent Holdco, Parent, Merger Sub, the Company or the holder of that Company Stock Option, shall, as of the Effective Time, be cancelled and converted automatically into the right to receive an amount in cash (without interest) equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time, subject to any applicable Tax withholding. Any Company Stock Option with an exercise price per Share that is equal to or greater than the Merger Consideration shall be canceled for no consideration as of the Effective Time.

(b)   Each Company restricted share or restricted share unit award (each, a “Company RSA Award”) that is outstanding and subject solely to time- based vesting requirements as of immediately prior to the Effective Time, including any portion of a Company PS Award for which the applicable performance period has ended prior to the Effective Time but that then remains subject to continued time-based vesting, by virtue of the Merger and without any action by Parent Holdco, Parent, Merger Sub, the Company or the holder of that Company RSA Award, shall, as of the Effective Time, be cancelled and converted automatically into the right to receive (a) in respect of each Share subject to such Company RSA Award immediately prior to the Effective Time, an amount in cash (without interest) equal to the Merger Consideration and (b) the amount, payable in cash (without interest), of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the Effective Time with respect to such Company RSA Award that would otherwise become payable at the time of the Company RSA Award’s vesting, in each case, subject to any applicable Tax withholding.

(c)   Each Company restricted share unit award that is outstanding and subject to performance-based vesting requirements as of immediately prior to the Effective Time, (each, a “Company PS Award” and, together with the Company Stock Options and Company RSA Awards, the “Company Equity Awards”), by virtue of the Merger and without any action by Parent Holdco, Parent, Merger Sub, the Company or the holder of that Company PS Award, shall, as of the Effective Time, be cancelled and converted automatically into the right to receive (i) an amount in cash (without interest) equal to the Merger Consideration in respect of each Share subject to such Company PS Award immediately prior to the Effective Time assuming, for this purpose, that (x) Company PS Awards granted in 2018 were achieved at 200% of target and (y) Company PS Awards granted in 2019 were achieved at 150% of target; and (ii) the amount, payable in cash (without interest) of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the Effective Time with respect to such Company PS Award that would otherwise become payable at the time of the Company PS Award’s vesting, in each case subject to any applicable Tax withholding.

(d)   The Surviving Corporation shall pay the holders of Company Equity Awards the cash payments described in Section 2.8(a), Section 2.8(b) and Section 2.8(c) on or as soon as reasonably practicable after the Closing Date, but in any event within five (5) Business Days thereafter.

(e)   As of the Effective Time, the Company’s 2013 Omnibus Equity Incentive Plan and any other equity or equity-based compensation plan maintained by the Company will terminate and all rights thereunder, including in respect of Company Stock Options, Company RSA Awards and Company PS Awards, will be cancelled, in each case, without liability to the Company, Parent Holdco, Parent, the Surviving Corporation or any of their respective Affiliates or Subsidiaries, other than the obligation to make the payments described in this Section 2.8. Prior to the Effective Time, the Company Board or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 2.8. As soon as reasonably practicable following the date of this Agreement, the Company shall provide Parent with drafts of all notices, resolutions, consents and other written actions as may be required to effectuate the provisions of this Section 2.8 for Parent’s reasonable review and comment.

Section 2.9.   Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of Shares issued and outstanding as a result of a reclassification, stock split or reverse stock split, stock dividend or stock distribution, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such change and to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided, that nothing in this Section 2.9 shall permit the Company or its Subsidiaries to take any actions prohibited by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries (including any documents incorporated by reference therein) during the two (2) year period prior to the date that is one (1) Business Day prior to the date of this Agreement (excluding statements in any “Forward-Looking Statements” or “Risk Factors” sections or any other disclosures contained therein to the extent that such statements are cautionary, predictive or forward-looking in nature but, for the purposes of clarification, including and giving effect to any factual or historical statements included in any such statements), other than with respect to Section 3.3, Section 3.4 and Section 3.21, or (b) set forth in the disclosure letter delivered by the Company to Parent Holdco and Parent concurrently with entering into this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed to qualify or apply to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent Holdco, Parent and Merger Sub as follows:

Section 3.1.   Organization and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease, license, and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws or other similar organization documents for each of the Company’s Subsidiaries, in each case as amended and in effect as of the date of this Agreement.

Section 3.2.   Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth as of the date hereof a true, correct and complete list of the Subsidiaries of the Company. All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. All of the outstanding shares of capital stock or equity interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of all Liens, other than Permitted Liens.

Section 3.3.   Capitalization.

(a)   The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on April 5, 2019 (the “Capitalization Date”), (i) 21,952,777 Shares were issued and outstanding (including 201,686 Shares subject to outstanding Company RSA Awards), (ii) 307,792 Shares subject to outstanding Company PS Awards (which number would be 521,116 Shares if maximum performance levels were achieved for any Company PS Awards that remain subject to performance-based vesting), (iii) 588,533 Shares were held by the Company in its treasury, (iv) 428,383 Shares were reserved for issuance in respect of outstanding Company Stock Options, (v) 1,382,101 Shares were available for future issuance under the Company’s 2013 Omnibus Equity Incentive Plan, (vi) $190,709.07 of unpaid dividends and dividend equivalents were accrued in respect of Company Equity Awards and (vii) no shares of Company Preferred Stock were issued and outstanding. All outstanding Shares are, and all Shares that may be issued prior to the Effective Time, will be duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of the Company or any Contract to which the Company is a party or otherwise bound.

(b)   Except as set forth in this Section 3.3 and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of Company Stock Options, Company RSA Awards and Company PS Awards outstanding as of the close of business on the Capitalization Date, in each case, consistent with the terms of each such Company Equity Award, as of the close of business on the Capitalization Date and as of the date hereof, there are no issued, reserved for issuance, or outstanding (i) shares of capital stock or voting securities of the Company or any of its Subsidiaries, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote, (iii) securities, options, warrants, calls, rights, commitments, profits interests, stock-based performance units, stock appreciation rights, phantom stock agreements, arrangements or other rights or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued or sold, additional shares of capital stock or other voting or equity securities or interests of the Company or of any of its Subsidiaries (or any security convertible or exercisable therefor) or obligating the Company or any of its Subsidiaries to issue, grant or enter into any such security, option, warrant, call, right, commitment, profits interest, stock-based performance unit, stock appreciation right, phantom stock agreement, arrangement or other rights or undertaking and (iv) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company capital stock. From the close of business on the Capitalization Date through the date hereof, no options or other rights to acquire Shares or other Company Equity Awards, or rights to acquire shares of Company Preferred Stock have been granted, and no shares of Company Preferred Stock or Shares have been issued, except for Shares issued pursuant to the exercise, settlement, or conversion of Company Equity Awards outstanding as of the close of business on the Capitalization Date, in each case, consistent with the terms of each such Company Equity Award.

(c)   All outstanding Company Equity Awards were granted under the Company’s 2013 Omnibus Equity Incentive Plan. Section 3.3(c) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, each outstanding Company Equity Award and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of Shares issuable thereunder or subject thereto (at target and maximum levels), (iii) the expiration date, (iv) the exercise price or purchase price, (v) the grant date, (vi) the applicable vesting schedule, the amount vested and outstanding and the amount unvested and outstanding, (vii) the amount of any accrued and unpaid dividends or dividend equivalents thereon, and (viii) with respect to each Company Stock Option, whether such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. No Company Stock Option has been granted with a per share exercise price that is less than the fair market value of a Share on the date that it was granted. There is no agreement or arrangement (whether in writing or otherwise) to which the Company or any of its Subsidiaries is a party or with respect to which the Company or any of its Subsidiaries has or could expect to have liability (contingent or otherwise), in each case, that contains a promise or commitment to grant a stock option or other equity or equity-based award that has not been satisfied or that need not be satisfied for failure to satisfy a condition to promise or commitment.

(d)   From the close of business on the Capitalization Date through the date hereof, no options or other rights to acquire Shares or shares of Company Preferred Stock have been granted, and no Shares have been issued, except for Shares issued pursuant to the exercise, settlement, or conversion of Company Equity Awards outstanding on the Capitalization Date or conversion or redemption of convertible notes in each case, consistent with the terms of each such Company Equity Award. All outstanding Shares are, and all such Shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

Section 3.4.   Authority.

(a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and, assuming the accuracy of the representations and warranties contained in Section 4.8 and subject to obtaining the Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties contained in Section 4.8, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware, and no other actions on the part of the Company are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties contained in Section 4.8 and the due and valid authorization, execution and delivery of this Agreement by Parent Holdco, Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (clauses (i) and (ii) collectively, the “Enforceability Exceptions”).

(b)   The Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and in the best interests of, the Company and its stockholders, (ii) approved, adopted and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at the Stockholders Meeting and (iv) subject to Section 5.2, resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”).

(c)   Assuming the accuracy of the representations and warranties contained in Section 4.8, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger under applicable Law.

Section 3.5.   Consents and Approvals; No Violations.

(a)   Except as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, Section 721 of the Defense Production Act of 1950, the International Traffic in Arms Regulations, the DGCL, the rules and regulations of NYSE and state securities laws, and subject to the accuracy of Parent Holdco’s, Parent’s and Merger Sub’s representations and warranties set forth in Section 4.4(a), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require the Company or any of its Subsidiaries to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, with such exceptions as would not constitute a Company Material Adverse Effect.

(b)   Assuming the accuracy of the representations and warranties contained in Section 4.8 and subject to obtaining the Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the similar organizational documents of any of the Company’s Subsidiaries (including joint venture, shareholder or similar agreements in respect of non-wholly owned Subsidiaries), in any material respect, or, (ii) assuming compliance with the matters referred to in Section 3.5(a), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent or other action by any Person under, constitute a default or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, expiration, acceleration, material modification or repricing of any right or obligation under, or give rise to any fee or payment obligation under, any provision of any Material Contract, with such exceptions in respect of this clause (ii) as would not constitute a Company Material Adverse Effect.

Section 3.6.   Company SEC Documents.

(a)   Since December 31, 2016, the Company has filed with or furnished to the SEC, on a timely basis, all forms, reports and documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of the last such amendment), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date so filed (or amended) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)   The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and, on that basis, fairly presented in all material respects the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). No financial statements of any Person other than the Company and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(c)   The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and the Company has established and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that (i) material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and (ii) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s applicable rules and forms, the Exchange Act and the Securities Act.

(d)   The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s outside auditor and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)   There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.

(f)   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company, other than liabilities and obligations (a) reserved against or reflected in the Company’s consolidated balance sheet for the fiscal year ended December 31, 2018 included in the Company SEC Documents (or the notes thereto), (b) incurred in the ordinary course of business since December 31, 2018, (c) incurred in connection with the transactions contemplated by this Agreement, the entry into this Agreement and the performance of the transactions contemplated by this Agreement or matters referred to in the Company Disclosure Schedule, (d) discharged or paid in full prior to the date hereof, or (e) that are not or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g)   No Subsidiary of the Company is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 3.7.   Absence of Certain Changes or Events. From December 31, 2018 through the date hereof, (i) there has not been a Company Material Adverse Effect, and (ii), except in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and have not taken any action which action, if it was taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to Sections 5.1(b)(i), (ii), (iii), (iv), (v), (ix), (x), (xi), (xiii), (xv), or (xvii).

Section 3.8.   Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent Holdco, Parent, Merger Sub or their respective Representatives of any of the foregoing.

Section 3.9.   Compliance with Laws; Permits. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) are, and since December 31, 2016 have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Entity with respect to, and have not been threatened to be charged with or given written notice by any Governmental Entity of, any violation of any such Law or Order. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity necessary for it to own, lease or operate its properties and assets and to carry on its business as currently conducted (collectively, “Permits”). No default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would result in a default under, any such Permit, and neither the Company nor any of its Subsidiaries has received any cease and desist letters or written inquiries from any Governmental Entity with respect to any such Permit, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.10.   Tax Matters.

(a)   (i) The Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries have paid all material Taxes due and owing (whether or not shown on such Tax Returns), except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; and (iii) there are not pending or, to the Company’s knowledge, threatened in writing, any audits or other proceedings by any Governmental Entity in respect of a material amount of Taxes of the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established in accordance with GAAP.

(b)   The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the date of their most recent consolidated financial statements contained in the Company SEC Documents, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in such Company SEC Documents. Neither the Company nor any of its Subsidiaries has since the date of their most recent consolidated financial statements contained in the Company SEC Documents incurred any material liability for Taxes other than in the ordinary course of business.

(c)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made prior to the Effective Time, (ii) any prepaid amount received on or prior to the Effective Time, (iii) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method made prior to the Effective Time or (iv) any election in accordance with Section 108(i) of the Code. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any excess loss account or deferred intercompany gain described in Treasury Regulations in accordance with Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law).

(d)   There are no Liens that arose in connection with any failure (or alleged failure) to pay any Taxes on any property of the Company or any of its Subsidiaries other than Liens for Taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)   The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof.

(f)   Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing or indemnity agreement (other than (A) any Tax indemnification provisions in commercial agreements or agreements that are not primarily related to Taxes, or (B) any agreement between or among any of the Company and its Subsidiaries) or (ii) is liable for any material amount of Taxes of any other Person (other than the Company or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law, as a transferee or successor, by Contract or otherwise (other than (A) any Tax indemnification provisions in commercial agreements or agreements that are not primarily related to Taxes, or (B) any agreement between or among any of the Company and its Subsidiaries)).

(g)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)   All material amounts of Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Entity.

(i)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no written request for any such waiver or extension is currently pending. None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment, deficiency, which waiver or extension currently remains in effect.

(j)   No Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements have been entered into with, issued by, or filed with any Governmental Entity with respect to the Company or any of its Subsidiaries that will remain in effect or apply for any period after the Effective Time.

(k)   All deficiencies for any material amount of Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Documents.

(l)   Neither the Company nor any of its Subsidiaries has received within the past three (3) years a written claim from any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(m)   The Company is not, and has not been at any time within the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 3.11.   No Related Party Transactions. There are no transactions or contracts between the Company and any Affiliates of the Company or other Persons, including any stockholder, officer or director of the Company or immediate family member thereof, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.12.   Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that if determined adversely to the Company or such Subsidiary, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no Order imposed upon or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.13.   Employees and Employee Benefit Plans.

(a)   Section 3.13(a) of the Company Disclosure Schedule contains a list of each material Company Benefit Plan. The Company has made available to Parent copies of (i) each material Company Benefit Plan and (ii) to the extent applicable, (A) the documents governing the Company Benefit Plan (including all amendments thereto) or written description of any Company Benefit Plan that is not in writing, (B) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Company Benefit Plan, (C) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (D) the most recent actuarial report, financial statement or valuation report, (E) the current determination letter or favorable opinion letter issued by the Internal Revenue Service, (F) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, and (G) all material correspondence to or from any Governmental Entity or Multiemployer Plan relating to such Company Benefit Plan during the three (3) years prior to the date hereof.

(b)   Each Company Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements of applicable Law. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred and no condition exists that would reasonably be expected to adversely affect such qualification or otherwise result in material liability (contingent or otherwise) to the Company or any of its Subsidiaries.

(c)   Section 3.13(c) of the Company Disclosure Schedule sets forth each Multiemployer Plan to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has an obligation to contribute or in respect of which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability (contingent or otherwise). With respect to each such Multiemployer Plan, (i) to the Knowledge of the Company, such plan has been maintained in compliance in all material respect with its terms and with the requirements and applicable Law, (ii) all contributions required to have been made by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates have been timely made as required by the terms of the collective bargaining agreements, the plan documents, the trust agreements, and applicable Law, (iii) none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has (A) incurred withdrawal liability as a result of a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA; or (B) received any written notification within the immediately preceding three (3) years that any such plan is insolvent (within the meaning of Section 4245 of ERISA), is in reorganization (within the meaning of Section 4241 of ERISA), has initiated proceedings to terminate, or is considered to be in “endangered” or “critical” status under Section 432 of the Code.

(d)   Other than the Multiemployer Plans set forth on Section 3.13(c) of the Company Disclosure Schedule, no Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, the Company has not and is not reasonably expected to incur any liability (contingent or otherwise) under Title IV of ERISA and, during the immediately preceding six (6) years, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has sponsored, maintained, contributed to, or been required to contribute to, a plan subject to Title IV of ERISA or Section 412 of the Code or a defined benefit pension plan.

(e)   Neither the Company nor any of its Subsidiaries has any obligation to provide any health or welfare benefits (whether or not insured) to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries following termination of employment or service, except as required by applicable Law at the sole expense of the participant or pursuant to a severance arrangement set forth in Section 3.13(e) of the Company Disclosure Schedule.

(f)   There is no Action pending or, to the Knowledge of the Company, threatened, in respect of or involving any Company Benefit Plan (other than routine claims for benefits) or involving the Company’s participation in any Multiemployer Plan that if determined adversely to the Company or one of its Subsidiaries would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no, and for the past three (3) years there has been no, (i) Action pending (or, to the Knowledge of the Company, threatened) by or before any Governmental Entity with respect to the Company or any of its Subsidiaries concerning employment-related matters or (ii) Action (or, to the Knowledge of the Company, any threatened Action) against or affecting the Company or any of its Subsidiaries brought by any current or former applicant, employee or independent contractor of the Company or any of its Subsidiaries, in each case, that if determined adversely to the Company or one of its Subsidiaries would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g)   Except as expressly provided under Section 2.8 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) (i) entitle any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries to severance or any other payment or benefit pursuant to a Company Benefit Plan or (ii) accelerate the time of payment or vesting or result in any forgiveness of indebtedness or trigger any funding obligation (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Company Benefit Plan.

(h)   Except as disclosed in Section 3.13(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) result in (i) any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former officer, director, employee or other independent service provider of the Company or any of its Subsidiaries, (ii) the imposition of an excise tax under Section 4999 of the Code or (iii) the non-deductibility of any payments or benefits under Section 162 (or any similar provisions of foreign Law). No current or former officer, director, employee or other independent service provider of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or additional payment from the Company or any of its Subsidiaries with respect to any Taxes under Sections 4999 or 409A of the Code.

(i)   Except as disclosed in Section 3.13(i)(1) of the Company Disclosure Schedule, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and there have been no such troubles for the past three (3) years. Except as disclosed in Section 3.13(i)(2) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has agreed to recognize any labor union or labor organization, nor has any labor union or labor organization been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, (ii) is a party to or otherwise bound by, or currently negotiating, any collective bargaining agreement or other Contract with a labor union or labor organization, or (iii) as of the date hereof is the subject of any petition or proceeding seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, is any such proceeding threatened. To the Knowledge of the Company, there is no effort currently being made or threatened by, or on behalf of, any labor union or other employee representative body to organize any employees of the Company, and there have been no such efforts for the past three (3) years. The Company has not and is not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of the Company, threatened against the Company, except as would not reasonably be expected, either individually or in the aggregate, to result in any material liability to the Company.

(j)   Except as disclosed in Section 3.13(j) of the Company Disclosure Schedule, no notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any labor organization or other employee representative body representing employees of the Company or any of its Subsidiaries, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(k)   The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of Taxes, classification and compensation of employees and independent contractors, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters. The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all affirmative action obligations and all rules and regulations of or administered by the Office of Federal Contract Compliance Programs to which it is subject as a federal contractor.

(l)   To the Knowledge of the Company, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve (12) month period following the date hereof. No executive or key employee of the Company or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration.

Section 3.14.   Intellectual Property and Privacy.

(a)   Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all Company Registered IP. The Company, or a Subsidiary of the Company, except for Intellectual Property exclusively licensed to the Company, is the sole and exclusive owner and owns all right, title, and interest in and to each item of the Company Intellectual Property free and clear of all Liens, except for Permitted Liens and non-exclusive licenses granted in the ordinary course of business.

(b)   No claims are pending or threatened, (i) challenging the ownership, enforceability or validity of any Company Intellectual Property (except that this representation and warranty is given to the Knowledge of the Company with respect to Intellectual Property exclusively licensed to the Company), or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property, other than, in each case, as would not constitute a Company Material Adverse Effect.

(c)   Except as would not constitute a Company Material Adverse Effect, (i) no Person is violating, misappropriating or infringing any Company Intellectual Property, and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(d)   Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to protect their respective rights in material Trade Secrets. Without limiting the foregoing, each Company employee, and each consultant or contractor, engaged in the development or creation of any material technology, or Intellectual Property for the Company or its Subsidiaries has executed a valid and enforceable proprietary information, confidentiality and assignment agreement sufficient to irrevocably assign (except as limited by applicable Law) any Intellectual Property developed by such employee, consultant or contractor for the Company or such Subsidiary to the Company or such Subsidiary.

(e)   Section 3.14(e) of the Company Disclosure Schedule lists all Contracts to which the Company or any of its Subsidiaries is a party that grants to the Company or any of its Subsidiaries a license, ownership rights, an option to, or other rights in or to any Intellectual Property owned by a third Person and that is material to the business of the Company and its Subsidiaries taken as a whole, other than (A) licenses to commercially generally available software on substantially standard terms and conditions which is not distributed with, incorporated in, or necessary for use or development of, any product or service of the Company and its Subsidiaries, and is not open source software, or (B) Contracts with third parties pursuant to which the Company or any Subsidiary is granted a license or other right in or to any Intellectual Property provided by such third parties on the Company’s standards terms and conditions.

(f)   Section 3.14(f) of the Company Disclosure Schedule lists all Contracts to which the Company or one of its Subsidiaries is a party under which the Company or such Subsidiary grants any third Person a license or other rights in or to any material Company Intellectual Property, other than non-exclusive licenses granted to customers, developers and resellers in the ordinary course of business and on the Company’s standard terms (including in the course of the licensing of any Company products or provision of any services by the Company or its Subsidiaries).

(g)   The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy, including procedures reasonably designed to detect data security breaches and unauthorized access or unauthorized use of the Company’s and its Subsidiaries’ information technology systems, including systems that store or process Personal Data. Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries are, in all material respects, in compliance with the Company’s Privacy Policies and all applicable Privacy Laws. There have been no losses or thefts of data or security breaches with respect to, Personal Data that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(h)   Except as would not constitute a Company Material Adverse Effect, (i) the Systems that are used in the operations of the business are reasonably sufficient for the immediate and anticipated needs of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, (ii) in the past three (3) years, there has been no failure or other material substandard performance of any System, in each case which has caused a material disruption to the Company or its Subsidiaries, and (iii) the Company and its Subsidiaries has not been subjected to an audit of any kind in connection with any license or other Contract pursuant to which the Company or its Subsidiaries holds rights to any third-party Software, nor has the Company or its Subsidiaries received any notice of intent to conduct any such audit. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, the Company and its Subsidiaries are not in breach of any of its Contracts or licenses relating to any System.

(i)   Except as would not constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries lawfully own or license and will continue to lawfully own or license immediately after the Closing, valid rights as are sufficient to use all of the Intellectual Property and Technology used by the Company and its Subsidiaries to the same extent as immediately prior to the Closing, and (ii) the consummation of the Merger will not result in the loss or impairment of the Company and its Subsidiaries’ rights in any Company Intellectual Property or Technology and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which any Company or its Subsidiaries is a party and pursuant to which the Company or its Subsidiaries is authorized or licensed to use any third party Intellectual Property.

Section 3.15.   Material Contracts.

(a)   Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (1) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, (2) as of the date of this Agreement, (i) to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract, (ii) each Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect, except as limited by the Enforceability Exceptions binding on the other party, or (iii) to the Knowledge of the Company, no event has occurred which would result in a breach of or default under any Material Contract (in each case, with or without notice, lapse of time or both).

(b)   A true, correct and complete list of the Material Contracts as of the date hereof is set forth in Section 3.15(b) of the Company Disclosure Schedule. For purposes of this Agreement, the term “Material Contract” means any of the following Contracts, excluding any Company Benefit Plan, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, in each case, as of the date hereof:

(i)   any limited liability company, partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a wholly-owned Subsidiary of the Company;

(ii)   any Contract (other than between or among the Company and any of its Subsidiaries or between or among any of the Subsidiaries of the Company) relating to indebtedness for borrowed money, guaranteeing any indebtedness of another Person, constituting debt securities or warrants or other rights to acquire any debt securities, constituting a “keep well” or other arrangement to maintain any financial statement condition of another Person or tolling arrangement or having the economic effect of any of the foregoing, in each case, in excess of $2 million (or, in the case of any tolling arrangements, exceeding $5 million as of the date of this Agreement) individually, in each case, including all amounts obligated, guaranteed or outstanding thereunder;

(iii)   any Contract that limits the right of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or to compete or operate in any location or during any period of time, in each case in any respect material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)   any Contract that requires the Company or any of its Subsidiaries to deal exclusively with any Person with respect to any matter or that provides “most-favored nation” pricing or terms to the other party to such Contract or any third-party, including any such Contract that, following the Effective Time, would apply to Parent Holdco, Parent or any of its Subsidiaries;

(v)   any Contract which contains “earn-out” or similar contingent payment obligations, in each case that, as of the date hereof, would reasonably be expected to result in payments in excess of $2 million in the aggregate;

(vi)   all Contracts with the customers and suppliers required to be disclosed in Section 3.24 of the Company Disclosure Schedule;

(vii)   any Contract required to be filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(viii)   any Contract providing for the employment or engagement of any Person on a full-time, part-time, independent contractor, temporary or other basis or otherwise providing annual base compensation in excess of $200,000 or other bonus, insurance or severance benefits to any officer, director, employee or independent contractor, other than contracts terminable by the Company for any reason upon less than thirty (30) days’ notice without incurring any liability;

(ix)   any Government Contract in excess of $5 million per annum;

(x)   any Contract entered into within the past three (3) years in connection with the settlement or resolution of any actual or threatened Action, other than any such Contract providing only for the payment of monetary damages in an amount less than $500,000;

(xi)   any Contract relating to the acquisition or disposition of any business (by way of acquisition or disposition of interests or assets) by the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has any material outstanding rights or obligations;

(xii)   any collective bargaining agreement or other Contract with any labor union or other employee representative body;

(xiii)   any Contracts with any of the counterparties set forth on Section 3.15(b)(xiii) of the Company Disclosure Schedule; and

(xiv)   any other Contract currently in effect pursuant to which the Company or its Subsidiaries has or is reasonably expected to make expenditures of more than $10 million annually.

Section 3.16.   Real and Personal Property.

(a)   Section 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except for the Owned Real Property, neither the Company nor any of its Subsidiaries owns any real property, nor is party to any agreement to purchase or sell any real property. The Company has good and marketable title in fee simple (or the equivalent thereof) to each parcel of the Owned Real Property free and clear of all Liens, except for Permitted Liens.

(b)   Section 3.16(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses, or other similar agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”) that would reasonably be expected to result in payments in excess of $2,000,000 in the aggregate in any one (1) calendar year. The Company or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens, other than Permitted Liens. Each Lease is valid and binding on the Company or its Subsidiaries (as applicable), and, to the Knowledge of the Company, the landlord thereunder. To the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a default by the tenant under a Lease. Neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person rights to use or occupy any material portion of such Leased Real Property.

(c)   There are no condemnation or eminent domain proceedings of any kind pending, or to the Knowledge of the Company, threatened against any parcel of Real Property.

(d)   Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses of, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as currently conducted, free and clear of all Liens, except for Permitted Liens.

Section 3.17.   Environmental Laws. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries are and, since January 1, 2016, have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Permits required pursuant to any Environmental Laws for the operation of the business of the Company and its Subsidiaries, (b) neither the Company nor any of its Subsidiaries is a party to any pending or, to the Knowledge of the Company, threatened Action or has received any other written notice alleging non-compliance by the Company or its Subsidiaries with, or that the Company or its Subsidiaries have any liability under, Environmental Laws, (c) there has been no Release of any Hazardous Materials at, from, on, or under any Facility or, to the Knowledge of the Company, from any real property formerly owned, leased or operated by the Company, its Subsidiaries, or any of their predecessors, except for such Release that does not require remediation by the Company or its Subsidiaries or would not reasonably be expected to give rise to liability pursuant to any Environmental Laws, (d) the Company and its Subsidiaries have made available to Parent copies of all non-privileged material assessments, reports and other documents in their possession relating to the environmental condition of any Facility and any real property formerly owned, leased or operated by the Company, its Subsidiaries, or any of their predecessors, or to the compliance of the Company or its Subsidiaries’ operations with Environmental Laws, and (e) except as reflected in the consolidated financial statements of the Company, there are no capital expenditures planned or, to the Knowledge of the Company, required for one (1) year from the Closing Date outside of capital expenditures made in the ordinary course of business, the purpose of which is to address or maintain compliance with Environmental Laws.

Section 3.18.   Insurance Policies. The Company maintains general liability, professional liability and certain other customary types of insurance policies (the “Insurance Policies”). The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting business of similar size in the same industry as the Company. Except as would not constitute a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any such Insurance Policies, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or adverse modification of any such Insurance Policies. In the last two (2) years, the Company has not received any notice of termination, cancellation or non-renewal with respect to any such Insurance Policy.

Section 3.19.   Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC, dated as of the date of this Agreement (the “Fairness Opinion”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.20.   Brokers. No broker, finder, investment banker, financial advisor or other similar Person, other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.21.   Takeover Statutes Not Applicable; No Rights Agreement. Assuming the accuracy of the representations and warranties contained in Section 4.8, no “moratorium,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 203 of the DGCL, or any similar anti-takeover provision in the certificate of incorporation or bylaws of the Company (including Article 13 of the Company’s certificate of incorporation), is applicable to the transactions contemplated by this Agreement, including the Merger. The Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company and its Subsidiaries are not subject to Section 203 of the DGCL.

Section 3.22.   FCPA; Anti-Bribery; International Trade.

(a)   The Company and its Subsidiaries, their respective managers, directors, officers, and, to the Knowledge of the Company, Affiliates, agents, employees, and any other Persons acting on behalf of any of them (all of the foregoing solely in their capacity acting on behalf of the Company or its Subsidiaries), are, and for the past (3) years have been, in compliance in all material respects with the provisions of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and each other anti-corruption or anti-bribery law binding on any of them (collectively, “Anti-Corruption Laws”). None of the Company or its Subsidiaries, or, to the Knowledge of the Company, the Company’s or its Subsidiaries’ respective managers, directors, officers, Affiliates, agents, employees, or any other Persons acting on behalf of any of them (all of the foregoing solely in their capacity acting on behalf of the Company or its Subsidiaries), has, directly or indirectly, in the past (3) years, paid, offered or promised to pay, or authorized payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her, or its influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity, or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person, in each case, in violation of Anti-Corruption Laws.

(b)   The Company and its Subsidiaries, and their respective managers, directors, officers, and, to the Knowledge of the Company, Affiliates, agents, employees, and any other Persons acting on behalf of any of them (all of the foregoing solely in their capacity acting on behalf of the Company or its Subsidiaries), are, and for the past (3) years have been, in compliance with applicable economic sanctions and export control laws and regulations (collectively, “Global Trade Laws”) in all material respects. None of the Company, its Subsidiaries, or the Company’s or its Subsidiaries’ respective managers, directors, officers, or, to the Knowledge of the Company, Affiliates, agents, employees, or any other Persons acting on behalf of any of them, is, or has conducted, directly, or to the Knowledge of the Company, indirectly, any business with any Person, (i) identified on any sanctions-related list of restricted or blocked Persons, (ii) organized, resident, or located in any country or territory that is itself the subject of comprehensive economic sanctions, or (iii) 50% or greater owned or otherwise controlled by any Person or Persons described in clause (i) or (ii).

(c)   To the Knowledge of the Company, in the past three (3) years, none of the Company, its Subsidiaries, or the Company’s or its Subsidiaries’ respective managers, directors, officers, Affiliates, agents, employees, or any other Persons acting on behalf of any of them (all of the foregoing solely in their capacity acting on behalf of the Company or its Subsidiaries), has been the subject of any material investigations, reviews, audits, or inquires by a Governmental Entity related to Anti-Corruption Laws or Global Trade Laws and no material investigation, review, audit, or inquiry by any Governmental Entity related to Anti-Corruption Laws or Global Trade Laws is pending or threatened.

Section 3.23.   Products Liability. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no Action against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened relating to alleged defects in any product manufactured, sold, distributed or delivered by the Company and its Subsidiaries, and, during the preceding three (3) years, no such Action was pending that, if adversely determined, would have reasonably constituted a Company Material Adverse Effect.

Section 3.24.   Customers and Suppliers. Section 3.24 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) the ten (10) largest customers of the Company and its Subsidiaries, as a whole (measured by dollar amount of the aggregate billings) during the fiscal year ending December 31, 2018, and (b) the ten (10) largest suppliers of materials, products or services to the Company and its Subsidiaries, as a whole (measured by dollar amount of the aggregate amount purchased by the Company) during the fiscal year ending December 31, 2018. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified in writing the Company or any of its Subsidiaries of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with the Company or any of its Subsidiaries.

Section 3.25.   Government Contracts. Since January 1, 2018, none of the Company or any of its Subsidiaries has received in writing a cure notice, a show cause notice or a stop work notice, nor has the Company or any of its Subsidiaries been threatened in writing with termination for default under any Government Contract in excess of $1 million per annum. Neither the Company nor any of its Subsidiaries is in any material violation, breach or default of any Law governing any Government Contract except for any violation, breach or default that would not reasonably be expected to be material to the Company and its

Subsidiaries, taken as a whole. Since January 1, 2018, the Company has not received in writing a request for equitable adjustment by any of its vendors, suppliers or subcontractors against it or any of its Subsidiaries relating to a Government Contract. Since January 1, 2018, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or has been under investigation or indictment by any Governmental Entity for a civil fraud or criminal offense in connection with a Government Contract. Since January 1, 2018, neither the Company nor any of its Subsidiaries has been suspended or debarred by a Governmental Entity in connection with the conduct of its business, and, to the Knowledge of the Company, no such suspension or debarment has been initiated or threatened. To the Knowledge of the Company, there is no ongoing Action by any Governmental Entity relating to any Government Contract, Government Bid or the violation of any Law relating to a Government Contract or Government Bid.

Section 3.26.   Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Schedule), none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent Holdco, Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or its and their respective businesses or with respect to any other information provided, or made available, to Parent Holdco, Parent, Merger Sub or their respective Affiliates or Representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Schedule), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent Holdco, Parent, Merger Sub or their Affiliates or Representatives or any other Person resulting from Parent Holdco, Parent, Merger Sub’s or their Affiliates’ or Representatives’ use of any information, documents, projections, forecasts or other material made available to Parent Holdco, Parent, Merger Sub or their Affiliates or Representatives, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent Holdco, Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT HOLDCO, PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent Holdco and Parent to the Company concurrently with entering into this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed qualify or apply to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections or subsections), Parent Holdco, Parent and Merger Sub, jointly and severally hereby represent and warrant to the Company as follows:

Section 4.1.   Organization. Parent Holdco is a German stock corporation, Parent is an Illinois corporation and Merger Sub is a Delaware corporation, in each case, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Parent Material Adverse Effect. Each of Parent Holdco, Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Parent Material Adverse Effect. For purposes of this Agreement, a “Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on Parent Holdco’s, Parent’s or Merger Sub’s ability to timely consummate the transactions contemplated hereby, including the Merger. Parent Holdco and Parent have made available to the Company true, complete and correct copies of the organizational or governing documents of Parent Holdco, Parent and Merger Sub, in each case as amended and in effect as of the date of this Agreement.

Section 4.2.   Merger Sub.

(a)   The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent free and clear of all Liens.

(b)   Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, including the Merger, and has engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated hereby and activities incidental to its formation.

Section 4.3.   Authority.

(a)   Each of Parent Holdco, Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent Holdco, Parent and Merger Sub and the consummation by each of Parent Holdco, Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary actions on the part of each of Parent Holdco, Parent and Merger Sub, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption shall occur promptly following the execution of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and no other actions on the part of Parent Holdco, Parent or Merger Sub are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent Holdco, Parent and Merger Sub and (assuming the due and valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent Holdco, Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by the Enforceability Exceptions.

(b)   The Parent Board has approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of Merger Sub has (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement.

(c)   No vote of the stockholders of Parent Holdco, Parent or the holders of any other securities of Parent Holdco or Parent (equity or otherwise) is required by Law or the organizational documents of Parent Holdco or Parent in order for Parent Holdco or Parent to consummate the transactions contemplated by this Agreement, including the Merger.

Section 4.4.   Consents and Approvals; No Violations.

(a)   Except as may be required under, and other applicable requirements of, the HSR Act and the DGCL, neither the execution, delivery or performance of this Agreement by Parent Holdco, Parent and Merger Sub nor the consummation by Parent Holdco, Parent and Merger Sub of the transactions contemplated hereby will require Parent Holdco, Parent or Merger Sub to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, with such exceptions as would not constitute a Parent Material Adverse Effect.

(b)   Assuming the accuracy of the representations and warranties contained in Section 3.5, neither the execution, delivery or performance of this Agreement by Parent Holdco, Parent or Merger Sub nor the consummation by Parent Holdco, Parent or Merger Sub of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent Holdco, Parent or Merger Sub or, (ii) assuming compliance with the matters referred to in Section 4.4(a), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation under, any provision of any Contract to which Parent Holdco, Parent or Merger Sub is a party, with such exceptions as would not constitute a Parent Material Adverse Effect.

Section 4.5.   Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent Holdco, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Parent Holdco, Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or its Subsidiaries.

Section 4.6.   Litigation. (a) As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent Holdco, Parent or any of its Subsidiaries (including Merger Sub) that constitutes a Parent Material Adverse Effect and (b) there is no Order imposed upon or, to the Knowledge of Parent, threatened against Parent Holdco or any of its Subsidiaries (including Merger Sub) that constitutes a Parent Material Adverse Effect.

Section 4.7.   Financing. Parent Holdco has, and will have as of the Effective Time, available sufficient cash or other sources of funds necessary to enable Parent Holdco or Parent to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

Section 4.8.   Share Ownership. As of the date hereof and at all times prior to the time that is immediately prior to the Effective Time, neither Parent Holdco nor any of its Affiliates (including Parent or Merger Sub) is or will be the beneficial owner of any Shares or is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested shareholder” of the Company, as such term is defined in Article 13 of the certificate of incorporation of the Company.

Section 4.9.   Brokers. No broker, finder, investment banker, financial advisor or other similar Person, the fees and expenses of which will be paid by Parent Holdco or Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent Holdco, Parent or Merger Sub or any of their respective Affiliates.

Section 4.10.   Solvency. None of Parent Holdco, Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time, assuming the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, and after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.10, the term “Solvent” means, with respect to any Person as of a particular date, that on such date, the sum of the assets, at a fair valuation, of such Person exceeds its debts, such person has not incurred debts beyond its ability to pay such debts as such debts mature and such person does not have unreasonably small capital with which to conduct its business. For the purposes of this Section 4.10, “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. For purposes of this Section 4.10, the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.

Section 4.11.   Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article IV, none of Parent Holdco, Parent or Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent Holdco, Parent or Merger Sub or any of their respective Affiliates.

Section 4.12.   No Other Company Representations or Warranties. Each of Parent Holdco, Parent and Merger Sub has conducted its own review and analysis of the business, operations, assets, Contracts, Intellectual

Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries to its satisfaction. Parent Holdco, Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent Holdco, Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent Holdco, Parent or Merger Sub or their respective Representatives in connection with the transactions contemplated by this Agreement including the accuracy or completeness thereof other than the representations and warranties contained in Article III (as qualified by the Company Disclosure Schedule). Without limiting the foregoing, each of Parent Holdco, Parent and Merger Sub acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Schedule) neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent Holdco, Parent, Merger Sub or their Representatives or any other Person resulting from Parent Holdco’s, Parent’s, Merger Sub’s or their Representatives’ use of any information, documents, projections, forecasts or other material made available to Parent Holdco, Parent, Merger Sub or their Representatives, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent Holdco, Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1.   Conduct of Business by the Company Pending the Merger.

(a)   From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent, (ii) as required by applicable Law, (iii) as contemplated by this Agreement or (iv) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve its business organization intact in all material respects and maintain relations in all material respects with its employees, unions, key customers and suppliers with whom the Company and its Subsidiaries have significant business relationships.

(b)   From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent in the case of clauses (viii), (xii), (xiii), (xiv), (xvi) and (xxi) shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement (including Section 5.2), or (iv) as otherwise set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)   declare, set aside, make, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, whether payable in cash, stock, property or otherwise, except for (A) dividends or distributions by a Subsidiary of the Company to the Company or to another Subsidiary of the Company, and (B) regular quarterly cash dividends or distributions of the Company made in the ordinary course, consistent with past practice, which shall be no greater than $0.09 per Share per quarter;

(ii)   other than in the case of wholly owned Subsidiaries, adjust, recapitalize, split, combine, subdivide, redeem, offer to redeem, purchase, repurchase, reclassify or otherwise acquire, directly or indirectly, any of its capital stock or equity interests;

(iii)   (1) issue, deliver, sell, pledge, grant, transfer, authorize, dispose of, or otherwise encumber any shares of its capital stock, other equity or voting securities, any securities convertible into or exchangeable for, or any option, warrant or other right to acquire or receive any shares of its capital stock, other equity or voting securities or convertible or exchangeable securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or (2)

redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting securities, other than, in each case, (A) in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards that are outstanding on the date hereof in accordance with their terms as in effect on the date hereof, including with respect to the satisfaction of Tax withholding and, with respect to Company Stock Options, the payment of the exercise price, (B) the issuance by any Subsidiary of the Company of any shares of capital stock or equity interests of such Subsidiary to the Company or any Subsidiary of the Company, and (C) the grant of any Liens to secure obligations of the Company or any of its Subsidiaries in respect of any indebtedness permitted under clause (ix) below;

(iv)   (A) amend the certificate of incorporation or bylaws of the Company or amend in any material respects other similar organizational documents of any of its Subsidiaries or (B) form any new Subsidiaries;

(v)   form any joint venture or partnership, or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing equity interests in or assets of, or by any other manner, any assets of any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company or a Subsidiary of the Company);

(vi)   make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any of its Subsidiaries), other than in the ordinary course of business in an amount not exceeding $1 million in the aggregate, or in transactions among Subsidiaries of the Company;

(vii)   sell, lease (as lessor), license (as licensor) or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any of its properties or assets except (i) sales or other dispositions of inventory or excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts to which the Company or any of its Subsidiaries is a party made available to Parent and in effect prior to the date hereof or entered into as permitted by this Section 5.1, or (iii) properties or assets having a fair market value of less than $1 million individually or $5 million in the aggregate;

(viii)   enter into, amend in any material respect, renew, voluntarily terminate (other than by expiration) or grant any release or relinquishment of any material rights under, any Material Contract (or any Contract that would be a Material Contract if entered into prior to the date hereof), other than (a) by automatic extension, termination or renewal (including if deemed an amendment or modification of any such Contract), (b) a termination due to an uncured breach by a counterparty to such Contract, or (c) in the ordinary course of business;

(ix)   subject to Section 5.17, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money (including under the Existing Credit Facilities) or assume, guarantee or endorse, or otherwise as an accommodation become responsible for any indebtedness of any other Person, or issue or sell any debt securities or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other arrangements to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than (A) indebtedness solely among the Company and its Subsidiaries or among its Subsidiaries, (B) amounts outstanding or available to be drawn under the Existing Credit Facilities (without giving effect to any amendments after the date hereof increasing the aggregate amount of indebtedness outstanding or available to be drawn thereunder), or (C) under short-term debt or overdraft facilities, in each case as refinanced, replaced, amended or renewed on substantially similar terms from time to time not in excess of $2 million in aggregate principal amount outstanding at any one time (any indebtedness referenced in clause (C), the “Specified Indebtedness”);

(x)   merge or consolidate the Company or any of its Subsidiaries with and into any other Person other than, in the case of any Subsidiary of the Company, to effect any acquisition or any disposition permitted by this Section 5.1(b) and other than transactions among Subsidiaries of the Company;

(xi)   adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

(xii)   amend in any material respect, cancel or terminate any material insurance policy naming the Company or any of its Subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(xiii)   pay, discharge, satisfy, settle or compromise or agree to settle any pending or threatened Action or other claims, liabilities or obligations relating to a pending or threatened Action other than any such payment, discharge, satisfaction, settlement or compromise of an Action or claim solely for money damages for an amount in excess of $1 million in the aggregate (excluding amounts to be paid under existing Insurance Policies or renewals thereof);

(xiv)   except as required by the terms of any Company Benefit Plan or collective bargaining agreements or other Contracts with labor unions or employee representative bodies as in effect on the date hereof that have been disclosed to Parent Holdco or Parent in writing, or as required by applicable Law, (A) increase the compensation or benefits of any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries, except for (x) increases for non-officer employees in base salary in the ordinary course of business that do not exceed, for any such employee a 3% increase in any one (1) calendar year and (y) increases in compensation made in connection with non-officer employee promotions in the ordinary course and consistent with past practice, (B) adopt any new employee benefit plan or arrangement (including any arrangement that would be a Company Benefit Plan if it were in effect on the date hereof) or amend, modify or terminate any existing Company Benefit Plan, in each case, other than (agreements that are entered into in the ordinary course of business with newly hired employees that do not provide for severance benefits in excess of those provided for in the Company Severance Policy), (C) subject to section (A) of this clause (xiv), hire, engage, promote or terminate the employment or engagement of (other than for cause, death or disability) any officer, director, employee or other individual service provider who earns (or will earn or did earn) annual base compensation in excess of $200,000, (D) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Benefit Plan, (E) enter into, amend, extend or terminate any collective bargaining agreement or other Contract with a labor union or other employee representative body, or (F) change the terms of its participation in, or withdraw from, any Multiemployer Plan;

(xv)   make any material change in financial accounting methods, principles or practices of the Company or any of its Subsidiaries, except insofar as may be required by GAAP (or any authoritative interpretation or enforcement thereof), or applicable Law, in each case, as agreed to by the Company’s outside auditors;

(xvi)   authorize, commit to or make any capital expenditures in excess of 100% of the Company’s capital expenditure budget in effect on the date hereof allocable for each calendar quarter in the period beginning on the date of this Agreement and ending on the Effective Time (provided, that if the Effective Time does not occur prior to December 31, 2019, the capital expenditure budget for the period beginning on January 1, 2020 until the Effective Time shall be based on the same capital expenditure budget in effect on the date hereof), and in connection with the foregoing, the Company shall provide Parent with reasonable information on a monthly basis regarding the Company’s capital expenditures during such period;

(xvii)   enter into a new line of business that is material to the Company and its Subsidiaries taken as a whole;

(xviii)   other than in the ordinary course of business (A) make or change any material Tax election or adopt or change any material method of Tax accounting, (B) file any material amended Tax Return, (C) settle or compromise any audit, assessment or other proceeding relating to a material amount of Taxes, (D) agree to an extension or waiver of the statute of limitations with respect to material Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of any Law) with respect to any material Tax, or (F) surrender any right to claim a material Tax refund;

(xix)   (A) abandon, cancel, fail to renew or permit to lapse (i) any material Company Intellectual Property owned by, or purported to be owned by, the Company or (ii) any material in-licensed Intellectual Property to the extent that the Company or its Subsidiaries have the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the Company or its Subsidiaries or (B) sell, transfer, license or otherwise encumber (other than a Permitted Lien) any material Company Intellectual Property;

(xx)   license or otherwise dispose of the rights to use any Intellectual Property (other than customer agreements entered into in the ordinary course of business consistent with past practices) or disclose material trade secrets to a third party other than in the ordinary course of business pursuant to a non-disclosure or confidentiality agreement;

(xxi)   terminate, amend, renew, enter into or extend any Lease or waive any rights thereunder, or acquire any ownership interest in real property or enter into any Contracts to acquire any ownership interest in real property, in each case, with aggregate liabilities exceeding $1 million, individually, or $5 million, in the aggregate, per annum; or

(xxii)   agree to take or make any commitment to take any of the foregoing actions that are prohibited by this Section 5.1(b).

(c)   Notwithstanding anything else contained in this Section 5.1, the Company and its Subsidiaries may take commercially reasonable actions that would otherwise be prohibited by Sections 5.1(b)(viii) or (xvi) (or Section 5.1(b)(xxii) as it relates thereto) solely to the extent such action is necessary to prevent the occurrence of, or mitigate the existence of, emergency situations or as may be reasonably necessary to address (i) immediate risks to human health or (ii) material damage to the environment, material equipment or other material assets of the Company or any of its Subsidiaries, provided that the Company shall (x) if reasonably practicable, provide Parent with notice thereof and request Parent’s reasonable consent and cooperate in good faith in determining a response or (y) if not reasonably practicable, promptly inform Parent of any such actions; provided, further, that with respect to Section 5.1(b)(viii), that such Material Contract is entered into or amended on commercially reasonable terms, taking into account the circumstances under which it is agreed.

(d)   Nothing contained in this Agreement shall give Parent Holdco, Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, subject to the terms of Section 5.1.

Section 5.2.   Acquisition Proposals.

(a)   During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on May 9, 2019 (such date and time, the “No-Shop Period Start Date”), the Company, its Subsidiaries and its and their respective Representatives shall have the right to (i) initiate, solicit and encourage any inquiries with respect to the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in and otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iii) cooperate with, assist, participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including by granting a waiver, amendment or release under any pre-existing confidentiality, “standstill” or similar provision, and (iv) provide non-public information to any Person relating to the Company or any of its Subsidiaries with respect to an Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall promptly (and in any event within twenty-four (24) hours) make available to Parent Holdco, Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent Holdco, Parent or Merger Sub. The Company shall promptly notify Parent Holdco and Parent in writing of the identity of each Person or group of Persons (a “Go-Shop Party”) from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date (a “Go-Shop Acquisition Proposal”), which the Company Board has determined in good faith (after consultation with its financial advisor of nationally recognized reputation and outside legal counsel) that such Go-Shop Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and the material terms and conditions of such Go-Shop Acquisition Proposal.

(b)   Except as permitted by this Section 5.2(b) and Section 5.2(c), from and after the No-Shop Period Start Date, the Company shall not, and shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiries with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, continue, engage in or otherwise participate in any discussions or negotiations regarding, or knowingly cooperate in any way with or knowingly facilitate, an Acquisition Proposal or a proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited inquiry, to refer the inquiring Person to this Section 5.2), (iii) provide any non-public information to any Person relating to the Company or any of its Subsidiaries with respect to an Acquisition Proposal or a proposal or offer that would reasonably be expected to result in an Acquisition Proposal, (iv) enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”), (v) waive, terminate, modify, fail to enforce or release any Person (other than Parent Holdco, Parent, Merger Sub or their respective Affiliates) under any “standstill” or similar agreement or obligation, or exempt any person (other than Parent Holdco, Parent, Merger Sub and their respective Affiliates) from the restrictions of Article 13 of the Company’s certificate of incorporation or similar provisions of any Takeover Statute or (vi) propose, resolve or agree to do any of the foregoing. Except as permitted by Section 5.2(c), following the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately terminate and cease all discussions and negotiations with any Person or group or its Representatives, including discussions and negotiations with Go-Shop Parties that were permitted pursuant to Section 5.2(a), that would be prohibited by this Section 5.2(b); provided, that notwithstanding the foregoing provision of this Section 5.2(b) to the contrary (but subject to the remaining provisions of this Section 5.2(b)), the Company may continue the actions permitted pursuant to Section 5.2(a), subject to the requirements of Section 5.2(f), with any Go-Shop Party until the earlier of (x) the time that such Go-Shop Party fails to constitute an Excluded Party and (y) 11:59 p.m. (New York time) on the day that is fifteen (15) days after the No-Shop Period Start Date (the earlier to occur of clauses (x) and (y) with respect to any Go-Shop Party or Excluded Party, the “Cut-off Time”). Following the No-Shop Period Start Date (other than in respect of any Excluded Party), or in respect of any Excluded Party, following the Cut-off Time, the Company shall, and shall cause its Subsidiaries and shall instruct its Representatives to, immediately (A) cease providing any further non-public information with respect to the Company and its Subsidiaries or any Acquisition Proposal to any such Person or its Representatives and the Company shall request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person (or such Person’s Representatives) with whom a confidentiality agreement was entered into at any time within the twelve (12) month period immediately preceding the date hereof and (B) terminate all access granted to any such Person and its Representatives to any physical or electronic data. For the avoidance of doubt, following the No-Shop Period Start Date (other than in respect of any Excluded Party), or in respect of any Excluded Party, following the Cut-off Time, the Company shall cease to engage in the activities described in Section 5.2(a). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 5.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of Section 5.2 by the Company.

(c)   Notwithstanding anything to the contrary contained in Section 5.2(b) and without limiting Section 5.2(a), but subject to the requirements of Section 5.2(f), at any time following the date hereof and prior to the time the Stockholder Approval is obtained, if the Company receives a bona fide written Acquisition Proposal that did not result from a breach or deemed breach of this Section 5.2, the Company and its Representatives may (i) provide information with respect to the Company and its Subsidiaries to such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if the Company receives from such Person or group of Persons (or has received from such Person or group of Persons) an Acceptable Confidentiality Agreement; provided, that the Company shall make available to Parent Holdco, Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent Holdco, Parent or Merger Sub prior to or at the same time as it is provided to such Person or group, and (ii) engage or participate in any discussions or negotiations with such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with its financial advisor of nationally recognized reputation and outside legal counsel that (x) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (y) that the failure to take the actions specified in clauses (i) and/or (ii) of this sentence with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any contacts, disclosures, discussions or negotiations made in compliance with this Section 5.2(c) shall not, in and of themselves, constitute a Change of Recommendation or otherwise constitute a basis for Parent Holdco, Parent or Merger Sub to terminate this Agreement pursuant to Section 7.4.

(d)   Except as set forth in this Section 5.2(d) or in Section 5.2(e), the Company Board (or a committee thereof) shall not (i) (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify, amend or modify), in each case in a manner adverse to Parent Holdco, Parent or Merger Sub, the Company Recommendation, (B) (1) (x) adopt or approve or (y) endorse or recommend or (2) propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, (C) following the date on which any Acquisition Proposal or any material modification thereto is first made public or sent or given to the stockholders of the Company, fail to issue a press release publicly reaffirming the Company Recommendation within five (5) Business Days after a request by Parent Holdco or Parent to do so (or, if earlier, by the second (2nd) Business Day prior to the Termination Date), (D) fail to include the Company Recommendation in the Proxy Statement, or (E) publicly adopt, approve or recommend, or submit to the Company’s stockholders for approval or adoption, or publicly propose to adopt, approve or recommend, any Acquisition Proposal (any of the foregoing, a “Change of Recommendation”) or (ii) approve, authorize, cause or permit the Company or its Subsidiaries to enter into any Alternative Acquisition Agreement, or publicly propose to take any such action. Notwithstanding the foregoing, prior to the time the Stockholder Approval is obtained, the Company Board may (x) effect a Change of Recommendation under clause (i)(A) or clause (i)(D) of the definition thereof in response to an Intervening Event, or (y) if the Company receives an Acquisition Proposal that did not result from a breach of this Section 5.2 that the Company Board concludes in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, constitutes a Superior Proposal, effect a Change of Recommendation under clauses (i)(A), (C) or (D) of the definition thereof (or, solely to the extent effected privately by the Company Board in connection with an action by the Company Board taken in connection with a Change or Recommendation effected under clauses (i)(A), (C) or (D), under clause (B)(1)(y) of the definition thereof) and/or terminate this Agreement pursuant to Section 7.3(a) in order to enter into an Alternative Acquisition Agreement providing for such Superior Proposal, and, in the case of either clause (x) or (y) of this sentence:

(i)   the Company Board shall have determined in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, that failure to make a Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law (any such determination, a “Withdrawal Determination”);

(ii)   the Company shall have provided prior written notice to Parent Holdco and Parent (a “Triggering Notice”), at least four (4) Business Days in advance, that it will effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a), which notice shall specify the basis for the Change of Recommendation and/or termination and, in the case of a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal, and the material terms thereof (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new Triggering Notice and a new two (2) Business Day period) and provide Parent Holdco and Parent with a copy of the documents required by clause (ii) of Section 5.2(f), to the extent not previously provided (including, for the avoidance of doubt, any agreements to be entered into in connection with the Superior Proposal) or describe the Intervening Event in writing in reasonable detail, as the case may be;

(iii)   after providing the Triggering Notice and prior to effecting such Change of Recommendation and/or terminating this Agreement pursuant to Section 7.3(a), the Company shall have caused its Representatives to negotiate with Parent Holdco, Parent and Merger Sub in good faith to permit Parent Holdco, Parent and Merger Sub (to the extent Parent Holdco, Parent and Merger Sub desire to negotiate) during such four (4) Business Day period to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a);

(iv)   at the end of such four (4) Business Day period, and after taking into account any proposals (including any proposal to amend the terms of or the transactions contemplated by this Agreement) committed to in writing by Parent Holdco, Parent and Merger Sub since receipt of the Triggering Notice (the “Parent Proposal”), the Company Board has again made a Withdrawal Determination in response to such Superior Proposal or such Intervening Event (it being understood and agreed that if, in light of the Parent Proposal, the Company Board is no longer able to make a Withdrawal Determination with respect to such Superior Proposal or Intervening Event, then the Company, Parent Holdco, Parent and Merger Sub shall immediately enter into an amendment to this Agreement that incorporates the terms of such Parent Proposal); and

(v)   the Company is in compliance in all material respects with Section 5.2.

(e)   Nothing contained in this Section 5.2 or elsewhere in this Agreement shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders); provided, that if such disclosure is a Change of Recommendation the Company shall comply with this Section 5.2; or (ii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company); provided, that if such disclosure is a Change of Recommendation, the Company shall comply with this Section 5.2.

(f)   The Company shall promptly (but in no event more than twenty-four (24) hours after receipt thereof) notify Parent Holdco and Parent in writing of any Acquisition Proposal or any inquiry that would reasonably be expected to result in an Acquisition Proposal, the identity of the Person making any such Acquisition Proposal or inquiry and the material terms of any such Acquisition Proposal or inquiry. The Company shall (i) keep Parent reasonably informed on a reasonably current basis of the status including any change to the material terms of any such Acquisition Proposal or inquiry and (ii) provide to Parent Holdco and Parent as soon as practicable after receipt by the Company thereof with un-redacted copies of all offers, proposals, drafts and final versions (and any amendments thereto) of agreements and financing documents, including, in each case, schedules, exhibits and side letters thereto and any other documents or agreements referred to in or to be entered into in connection therewith, and material written correspondence, from any third party in connection with any Acquisition Proposal.

Section 5.3.   Proxy Statement.

(a)   As promptly as reasonably practicable after the date hereof (and in any event, within twenty (20) Business Days after the date hereof), the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and each of the Company and Parent Holdco shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Merger and the other transactions contemplated hereby, and Parent Holdco and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings. Subject to Section 5.2, the Proxy Statement shall include the Company Recommendation; provided, that if the Company Board shall have effected a Change of Recommendation in accordance with Section 5.2, then in submitting this Agreement to the Company’s stockholders, the Company Board may submit this Agreement to the Company’s stockholders without the Company Recommendation, in which event the Company Board may communicate the basis for its lack of recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment thereof or supplement thereto. Notwithstanding any Change of Recommendation, unless this Agreement shall have been terminated, the Company shall be nonetheless required to hold the Stockholders Meeting and submit this Agreement to the Company’s stockholders thereat. Parent Holdco and the Company agree to provide or cause to be provided all information with respect to itself, its Affiliates and their respective Representatives as may be reasonably requested by the other party for inclusion in the Proxy Statement and any such other filings. The Company shall include in the Proxy Statement (i) the Fairness Opinion, in its entirety, together with a summary thereof, and (ii) the information required by Section 262(d)(2) of the DGCL such that the Proxy Statement constitutes a notice of appraisal rights under Section 262(d)(2) of the DGCL. The Company shall use reasonable best efforts to cause the Proxy Statement when filed to comply as to form, in all material respects, with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and the rules of the NYSE.

(b)   The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Each party shall as promptly as reasonably practicable notify the other parties of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as promptly as reasonably practicable provide to the other party copies of all material written correspondence with the SEC with respect to the Proxy Statement. The Company and Parent Holdco shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC and to make any amendments or filings as may be necessary in connection therewith. The Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the tenth (10th) calendar day after the filing of the preliminary Proxy Statement, or if the SEC Staff advises that it has comments thereon, on the date on which the SEC staff advises that it has no further comments thereon.

(c)   Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment thereof or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (unless and until a Change of Recommendation has occurred) provide Parent Holdco and Parent with an opportunity to review and comment on such document or response and shall consider in good faith including in such document or response comments reasonably proposed by Parent Holdco and Parent.

(d)   If prior to the Effective Time, any event occurs with respect to the Company or any of its Subsidiaries on the one hand, or Parent Holdco or any of its Subsidiaries, including Parent or the Merger Sub, on the other hand, or any change occurs with respect to other information supplied by any of the foregoing parties for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such applicable party shall promptly notify the other party of such event, and such applicable party shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

Section 5.4.   Stockholders Meeting. Within three (3) Business Days after the date hereof, the Company shall make the inquiry (e.g., the “broker search”) required by Rule 14a-13(a)(1) under the Exchange Act. As soon as practicable following completion of the “broker search” required by the immediately preceding sentence, the Company shall establish a record date for a Stockholders Meeting. The Company shall not change the record date or adjourn the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that if at any time the current record date for the Stockholders Meeting is not reasonably likely to satisfy the requirements of applicable Law, the certificate of organization or bylaws of the Company, the Company shall, in consultation with Parent Holdco, set a new record date. Unless there has been a Change of Recommendation, the Company shall, through the Company Board, recommend to its stockholders that they give the Stockholder Approval. Unless there has been a Change of Recommendation, the Company shall use its reasonable best efforts to, following clearance of the Proxy Statement, (i) solicit from its stockholders proxies in favor of adopting this Agreement and (ii) secure the Stockholder Approval. Subject to Section 5.2, the Company shall take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to duly call, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement (not sooner than twenty (20) Business Days and in any event within thirty-five (35) days following such mailing) to consider and vote upon the adoption of this Agreement; provided, that the Company may postpone or adjourn to a later date the Stockholders Meeting (i) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined, after consultation with outside legal counsel, in good faith is required to be filed and disseminated under applicable Law, (iii) if there are insufficient Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting, (iv) if the Company has not received proxies representing a sufficient number of shares of Common Stock to adopt this Agreement, (v) if required by applicable Law, or (vi) if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law; provided, that any such postponement or adjournment shall not, in the aggregate, exceed twenty (20) days, except as required by applicable Law or by the Company’s certificate of incorporation or bylaws. Without the prior written consent of Parent, the adoption of this Agreement and the approval of the Merger shall be the only matter (other than (x) procedural matters and (y) an advisory vote with respect to golden parachute compensation arrangements in accordance with applicable federal securities laws) which the Company shall propose to be acted on at the Stockholders Meeting. The Company shall, upon the request of Parent, advise Parent at least on a daily basis on each of the last five (5) Business Days prior to the scheduled date of the Stockholders Meeting as to the aggregate tally of affirmative proxies received by the Company.

Section 5.5.   Reasonable Best Efforts; Filings; Other Actions.

(a)   Subject to the terms and conditions set forth in this Agreement, the Company, Parent Holdco, Parent and Merger Sub shall use their reasonable best efforts to promptly take, or to cause to be taken, any and all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing and, in the case of Parent Holdco, to cause Parent, Merger Sub and their respective Subsidiaries to cooperate as necessary or appropriate with the other parties and to do, all things necessary, proper or advisable under this Agreement or applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including to (i) use their respective reasonable best efforts to obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained by the Company, Parent Holdco, Parent, Merger Sub or their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) make all registrations, filings, notifications or submissions which are necessary or advisable with respect to this Agreement and the Merger under (A) any applicable federal or state securities Law, (B) the HSR Act, and (C) any other applicable Law, (iii) defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby; provided, that in no event shall Parent Holdco, Parent, the Company or any of their respective Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract.

(b)   In furtherance and not in limitation of the other provisions of this Section 5.5, Parent Holdco, Parent and the Company each agrees to make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable (and in any event within ten (10) Business Days) after the date hereof (unless a later date is mutually agreed between the parties hereto), and each party hereto agrees to supply, or cause to be supplied, as promptly as reasonably practicable any additional information and material that may be requested by a Governmental Entity pursuant to any Regulatory Law, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods, consents or approvals under the HSR Act as promptly as possible after the date of this Agreement. In furtherance and not in limitation of the foregoing, the parties hereto shall request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and no party shall agree to extend any waiting period under any Regulatory Law applicable to or commit not to consummate any of the transactions contemplated by this Agreement without the prior written consent of all other parties. Subject to this Section 5.5, in the event that the parties receive any request for additional information and documentary material pursuant to the HSR Act, the parties will use their respective reasonable best efforts to submit an appropriate response to, and certify compliance with, such request as promptly as practicable.

(c)   In furtherance and not in limitation of the other provisions of this Section 5.5, and except as otherwise set forth in more specificity below, the Company, Parent Holdco, Parent and Merger Sub shall each, and the Company and Parent Holdco shall cause each of their respective Subsidiaries to, use reasonable best efforts to take any and all actions necessary to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law, subject to the limitations set forth herein. If any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company, Parent Holdco, Parent and Merger Sub shall each cooperate, and the Company and Parent Holdco shall cause each of their respective Subsidiaries to cooperate, in all respects and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal, but shall not be required to agree to any Action, Order or settlement that would be a Significant Limitation. In addition, Parent Holdco, Parent and the Company shall defend through litigation on the merits any claim asserted in court or before a Governmental Entity by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing, in each case, prior to the Termination Date; provided, that such litigation shall in no way limit the obligations of Parent Holdco, Parent, Merger Sub or the Company to use their reasonable best efforts to, and to take any and all steps necessary to, eliminate each and every impediment under any Regulatory Law to consummate the transactions contemplated hereby as promptly as possible and in any event prior to the Termination Date. In furtherance and not in limitation of the foregoing, each party hereto shall use reasonable best efforts to propose, negotiate, commit to and effect, by agreement, consent decree or otherwise, behavioral limitations, conduct restrictions or conduct commitments, including the creation, change, modification or termination of business relationships, contractual rights, course of conduct or related conduct obligations or the business relationships with customers and/or suppliers, including any behavioral or conduct action that limits the freedom of action (collectively, “Conduct Remedies”; and, for the avoidance of doubt, the term “Conduct Remedies” excludes any Divestiture Action) with respect to any assets, properties, businesses, services, products, operations or product lines of the Company or any of its Subsidiaries, in each case as may be required in order to (x) obtain approvals from any Governmental Entities or expiration or termination of waiting periods under any applicable Regulatory Law and (y) avoid the entry of, or the commencement of litigation seeking the entry of, or to effect the dissolution of, any Order which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Termination Date. Notwithstanding anything in this Agreement to the contrary, in no event shall the Parent Holdco or its Subsidiaries or the Company or its Subsidiaries: (A) be obligated to agree to any Conduct Remedies with respect to the businesses of the Company and its Subsidiaries, if the effect of such Conduct Remedies would or would reasonably be expected to be material and adverse, on the Company and its Subsidiaries, taken as a whole (a “Significant Limitation”); (B) be obligated (i) to agree to Conduct Remedies with respect to any of the assets, properties, businesses, services, products, operations or product lines of any member of the Parent Group, or (ii) to propose, negotiate, commit to, effect or agree to, by consent decree, hold separate order or otherwise, any Divestiture Action, with respect to any member of any of the Parent Group or the Company Group; or (C) be required to take or commit to take any such action, or agree to any such condition or restriction unless such action, commitment, agreement, condition or restriction is conditioned upon the consummation of the Merger and binding on the Company or Parent, Parent Holdco and Merger Sub only if and when the Closing occurs.

(d)   In furtherance and not in limitation of this Section 5.5, each of the Company, its Subsidiaries, Parent Holdco, Parent and Merger Sub shall (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith the comments of the other parties; (ii) subject to any restrictions under any Regulatory Law, promptly notify each other of any communication received by such party from, or given by such party to, any Governmental Entity with respect to this Agreement and promptly provide copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by this Agreement, (iii) discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed communication that it gives to any Governmental Entity or other Person; (iv) unless required by applicable

Law, not agree to participate in any meeting, telephone call, or conference with any Governmental Entity in respect of any filing, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat, (v) subject to any restrictions under any Regulatory Law, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding any documents and communications which are subject to the attorney-client privilege or other privilege or trade secret protection or the work product doctrine), (vi) furnish the other parties with such necessary information and reasonable assistance as such other parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law, (vii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as practicable any additional information or documentation that may be requested by, any Governmental Entity related to this Agreement or the Merger and the other transactions contemplated hereby, and (viii) act in good faith and reasonably cooperate with the other party in connection with the provisions set forth in this Section 5.5 and resolving any investigation or other inquiry or Action by any Governmental Entity or Person under any applicable Regulatory Law with respect to this Agreement, the Merger or the transactions contemplated hereby; provided, that the materials required to be provided pursuant to the foregoing clauses of this paragraph may be redacted (A) to remove references concerning the valuation of the Company or valuation proposals by Parent Holdco or Parent, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that any party may reasonably designate materials provided under this Section 5.5(d) as “Outside Antitrust Counsel Only Material.”

(e)   Neither Parent Holdco nor any of its Subsidiaries, nor the Company nor any of its Subsidiaries, shall, or shall agree to, acquire, whether by merging with or into, consolidating with, purchasing all or a portion of the assets of or all or a portion of the equity in, or otherwise, any business or corporation, partnership, or other business organization or division thereof or other Person, or dissolve, merge or consolidate with any other Person, or engage in any business combination transaction or sale, whether by merging with or into, consolidating with, or selling all or a portion of its or its Subsidiaries’ assets or equity to, any other Person, or take any other action, including entering into, or agreeing to enter into, any license, joint venture or other agreement or transaction, which would reasonably be expected to, individually or in the aggregate, (i) impose a material delay in the obtaining of, or increase the risk of not obtaining, the expiration, termination or waiver of any applicable waiting period or any consent, approval, permit, ruling, authorization, clearance or other approval pursuant to the Regulatory Laws necessary to consummate the transactions contemplated hereby, (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby, including the Merger, (iii) increase the risk of not being able to remove any such Order on appeal or otherwise, (iv) materially delay, impair, impede, hinder, adversely affect or prevent the consummation of the transactions contemplated hereby, including the Merger or (v) cause any of the conditions set forth in Article VI to fail to be satisfied or materially delay, impair, impede, hinder, adversely affect or prevent the ability of Parent Holdco, the Company and their respective Subsidiaries to perform their respective obligations under this Agreement.

(f)   The parties shall cooperate to submit a draft joint voluntary notice to CFIUS with respect to the transactions contemplated by this Agreement (the “Draft CFIUS Filing”) as soon as practicable after the date of this Agreement (and in any event the parties will use reasonable best efforts to make such filing within fifteen (15) Business Days after the date hereof or as promptly as practicable thereafter, and subject to the Company providing all required information for such filing). After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Filing, the parties shall promptly submit a formal joint voluntary notice to CFIUS with respect to the transactions contemplated by this Agreement (the “CFIUS Filing”). The parties shall use their reasonable best efforts to comply at the earliest practicable time, and in any event no later than required by CFIUS or any CFIUS member agency, with any request for additional information, documents or other materials, and will use their best efforts to cooperate with each other in connection with both the Draft CFIUS Filing and the CFIUS Filing and in connection with resolving any investigation or other inquiry of CFIUS or any CFIUS member agency. The parties shall each use their best efforts to promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any such filings; provided, that no party shall be required to share communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by this Agreement. The parties shall undertake reasonable best efforts to promptly take, or cause to be taken, all action, and do, or cause to be done all things necessary or advisable to obtain CFIUS Approval as soon as practicable, and in any event prior to the Termination Date, including, but not limited to, executing a letter of assurance or entering into another form of mitigation agreement with CFIUS or CFIUS member agencies on terms, conditions, or measures sought by CFIUS, provided, however, that no party shall be required to take or agree to take any undertaking that is not conditioned on the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything else to the contrary in this Agreement, in no event shall any of Parent Holdco, Parent, Merger Sub, the Company or their respective Subsidiaries or Affiliates be required to take any of the following actions to fulfill its obligations under this Section 5.5(f): (1) (i) proposing, negotiating, committing to, effecting or agreeing to, by consent decree, hold separate order or otherwise, (A) a Divestiture Action of any member of the Company Group, on the one hand, or the Parent Group, on the other hand, (B) taking any Conduct Remedies in respect of the Company and its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (C) taking any Conduct Remedies in respect of Parent Holdco and its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Parent Holdco and its Subsidiaries, taken as a whole, or (ii) defending, through litigation, any Action asserted by any Person in any court before any Governmental Entity or other Person in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) with respect to CFIUS Approval or a Deemed CFIUS Order that would restrain or prevent the Closing by the Termination Date.

(g)   The parties shall cooperate to jointly assemble all information necessary to notify the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) of the transactions contemplated by the Agreement and provide all information prescribed by 22 C.F.R. § 122.4(c), and by published guidance provided by DDTC (the “DDTC Notice”). The parties shall submit the DDTC Notice at least sixty (60) days prior to the Closing Date, and as soon as practicable after the date of this Agreement (and in any event the parties shall use reasonable best efforts to make such filing within fifteen (15) Business Days after the date hereof, subject to the Company providing all required information for such filing). The parties shall use their best efforts to promptly inform the other party of any oral communications with, and provide copies of written communications with, DDTC; provided, that no party shall be required to share communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by this Agreement. In addition, the parties shall undertake best efforts to act promptly and cooperatively in providing all information required to amend existing licenses and/or agreements (issued by any Governmental Entity), and to obtain all required approvals pertaining to import and export of the products or services of the Company and its Subsidiaries.

(h)   During the period from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated), except (a) as required by applicable Law, or (b) as expressly contemplated by this Agreement, neither Parent Holdco nor the Company shall, and shall not permit any of their respective Affiliates (including Parent and Merger Sub) to, take any action or fail to take any action which is intended to or which would reasonably be expected to, individually or in the aggregate, materially prevent or delay or impede the ability of any of the parties hereto to obtain any necessary approvals or clearances of any Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or otherwise prevent or delay or impede the consummation of the Merger or the other transactions contemplated hereby.

Section 5.6.   Access and Reports; Cooperation.

(a)   Subject to applicable Law, from and after the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent Holdco, Parent, Merger Sub and their respective Representatives reasonable access, during normal business hours, to its officers, employees, properties, offices and other facilities, books, Contracts and records; provided, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any information that is subject to attorney-client privilege or other privilege or trade secret protection or the work product doctrine, (B) any information that in the reasonable opinion of the Company (after consulting outside counsel) would violate any applicable Law, (C) such documents or information that are reasonably pertinent to any Action between the Company and its Affiliates, on the one hand, and Parent Holdco and its Affiliates, on the other hand, (D) any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Company Board (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (E) any information related to a Change of Recommendation or the actions of the Company Board (or any committee thereof) with respect thereto, and (ii) any such investigation shall be conducted in such a manner as not to interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent Holdco and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access. In addition, the Company, its Subsidiaries and Parent Holdco and Parent shall cooperate in good faith to arrange for, as reasonably agreed by Parent and the Company, communication strategies for, and joint meetings of the Company and Parent Holdco and Parent with, the Company’s customers, suppliers, employees and unions; provided, that such meetings do not unreasonably interfere with the operations of the Company and its Subsidiaries. Each of Parent Holdco, Parent and the Company, as each deems advisable and necessary, may reasonably designate commercially sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions, and such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. The Company and Parent Holdco shall reasonably cooperate in good faith, and shall use their commercially reasonable efforts to, obtain any consents or give any notices that would be reasonably required under any Contracts of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement. Nothing in this Section 5.6 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials prior to the Effective Time without the Company’s prior written consent.

(b)   Each of Parent Holdco, Parent and Merger Sub shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent Holdco, Parent or Merger Sub or their respective Representatives in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of February 15, 2019, by and between the Company and Parent Holdco (the “Confidentiality Agreement”) as if all such documents and information were Evaluation Material (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Effective Time and shall apply to Parent and Merger Sub as if they were direct parties thereto.

Section 5.7.   Publicity; Communications. The initial press release regarding the Merger shall be a joint press release by the Company and Parent Holdco and thereafter (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 5.2) each party shall consult with the other parties prior to issuing any press releases or otherwise making public announcements, statements or filings (including internal communications to employees) with respect to the Merger or any of the other transactions contemplated by this Agreement, except as may be required by Law or by the applicable rules of any stock exchange (in which case, such party shall, to the extent practicable, use commercially reasonable efforts to consult with the other parties before issuing such press release or making such public announcement or filing); provided, however, that notwithstanding the foregoing, the Company will not be obligated to engage in such consultation with respect to the substantive matters contained in repeat disclosures already made.

Section 5.8.   Employee Benefits.

(a)   Prior to the Closing Date, the compensation and benefit arrangements of the Company and its Subsidiaries in effect on the date hereof shall continue in accordance with their terms. For the period from the Closing Date until September 30, 2019 (assuming the Closing Date occurs prior to September 30, 2019) or, if shorter, the applicable Continuing Employee’s period of employment, Parent Holdco shall, or shall cause its applicable Subsidiary to, provide each employee of the Company and its Subsidiaries who continues in employment with Parent Holdco, the Surviving Corporation or their Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with a base salary or regular hourly wage (whichever is applicable) no lower than that in effect for the applicable Continuing Employee as of immediately prior to the Effective Time and, for such period, Continuing Employees shall continue to participate in the Company’s short-term cash incentive programs in which they participated immediately prior to the Effective Time. For the avoidance of doubt, Company Equity Awards that were granted prior to the date of this Agreement and that are outstanding as of the Closing Date shall be treated as provided in Section 2.8. For the period beginning on the Closing Date and ending on September 30, 2020, (or, if shorter, the applicable Continuing Employee’s period of employment) (the “Continuation Period”), Parent Holdco shall, or shall cause its applicable Subsidiary to, (i) provide each Continuing Employee with (A) a base salary or regular hourly wage (whichever is applicable) and annual cash incentive opportunity that is, in each case, no lower than that in effect for the applicable Continuing Employee as of immediately prior to the Effective Time, which cash incentive opportunity shall be earned based on the achievement of performance goals approved by Parent after consultation with management. For those Continuing Employees who were granted annual long-term equity incentive awards by the Company prior to the date of this Agreement, the annual incentive opportunity will be increased and/or a long-term cash incentive opportunity will be granted, in either case, to reflect that the Continuing Employee will not be granted long-term equity incentive opportunities following the Closing Date. In addition, until the end of the Continuation Period, Parent Holdco shall, or shall cause its applicable Subsidiary to, provide the Continuing Employees with other employee benefits (other than any equity-based, change in control, retention, defined benefit pension, retiree medical or similar benefits (the “Excluded Benefits”)) that are no less favorable in the aggregate than the employee benefits (other than Excluded Benefits) provided to the Continuing Employees as of immediately prior to the Effective Time. Not later than October 31, 2019 (or thirty (30) days after the Closing Date, if later), the Surviving Corporation shall pay each Continuing Employee who is then employed and a participant in a Company annual bonus plan an amount equal to the individuals’ pro-rata annual bonus for 2019 (based on the period employed during 2019 prior to September 30, 2019 or, if later, the Closing Date). The Surviving Corporation shall automatically assume the Company Benefit Plans and shall perform the obligations of the Company thereunder in accordance with the terms and conditions thereof. In the event of any conflict between the terms of this Section 5.8 and any applicable collective bargaining agreement, the terms of the collective bargaining agreement shall prevail.

(b)   Without limiting the generality of the foregoing, during the Continuation Period, the Surviving Corporation shall provide each Continuing Employee whose employment is terminated by Parent Holdco or one of its Subsidiaries without cause with severance in amounts and on terms and conditions set forth in Section 5.8(a) of the Company Disclosure Schedule (the “Company Severance Policy”).

(c)   Parent Holdco will cause any employee benefit plans of Parent Holdco and its Subsidiaries in which the Continuing Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting and benefit accruals service prior to the Effective Time by such employees to the Company and its Subsidiaries (and any predecessors) as if such service was with Parent Holdco or its Subsidiaries; provided, that no service shall be credited for purposes of any Excluded Benefits or to the extent it would result in duplication of benefits.

(d)   With respect to any employee benefit plans maintained by Parent Holdco and its Subsidiaries for the benefit of the Continuing Employees following the Closing Date, Parent Holdco shall, and shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee to the same extent waived under the analogous Company Benefit Plan prior to the Closing Date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the Effective Time occurs (or such plan year in which a Continuing Employee commences participation in any new plan of the Surviving Corporation and its Subsidiaries) under any analogous Company Benefit Plans.

(e)   Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent Holdco, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or shall interfere with or restrict in any way the rights of Parent Holdco, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or other service provider at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent Holdco, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or (ii) alter or limit the ability of Parent Holdco, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement in accordance with its terms after the Closing Date. Nothing in this Section 5.8 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or any of its Subsidiaries or Affiliates (or any beneficiaries or dependents thereof).

Section 5.9.   Expenses; Transfer Taxes.

(a)   Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that (i) all filing fees under the HSR Act shall be borne by Parent Holdco and (ii) if this Agreement is terminated (1) pursuant to Section 7.2(c), only in connection with any Order by a Governmental Entity with respect to the HSR Act, (2) pursuant to Section 7.2(a) and, at (A) the time of such termination, the conditions set forth in Section 6.1(b)(i) or Section 6.1(c) shall not have been satisfied (with regard to the condition in Section 6.1(c), as a result of a Law or Order under the HSR Act), (B) the failure of one or more conditions set forth in Section 6.1(b)(i) or Section 6.1(c) to be satisfied is not primarily caused by any breach of Section 5.5 of this Agreement by any member of the Company Group and (C) all of the other conditions to the obligations of Parent Holdco, Parent and Merger Sub to consummate the Merger set forth in this Agreement (other than Section 6.1(b)(i) or Section 6.1(c)) have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were then to occur), then all out-of-pocket legal fees, costs and expenses incurred by the Company from and after the date on which the parties receive a “request for additional information or documentary material” from the Federal Trade Commission or Department of Justice, Antitrust Division, as applicable, pursuant to the HSR Act (a “Second Request”) incurred pursuant to Section 5.5(a) - Section 5.5(d) solely in connection with such Second Request through the date of the termination of this Agreement shall be reimbursed by Parent Holdco in an aggregate amount not to exceed $5 million.

(b)   Except as otherwise provided in Section 2.7(b)(i), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by the Surviving Corporation.

Section 5.10.   Indemnification; Directors’ and Officers’ Insurance.

(a)   From and after the Effective Time, Parent Holdco shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director, officer and employee of the Company, including any employee who serves as a fiduciary of a Company Benefit Plan (collectively, together with such Person’s heirs, executors or administrators, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether prior to or at the Effective Time (including in connection with such Indemnified Parties’ service as a director, officer, employee or other fiduciary of the Company or any of its Subsidiaries or services performed by such

Persons at the request of or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification, exculpation or advancement right of any Indemnified Party. Without limiting the foregoing, for a period of six (6) years from and after the Effective Time, the Charter and the Bylaws of the Surviving Corporation shall contain provisions no less favorable to the Indemnified Parties with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party. In addition, from and after the Effective Time, Parent Holdco shall, and shall cause the Surviving Corporation to, advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party promptly (and in any event within ten (10) days) after receipt by the Surviving Corporation or Parent Holdco of a request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an unsecured undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification.

(b)   Prior to the Effective Time, the Company shall obtain and fully pre-pay the premium for (and, following the Effective Time, the Surviving Corporation shall, and Parent Holdco and Parent shall cause the Surviving Corporation to, maintain with reputable and financially sound carriers) the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date hereof. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent Holdco and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent Holdco and Parent shall cause the Surviving Corporation to, purchase comparable insurance as the D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, (A) in no event shall the Company or the Surviving Corporation be required to expend for any such policies pursuant to this Section 5.10(b) an annual premium amount in excess of 250% of the aggregate of the annual premiums paid by the Company as of immediately prior to the Effective Time for such insurance, and (B) if the annual premiums of such insurance coverage exceed such maximum amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for such maximum amount.

(c)   If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, proper provisions shall be made so that such surviving or acquiring Person(s), as the case may be, shall assume all of the obligations set forth in this Section 5.10.

(d)   The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)   The rights of the Indemnified Parties under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, under any applicable Contracts existing on the date hereof, copies of which have been provided to Parent, or Laws. All rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party (whether asserted or claimed prior to, at, or after the Effective Time) as provided in the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries or any Contract between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect (and shall be so maintained) and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any Indemnified Party, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11.   Section 16 Matters. Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause any dispositions of equity securities (including derivative securities) of the Company in connection with this Agreement and the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12.   Transaction Litigation. The Company shall give prompt notice to Parent Holdco and Parent, and Parent Holdco and Parent shall give prompt notice to the Company, in each case, within two (2) Business Days, of any Actions commenced against such party or any of its Affiliates or Representatives in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep the other party promptly and reasonably informed with respect to the status thereof. Parent Holdco and Parent shall have the right to participate in the defense, settlement or prosecution of any Transaction Litigation and the Company shall consult with Parent Holdco and Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 5.12, “participate” means that (i) the Company shall provide Parent Holdco and Parent (and their outside counsel) an opportunity to review and to propose comments to all filings or responses to be made by the Company in connection with any Transaction Litigation commenced, or to the Knowledge of the Company, threatened in writing, (ii) the Company will keep Parent Holdco and Parent reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and (iii) the Company shall consider in good faith any comments or suggestions of Parent Holdco and Parent with respect to such Transaction Litigation. The Company shall not settle or compromise any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Proxy Statement, but in each case only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or any of its Affiliates.

Section 5.13.   State Takeover Statutes. The Company and the Company Board and Parent and the Parent Board shall (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to the Merger, and (b) if any Takeover Statute becomes applicable to the Merger, take all reasonable action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger. For purposes of this Agreement, “Takeover Statute” shall mean a “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation enacted under the Laws applicable to the Company or similar provision in the Company’s organizational documents.

Section 5.14.   Obligations of Merger Sub, the Surviving Corporation, Parent Holdco, Parent. Parent Holdco shall take all actions necessary to cause Parent and Merger Sub and, after the Effective Time, the Surviving Corporation to, in each case, perform their respective obligations under this Agreement. Parent Holdco, Parent and Merger Sub will be jointly and severally liable for (i) the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement and (ii) any breach of any representation or warranty contained in this Agreement. Parent Holdco may exercise, on behalf of Parent, all rights of Parent under this Agreement.

Section 5.15.   Other Investors. Prior to the Effective Time, without the prior written consent of the Company, Parent Holdco shall not permit or agree to permit any Person who holds Shares to rollover (or reinvest the Merger Consideration with respect to (or other proceeds from the sale of) such Shares) for any equity interests (or rights to obtain any equity interests) in Parent Holdco or any of its direct or indirect Subsidiaries.

Section 5.16.   Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent Holdco and Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Company of the Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.17. Payoff Letters; Notice of Company Cash and Company Indebtedness. At least four (4) Business Days prior to the Effective Time, the Company shall deliver to Parent customary payoff letters (in a form reasonably satisfactory to Parent) in respect of (i) the Existing Credit Facilities and (ii) any Specified Indebtedness, which payoff letters will contain customary provisions (i) reflecting the amounts required in order to pay in full all such indebtedness as of the Closing and (ii) providing that, upon payment in full of such amounts, all such indebtedness shall be satisfied in full, all agreements relating to such indebtedness shall be terminated and of no further force and effect and any related Liens with respect to the assets of the Company or its Subsidiaries shall be terminated and released. During the period that is fifteen (15) Business Days prior to the Effective Time until the date that is five (5) Business Days prior to the Effective Time the Company shall use commercially reasonable efforts to repay, all or a portion of the existing Company Indebtedness from excess cash on hand, in consultation with Parent Holdco and Parent. Beginning on the fifth (5th) Business Day prior to the Closing Date and continuing through the Closing Date, the Company shall deliver to Parent on each Business Day a good faith estimate of the aggregate of the cash and cash equivalents of the Company and its Subsidiaries and the Company Indebtedness in respect of the immediately preceding Business Day. Concurrently with the Effective Time, Parent Holdco will, or will cause Parent or the Company to, repay and discharge (or including, as may be necessary, by providing any additional funds to the Company to repay and discharge) such Company Indebtedness in accordance with the Payoff Letter.

Section 5.18.   Parent Vote. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL.

Section 5.19.   Notification of Certain Matters. At any time after the date hereof, each of Parent Holdco and the Company shall give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) if: (a) with respect to the Company, any fact, event or circumstance occurs or exists that has had or would reasonably be expected to result in a Company Material Adverse Effect, (b) with respect to Parent Holdco, Parent or Merger Sub, any fact, event or circumstance occurs or exists that has had or would reasonably be expected to result in a Parent Material Adverse Effect or (c) any fact, event or circumstance occurs or exists that is reasonably likely to result in any of the conditions set forth in Article VI not being able to be satisfied prior to the Termination Date. No notice by any party pursuant to this Section 5.19 shall (x) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or (y) be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule or constitute an exception to any representation or warranty.

Section 5.20.   Financing. Parent Holdco, Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing (or any other debt or equity financing in lieu thereof) is not a condition to the Closing. In the event that the Debt Financing has not been obtained, Parent Holdco, Parent and Merger Sub shall continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in this Agreement, to consummate the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS

Section 6.1.   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction (or waiver in writing by Parent Holdco, Parent and the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)   Stockholder Approval. The Company shall have obtained the Stockholder Approval.

(b)   Regulatory Approvals. (i) Any and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, (ii) the CFIUS Approval shall have been obtained and (iii) sixty (60) days shall have passed after the parties notified DDTC of the transactions contemplated by this Agreement and the Company’s registration under the International Traffic and Arms Regulations shall not have been revoked or otherwise failed to be renewed in response to such DDTC Notice due to concerns arising from the Merger or the identity of Parent Holdco, Parent or Merger Sub.

(c)   Orders. No court of competent jurisdiction or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.

Section 6.2.   Conditions to Obligations of Parent Holdco, Parent and Merger Sub. The respective obligations of Parent Holdco, Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent Holdco and Parent, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)   Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1 (first sentence only), Section 3.3(a), Section 3.3(b), Section 3.4, Section 3.20 and Section 3.21, the representations and warranties of the Company contained in Article III shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect”, except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, and (ii) the representations and warranties set forth in Section 3.1 (first sentence only), Section 3.3(a), Section 3.3(b), Section 3.4, Section 3.20 and Section 3.21 shall be true and correct in all respects, except where the failure of such representations and warranties to be true and correct in all respects is de minimis in nature both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).

(b)   Performance of Obligations. The Company shall have performed or complied with, in all material respects, its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms hereof.

(c)   No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred.

(d)   Officer’s Certificate. Parent Holdco and Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing by the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)   Representations and Warranties. (i) Other than the representations and warranties set forth in Section 4.1 (first sentence only) and Section 4.3, the representations and warranties contained in Article IV shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Parent Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Parent Material Adverse Effect, and (ii) the representations and warranties set forth in Section 4.1 (first sentence only) and Section 4.3 shall be true and correct in all respects, except where the failure of such representations and warranties to be true and correct in all respects is de minimis in nature both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).

(b)   Performance of Obligations. Each of Parent Holdco, Parent and Merger Sub shall have performed or complied with, in all material respects, its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms hereof.

(c)   Officer’s Certificate. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4.   Frustration of Closing Conditions. None of Parent Holdco, Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1.   Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained and whether before or after the adoption of this Agreement by Parent as sole stockholder of Merger Sub, by mutual written consent of the Company and Parent.

Section 7.2.   Termination by Either the Company or Parent Holdco or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained and whether before or after the adoption of this Agreement by Parent as sole stockholder of Merger Sub, by either the Company, on the one hand, or Parent Holdco or Parent, on the other hand:

(a)   if the Merger shall not have been consummated on or before December 31, 2019 (such date, or a later date mutually agreed to by the parties, the “Termination Date”); provided, that if as of such date, the conditions set forth in Section 6.1 are not satisfied, then the Termination Date shall be automatically extend until March 31, 2020 (and such date will then be the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily caused by a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement; provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.2(a) shall have used the efforts required by Section 5.5 to cause the Merger to be consummated on or prior to the Termination Date;

(b)   if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Stockholder Approval shall not have been obtained at such Stockholders Meeting (or at any adjournment or postponement thereof) at which a vote on the adoption of this Agreement is taken;

(c)   if any Order by a Governmental Entity of competent jurisdiction, permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such Order, or the Order becoming final and non-appealable, was primarily caused by a breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement; provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.2(c) shall have used the efforts required by Section 5.5 to remove such Order; or

(d)   if a Governmental Entity of competent jurisdiction has issued a Deemed CFIUS Order.

Section 7.3.   Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)   at any time prior to the time the Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2(d); provided, that prior to or concurrently with such termination, the Company pays to Parent the Termination Fee due under Section 7.5(b); or

(b)   at any time prior to the Effective Time (and whether before or after the Stockholder Approval is obtained), if there has been a breach of any representation, warranty, covenant or agreement of Parent Holdco, Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) (A) is not capable of being cured by Parent Holdco, Parent or Merger Sub prior to the Termination Date, or (B) if capable of being cured, shall not have been cured before the earlier of (1) twenty (20) Business Days following receipt of written notice from the Company of such breach or (2) the Termination Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b).

Section 7.4.   Termination by Parent Holdco or Parent. This Agreement may be terminated and the Merger may be abandoned by Parent Holdco or Parent whether before or after the Stockholder Approval is obtained:

(a)   at any time prior to the time the Stockholder Approval is obtained, (i) if the Company Board shall have effected a Change of Recommendation or (ii) the Company delivers a Triggering Notice to Parent Holdco or Parent; or

(b)   at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement of the Company in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) (A) is not capable of being cured by the Company by the Termination Date or (B) if capable of being cured, shall not have been cured before the earlier of (1) twenty (20) Business Days following receipt of written notice from Parent Holdco and Parent of such breach or (2) the Termination Date; provided, that none of Parent Holdco, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b).

Section 7.5.   Effect of Termination and Abandonment.

(a)   In the event that this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any member of the Parent Group or the Company Group) except as provided in this Section 7.5; provided, that (i) nothing herein shall relieve any party hereto from liability for any Willful Breach of this Agreement prior to such termination, in which case, subject to the terms and conditions of the Agreement, the aggrieved party shall be entitled to all rights and remedies available at law or in equity, and (ii) the Confidentiality Agreement, Section 3.26, Section 4.11, Section 4.12, Section 5.9, the covenants and other agreements of Parent Holdco or Parent contained in Section 5.6(b), this Section 7.5 and Article VIII, as well as the definitions of the defined terms used in such Sections, shall survive the termination of this Agreement. The party desiring to terminate this Agreement pursuant to Section 7.2, 7.3 or 7.4 shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other parties in accordance with Section 8.6, specifying the provision or provisions hereof pursuant to which such termination is effected. Any termination by Parent or Parent Holdco in accordance with the terms of Article VII shall also be deemed to be on behalf of Parent Holdco, Parent and Merger Sub.

(b)   In the event that:

(i)   Parent Holdco or Parent terminates this Agreement pursuant to Section 7.4(a), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to Parent Holdco or Parent the applicable Termination Fee by wire transfer of same day funds to one or more accounts designated by Parent.

(ii)   the Company terminates this Agreement pursuant to Section 7.3(a), then the Company shall prior to or concurrently with such termination, pay to Parent Holdco or Parent the applicable Termination Fee by wire transfer of same day funds to one or more accounts designated by Parent.

(iii)   (A) this Agreement is terminated by Parent Holdco or Parent, or the Company, pursuant to Section 7.2(a), by Parent Holdco or Parent, or the Company, pursuant to Section 7.2(b), or by Parent Holdco or Parent pursuant to Section 7.4(b), (B) after the date of this Agreement, any Person shall have publicly made a bona fide Acquisition Proposal or an Acquisition Proposal shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal prior to the termination of this Agreement, and (C) within twelve (12) months of such termination (1) the Company or any of its Subsidiaries enters into a definitive agreement for any Acquisition Proposal, or (2) any Acquisition Proposal shall have been consummated, then the Company shall promptly, but in no event later than three (3) Business Days after the first to occur of the events referred to in clauses (1) or (2) of Section 7.5(b)(iii)(C), pay to Parent Holdco or Parent the applicable Termination Fee by wire transfer of same day funds to one or more accounts designated by Parent; provided, that for purposes of this Section 7.5(b)(iii)(C), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iv)   In no event shall the Company be required to pay the Termination Fee to Parent Holdco or Parent on more than one occasion. Each of the Company, Parent Holdco, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent Holdco, Parent, Merger Sub and the Company would not enter into this Agreement, and (iii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent Holdco, Parent and Merger Sub in the circumstances in which such Termination Fee is payable for the efforts and resources expended and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and the expectation of the consummation of the transactions contemplated by this Agreement. Accordingly, if the Company fails to pay the Termination Fee when due or any portion thereof and, in order to obtain such payment, Parent Holdco or Parent and Merger Sub commences a suit which results in a final and nonappealable Order against the Company for such Termination Fee or any portion thereof, the Company shall pay to Parent Holdco or Parent interest on the amount of the Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) at the prime lending rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment. Notwithstanding anything to the contrary contained in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent Holdco or Parent would have had the right to terminate this Agreement, Parent Holdco or Parent shall be entitled to receipt of any Termination Fee that would have been (or would have subsequently become) payable had Parent Holdco or Parent terminated this Agreement at that time.

(v)   Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is paid pursuant to this Section 7.5(b), except in the case of fraud, Parent Holdco’s or Parent’s right to receive payment of the Termination Fee and such other amounts described herein shall be the sole and exclusive remedy of Parent Holdco, Parent and their Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the Company or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.

Section 7.6.   Full Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no Company Related Party (other than Parent Holdco, Parent and Merger Sub) shall have any rights or claims against any Financing Sources Related Parties in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Sources Related Parties shall have any rights or claims against any Company Related Party (other than Parent Holdco, Parent and Merger Sub) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any agreement related thereto. Without limiting Parent Holdco’s, Parent’s and Merger Sub’s rights under the Financing Agreement, no Financing Sources Related Parties shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.   Survival. This Article VIII and the agreements of the Company, Parent Holdco, Parent and Merger Sub contained in Article II, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, as applicable.

Section 8.2.   Modification or Amendment. Subject to applicable Law, this Agreement may be modified or amended by, and only by, written agreement executed and delivered by the duly authorized officers of Parent Holdco, Parent and the Company; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of Stockholder Approval, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company. Notwithstanding anything to the contrary contained herein, Sections 7.6, 8.2 (this sentence), 8.5(a)(ii), 8.5(b) and 8.9 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources Related Parties without the prior written consent of the Financing Sources Related Parties (not to be unreasonably withheld, conditioned or delayed).

Section 8.3.   Waiver; Extension. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Law. At any time prior to the Effective Time, the Company, Parent Holdco or Parent may (i) waive or extend the time for the performance of any of the obligations or other acts of Parent Holdco, Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent Holdco or Parent, or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent Holdco, Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent Holdco or Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.4.   Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 8.5.   Governing Law and Venue; Waiver of Jury Trial.

(a)   This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or thereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any Action between the parties or involving any member of the Company Group or Parent Holdco, Parent, Merger Sub or any of their

Subsidiaries arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or any member of the Company Group or Parent Holdco, Parent, Merger Sub or any of their Subsidiaries and agrees that delivery of notice in accordance with Section 8.6 shall constitute valid and enforceable service of legal process in any such Action; provided, that nothing herein shall limit such party’s ability to serve legal process in any other manner permitted by law.

(b)   Notwithstanding anything herein to the contrary, each of the parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.14 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE DEBT FINANCING INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE RELATED PARTY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(c).

Section 8.6.   Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (d) if delivered by email transmission, (i) on the date of such transmission if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day, or (e) if delivered by facsimile transmission, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent Holdco, Parent or Merger Sub, to:

Wieland-Werke Aktiengesellschaft
Graf-Arco-Straße 36
89079 Ulm, Germany
Attention:	Dr. Sebastian Koehler
fax:	+49 731 944 42270
email	Sebastian.Koehler@wieland.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:	Paul S. Scrivano, Esq.
Sarah H. Young, Esq.
fax:	(212) 596-9090
email:	paul.scrivano@ropesgray.com
sarah.young@ropesgray.com

If to the Company, to:

Global Brass and Copper Holdings, Inc.
475 N. Martingale Road
Suite 1200, Schaumburg, IL 60173
Attention:	Christopher Kodosky
Anne-Marie D’Angelo
Fax:	(855) 398-0375
(855) 227-0988
Email:	Christopher.Kodosky@gbcmetals.com
AnneMarie.DAngelo@gbcmetals.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver and Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Christopher Ewan
Amber Meek
fax:	212-859-4000
email:	Christopher.Ewan@friedfrank.com
Amber.Meek@friedfrank.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.7.   Specific Performance.

(a)   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. In furtherance of the foregoing, it is acknowledged and agreed that each of the Company, on the one hand, and Parent Holdco, Parent and Merger Sub, on the other hand, shall be entitled to specific performance of Parent Holdco’s, Parent’s and Merger Sub’s, on the one hand, and the Company’s, on the other hand, obligations pursuant to the terms of this Agreement to complete the Closing; including to consummate the Merger, in the event that all of the conditions set forth in Section 6.1 and Section 6.2, in the case of the Company, or Section 6.1 and Section 6.3, in the case of Parent Holdco, Parent or Merger Sub, have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, and any conditions the failure of which to be satisfied is caused by a breach by Parent Holdco, Parent or Merger Sub, on the one hand, or the Company, on the other hand, or their respective representations, warranties, covenants or agreements contained in this Agreement).

(b)   Without limiting Section 8.7(a), each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.8.   Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 8.9.   Parties in Interest. Each of Parent Holdco, Parent, Merger Sub and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that (a) if the Effective Time occurs, the holders of Shares shall be third party beneficiaries of, and shall be entitled to rely on, Article II solely to the extent necessary to receive the Merger Consideration to which such holders are entitled hereunder, (b) if the Effective Time occurs, the Indemnified Parties shall be third party beneficiaries of, and shall be entitled to rely on, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance), and (c) the Financing Sources Related Parties shall be express third party beneficiaries of Sections 7.6, 8.2 (last sentence), 8.5(a)(ii), 8.5(b) and 8.9, each of such Sections shall expressly inure to the benefit of the Financing Sources Related Parties and the Financing Sources Related Parties shall be entitled to rely on and the Financing Sources shall be entitled to enforce the provisions of such Sections.

Section 8.10.   Definitions; Construction.

(a)   Definitions. As used herein:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any standstill or similar provision; provided, that such confidentiality agreement shall not prohibit or purport to prohibit the Company in any way from complying with Section 5.2 of this Agreement or this Agreement or include any provision calling for an exclusive right to negotiate with the Company, the Company Board or their Representatives.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent Holdco, Parent and its Subsidiaries and any affiliates of the Company), directly or indirectly, relating to, in a single transaction or series of transactions, (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination, dissolution, joint venture, reorganization or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own more than 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the acquisition (including by tender offer or exchange offer or other transaction) or issuance by the Company to any Person or group of Persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company, or (c) the acquisition in any manner, directly or indirectly (including by sale, lease, exclusive license, mortgage, pledge or other transfer), of assets (including equity interests of Subsidiaries) or businesses that represent or constitute more than 20% of the consolidated revenues, EBITDA, net income or total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Action” means any claim, charge, hearing, complaint, demand, action, litigation, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding, in each case by or before a Governmental Entity, whether civil, criminal or administrative.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York or Munich, Germany.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (a) a written determination from CFIUS to the effect that the transactions contemplated by this Agreement do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.207, (b) a written determination from CFIUS to the effect that review or investigation of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns, or (c) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.503, CFIUS reports the transaction to the President of the United States and either (i) the President of the United States makes a decision not to suspend or prohibit such transaction pursuant to his authorities under the Exon-Florio Amendment, or (ii) the President of the United States has not taken any action within fifteen (15) days from the date he received the report from CFIUS.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other employment, consulting, change in control, retention, bonus, commission or other incentive compensation, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, retirement, vacation or other paid time-off, severance, termination, disability, death benefit, medical, dental, or other employee benefit or compensation plan, program, agreement or arrangement that the Company or any of its Subsidiaries sponsors, maintains or contributes to or is required to contribute to or in respect of which the Company or any of its Subsidiaries has any liability (contingent or otherwise), other than any Multiemployer Plan.

“Company Group” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries, and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.

“Company Indebtedness” means, as of the time of determination, without duplication, the aggregate positive amount (if any) equal to all of the Company Group’s outstanding obligations (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at or prior to the Closing) under the Existing Credit Facilities and Specified Indebtedness.

“Company Intellectual Property” means Intellectual Property owned or purported to be owned by, or exclusively licensed or purported to be exclusively licensed to, the Company and its Subsidiaries. For the avoidance of doubt, Company Intellectual Property includes Company Registered IP.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to, individually or in the aggregate, (1) have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”: (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which the Company and its Subsidiaries operate, or (B) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest, exchange rates or commodity prices, or deterioration in the credit markets generally; or (ii) any facts, circumstances, changes, events, occurrences or effects to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in GAAP or in accounting standards (or the enforcement or interpretation of any of the foregoing) after the date hereof, (B) entry into and consummation and performance of this Agreement and the transactions contemplated hereby and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, advertisers, distributors, partners, employees, regulators or other third parties, (C) acts of war (whether or not declared and whether or not political in nature) or any outbreak of hostilities, sabotage or terrorism (including cyber-attacks and computer hacking broadly affecting companies in the industry in which the Company and its Subsidiaries operate or the United States, international trade related matters and matters related to tariffs), or any escalation or worsening of any such acts of war (whether or not declared and whether or not political in nature), outbreak of hostilities, sabotage or terrorism (including cyber-attacks and computer hacking broadly affecting companies in the industry in which the Company and its Subsidiaries operate or the United States, international trade related matters and matters related to tariffs), in each case, arising after the date hereof, (D) weather, pandemics, earthquakes, hurricanes, tornados or natural disasters, (E) regulatory and political conditions or developments or the shutdown or furlough of any Governmental Entity arising after the date hereof, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent Holdco, Parent, Merger Sub or any of their respective Affiliates, (G) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company), or otherwise under the DGCL or other applicable Law, or other litigation arising out of or related to this Agreement or any of the transactions contemplated hereby, (H) actions or omissions of the Company or any of its Subsidiaries requested by Parent Holdco or Parent or required by or in compliance with this Agreement (excluding the requirement that the Company operate in the ordinary course of business), (I) any decline in the market price, or change in trading volume, of the Common Stock (or the volatility thereof) (it being understood that the underlying cause(s) of any such failure may be taken into consideration except to the extent otherwise excluded by this definition of “Company Material Adverse Effect”), (J) the effect of seasonal changes and patterns on the results of operations, business or financial condition of the Company and its Subsidiaries, or (K) any failure by the Company and its Subsidiaries to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and/or any failure by the Company and its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”), or (L) the non-renewal of the Contract set forth in Section 8.10(a) of the Company Disclosure Schedule (it being understood that the underlying cause(s) of any such failure may be taken into consideration except to the extent otherwise excluded by this definition of “Company Material Adverse Effect”); provided, that in the case of clauses (i) and (ii)(A), (C), (D) and (E), if such effect disproportionately affects the Company and its Subsidiaries, taken as a whole, compared to the effects on other companies in the industry in which the Company and its Subsidiaries operate then, to the extent not otherwise excluded from the definition of Company Material

Adverse Effect, only such incremental disproportionate effect or effects shall be taken into account in determining whether there has been a Company Material Adverse Effect or (2) prevent or materially delay, or would reasonably be expected to prevent or materially delay, the ability of the Company to consummate the transactions contemplated by this Agreement.

“Company Registered IP” means Registered IP filed in the name of, or owned by, Company or any of its Subsidiaries.

“Company Related Party” shall mean the Company and each of its affiliates and their and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Contract” means any note, bond, mortgage, indenture, lease, license, franchise, contract, agreement, commitment, or other legally binding obligation.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Financing Agreement.

“Deemed CFIUS Order” means CFIUS informs the parties to this Agreement in writing that CFIUS has unresolved national security concerns or has recommended or intends to recommend in a report that the President of the United States prohibit the transactions contemplated by this Agreement, in each case, following the parties’ withdrawal and resubmission of the CFIUS Filing one (1) time upon the expiration of the CFIUS investigation period (for the avoidance of doubt, in addition to the original CFIUS Filing filed by the parties to this Agreement).

“Divestiture Action” means, with respect to any Person, the sale, divesture, transfer, or other disposition of, holding separate (through the establishment of a trust or otherwise) of, or exclusive license of, or action that would prohibit such Person’s ability to hold or retain, any of such Person’s or its Affiliates’ assets, properties, product lines, products, operations, services, businesses or equity interests or other investments held by such Person in any other Person, or the forced sale, transfer or disposition by an investor of its direct or indirect investment in such Person or their respective Subsidiaries or Affiliates.

“Environmental Laws” means any Law relating to pollution, protection of the environment or natural resources, or human health and safety (as it relates to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at any relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at any relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means any Go-Shop Party (so long as such Go-Shop Party, together with all other members of any Go-Shop Party that is a group of Persons, if any, immediately prior to the No-Shop Period Start Date constitutes at least a majority of the equity financing at all times following the No-Shop Period Start Date and prior to the termination of this Agreement); provided, that such Go-Shop Party shall immediately cease to constitute an “Excluded Party” upon the earliest to occur of (a) the time that any such Go-Shop Party’s Acquisition Proposal is withdrawn, cancelled, terminated or otherwise expires and (b) in the case of any Go-Shop Party that is a group of Persons, the time that (i) the Persons in such group at the time such group submitted its initial Acquisition Proposal cease to constitute in the aggregate at least a majority of the equity financing (measured by each of voting power and value) of such group; provided, that the remainder of such equity financing is to be provided by Persons who themselves were Go-Shop Parties prior to the No-Shop Period Start Date, or (ii) any Person becomes a member of such group following the No-Shop Period Start Date in violation of the restrictions contained in Section 5.2(b).

“Existing Credit Facilities” means (i) that certain Term Loan Credit Agreement, dated as of July 18, 2016, among Global Brass and Copper, Inc., Global Brass and Copper Holdings, Inc., the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended by that certain Amendment No. 1 to Term Loan Credit Agreement, dated as of July 18, 2017 and as further amended by that certain Amendment No. 2 to Term Loan Credit Agreement, dated as of May 29, 2018), and (ii) that certain Credit Agreement dated as of July 18, 2016 among Global Brass and Copper, Inc., Global Brass and Copper Holdings, Inc., the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of July 18, 2017).

“Facility” means any real property owned, leased or operated by the Company or any of its Subsidiaries.

“Failure to Close” means a situation in which (i) the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (by the party entitled to the benefit thereof), other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been satisfied as of such date), (ii) the Company has notified Parent Holdco and Parent that it is, and stands, ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Parent Holdco, Parent and Merger Sub fail to consummate the Closing within five (5) Business Days thereafter.

“Financing Agreement” means the Loan Agreement, dated as April 8, 2019, between Wieland-Werke Aktiengesellschaft, as borrower, Baden-Wurttembergische Bank, unselbststandige Anstalt der Landesbank Baden-Wurttember, UniCredit Bank AG, as original lenders, and the other parties party thereto.

“Financing Sources” means the agents, arrangers and lenders party to the Financing Agreement.

“Financing Sources Related Parties” means the Financing Sources together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Government Bid” means any offer, quotation, bid or proposal made by the Company or any of its Subsidiaries to any Governmental Entity or any prime contractor which is outstanding as of the date of this Agreement and which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, individual task order, delivery order, purchase order or blanket purchase agreement or any other Contract, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Entity or (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, on the other hand. For purposes hereof, a task, purchase, delivery, change or work order under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it relates.

“Governmental Entity” means any federal, state, local or foreign government; any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local, foreign, international or supranational; and any mediator, arbitrator, or arbitral body or NYSE or other government, governmental authority or instrumentality or body entitled to exercise governmental administrative, judicial or legislative authority, domestic or foreign.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” or a “contaminant,” including petroleum and its by-products, asbestos, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all rights, title, and interests in and to the following: (a) patents and patent applications, and similar or equivalent rights in inventions (“Patents”); (b) trademarks, trade names, service marks, trade dress and other designations of origin (“Trademarks”); (c) trade secret and industrial secret rights, and rights in confidential information (“Trade Secrets”); (d) copyrights and any other rights in works of authorship (including software) and any related rights of authors (“Copyrights”); (e) rights in domain names, uniform resource locators and other names and locators associated with Internet addresses and sites (“Domain Names”); (f) applications for, registrations of, and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the any of the foregoing (as applicable); (g) rights of privacy and publicity; and (h) social media accounts and handles.

“Intervening Event” means a material favorable event, change, development, fact, effect or occurrence in the business of the Company and its Subsidiaries, taken as a whole, arising after the date of this Agreement, which is (i) unknown to, or not reasonably foreseeable by, the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable by the Company Board on the date of this Agreement, the consequences of which were not known or reasonably foreseeable by the Company Board on the date of this Agreement), and (ii) becomes known to or by the Company Board prior to the receipt of the Stockholder Approval; provided, that in no event shall (1) the receipt of an Acquisition Proposal or a Superior Proposal, (2) any development or change in the industry in which the Company and its Subsidiaries operate or conditions within the United States or other jurisdictions in which the Company and its Subsidiaries operate (in each case, except to the extent such development or change disproportionately affects the Company and its Subsidiaries), (3) any changes, in and of itself, in the market price or trading volume of the Shares (but not including the underlying cause thereof), or (4) the fact, in and of itself, that the Company exceeds internal or published projections (but not including the underlying cause thereof), in any such case, constitute or be taken into account in determining an Intervening Event.

“Knowledge” or any other similar knowledge qualification in this Agreement means (i) with respect to the Company, the actual knowledge of those Persons set forth in Section 8.10(a) of the Company Disclosure Schedule, and (ii) with respect to Parent Holdco or Parent, the actual knowledge of those Persons set forth in Section 8.10(a) of the Parent Disclosure Schedule.

“Law” means any Order or any federal, state, local, foreign, supranational or international law (including common law), statute or treaty, convention or ordinance, or any rule, regulation or legally binding guidance of any Governmental Entity (or under the authority of the NYSE or other stock exchange).

“Lien” means any charge, claim, equitable interest, lien, license, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, or similar restriction.

“Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the financial condition, business or results of operations of such relevant Person.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, charge, decision, quasi-judicial decision, judgment, ruling, directive, award or finding issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Parent Group” means (i) Parent Holdco and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent Holdco or its Subsidiaries, and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.

“Permitted Liens” means (i) any Lien for Taxes (A) not yet delinquent or (B) that are being contested in good faith and for which adequate reserves have been established by the Company in accordance with GAAP; (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to liabilities that are not yet due and payable or, if due, are not delinquent; (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, or (D) the existence of which would not constitute a default under, or breach of, any material Lease; (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, which are not violated in any material respect by the current use and operation of the Leased

Real Property and do not adversely affect the value of any Owned Real Property or Leased Real Property in any material respect; (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (v) Liens relating to intercompany borrowings among a Person and its wholly owned subsidiaries; (vi) utility easements, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar minor customary Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the applicable real property or otherwise materially impair the business operations of the Company and its Subsidiaries; and (vii) Liens to be released at or prior to Closing; and (viii) Liens that are not material to the Company and its Subsidiaries taken as a whole.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other employee representative body Governmental Entity or other entity of any kind or nature.

“Personal Data” means any information about an identifiable individual, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person.

“Privacy Law” means any Law relating to the collection, use, processing, retention, transfer, or disclosure of Personal Data.

“Privacy Policies” of any privacy policies setting forth the terms under which a business, collects, uses, discloses or stores any Personal Data.

“Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

“Registered IP” means all United States, international and foreign (i) Patents and Patent applications; (ii) registered Trademarks and applications to register Trademarks; (iii) registered Copyrights and applications for Copyright registration; (iv) registered Domain Names; and (v) any other Intellectual Property that is subject to any filing or recording with any state, provincial, federal, government or other public or quasi-public legal authority.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls, or (iii) actions having the purpose or effect of monopolization, restraint of trade or lessening of competition, excluding, for the avoidance of doubt, CFIUS.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, or dispersal into surface water, ground water, land surface, subsurface strata or ambient outdoor air.

“Representatives” in respect of a Person, means any of such Person’s directors, officers, employees, other Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software and databases, including object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (or, in the case of a partnership, a majority of the general partnership interests) is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that the Company Board has determined in its good faith judgment, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and other aspects of such Acquisition Proposal and this Agreement that the Company Board in good faith deems relevant, to be more favorable from a financial point of view to the holders of Shares than the transactions contemplated by this Agreement (including, if applicable, any revisions to this Agreement made or proposed in writing by Parent Holdco, Parent and Merger Sub in accordance with Section 5.2 prior to the time of determination to which Parent Holdco, Parent and Merger Sub has committed in writing) and; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“System” or “Systems” means all Software, hardware, networks, databases, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services used or held for use by the Company or any of its Subsidiaries, including any outsourced systems and services, that are owned or used by the Company or any of its Subsidiaries.

“Tax” (including, with correlative meaning, the term “Taxes”) means (a) all federal, state, local or foreign income, profits, franchise, gross receipts, net worth, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, real or personal property, property (real, tangible, or intangible), withholding, excise, production, value added, goods and services, custom duty, transfer, license, occupation, premium, windfall profits, social security (or similar), registration, alternative or add-on minimum, estimated, occupancy, and other taxes, or other like assessment or charge of any kind imposed by any Governmental Entity, and (b) any interest, penalties and additions with respect to any of the foregoing.

“Tax Return” means all returns, reports, elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents including any amendment thereof and any attachment thereto required to be filed with any Governmental Entity with respect to Taxes.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), Systems, integrated circuits and integrated circuit masks, equipment, and all other forms of technology and business materials, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Fee” means an amount equal to $39,952,535; provided, that the Termination Fee shall be equal to $19,976,267 in the event that this Agreement is terminated by the Company prior to the Cut-off Time pursuant to Section 7.3(a) in order to enter into a definitive agreement with an Excluded Party with respect to a Superior Proposal.

“Willful Breach” means (i) a breach that is the result of a willful or intentional act or failure to act or an action or omission taken or omitted to be taken that the breaching party takes (or fails to take) and knows would, or would reasonably be expected to, cause a material breach of this Agreement or (ii) a Failure to Close.

(b)   Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “date hereof” and “date of this Agreement” shall be deemed to refer to April 9, 2019. The word “will” shall be construed to have the same meaning as the word “shall.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this

Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, Contract, instrument or statute defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such agreement, Contract, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or Contracts or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All references to dollar amounts in this Agreement shall be references to U.S. dollars unless otherwise expressly set forth herein.

Section 8.11.   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12.   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Parent Holdco of any of its obligations under this Agreement. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 8.13.   Headings. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 8.14.   Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

GLOBAL BRASS AND COPPER HOLDINGS, INC.

By:	/s/

WIELAND-WERKE AKTIENGESELLSCHAFT

By:	/s/

By:	/s/

ELEPHANT ACQUISITION CORP.

By:	/s/

By:	/s/

WIELAND HOLDINGS, INC.

By:	/s/

By:	/s/

Annex B

April 9, 2019

The Board of Directors
Global Brass and Copper Holdings, Inc.
475 N. Martingale Road, Suite 1200
Schaumburg, IL 60173

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Global Brass and Copper Holdings, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Wieland Holdings, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of April 9, 2019 (the “Agreement”), by and among the Acquiror, its subsidiary Elephant Acquisition Corp. (“Merger Sub”), the Company, and Wieland-Werke AG (“Parent”), Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned, indirect subsidiary of Parent, and each outstanding share of Company Common Stock, other than (i) shares of Company Common Stock held in treasury or owned by the Acquiror or by any wholly owned subsidiary of either the Company or the Acquiror and (ii) Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $44.00 per share in cash (the “Consideration”), without interest thereon.

In connection with preparing our opinion, we have (i) reviewed a draft dated April 8, 2019 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror, Parent and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by

B-1

advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror or any of its subsidiaries. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s credit facility which closed in May 2018. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

F368059

B-2

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

GLOBAL Brass and Copper Holdings, Inc.

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The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com

GLOBAL BRASS AND COPPER HOLDINGS, INC.
Special Meeting of Stockholders
July 9, 2019 10:00 AM CT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints John J. Wasz and Christopher J. Kodosky, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Global Brass and Copper Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the Company to be held on July 9, 2019 at 10:00 AM CT or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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